Filed pursuant to Rule 424(b)(3)
Registration No. 333-133095

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September 13, 2006

Prospectus Supplement

September    , 2006

(To Prospectus dated August 8, 2006)

$400,000,000

The PMI Group, Inc.

$250,000,000             % Senior Notes due 2016

$150,000,000             % Senior Notes due 2036

The PMI Group, Inc. is offering $250,000,000 of its             % senior notes due 2016 (the “2016 notes”) and $150,000,000 of its             % senior notes due 2036 (the “2036 notes”, and together with the 2016 notes, the “senior notes”).

The 2016 notes will bear interest at a rate of             % per year and the 2036 notes will bear interest at a rate of             % per year. The PMI Group will pay interest semi-annually in arrears on the senior notes on              and              of each year, beginning on             , 2007. Interest on the senior notes will accrue from September             , 2006.

The 2016 notes will mature on             , 2016 and the 2036 notes will mature on             , 2036. The PMI Group may redeem the senior notes in whole at any time or in part from time to time at the make-whole redemption price described under “Description of the Senior Notes—Make-Whole Redemption”.

The senior notes are senior unsecured obligations of The PMI Group and rank equally with all of its other existing and future senior unsecured indebtedness. The senior notes will not be listed on any national securities exchange or any automated dealer quotation system.

Investing in the senior notes involves risks. See “ Risk Factors” beginning on page S-9 of this prospectus supplement.

Per 2016 Note	Total for 2016 Notes	Per 2036 Note	Total for 2036 Notes
Public offering price (1)%	$	%	$
Underwriting discount %	$	%	$
Proceeds to The PMI Group, Inc., before expenses (1)%	$	%	$

(1) Plus accrued interest, if any, from September    , 2006, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The senior notes will be delivered through the book-entry facilities of The Depository Trust Company on or about September    , 2006.

Sole Book-Running Manager

Banc of America Securities LLC

Senior Co-Managers

Lehman Brothers	Goldman, Sachs & Co.

Co-Managers

Citigroup	SunTrust Robinson Humphrey	Wachovia Securities

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus. The information contained in this prospectus supplement supplements and supersedes any inconsistent information contained in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and, except as stated above, in the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement is accurate as of the date on the front of this prospectus supplement only. Our business, prospects and consolidated financial condition and results of operations may have changed since that date.

Information contained on our web site does not constitute part of this prospectus supplement.

The PMI Group, Inc., our logo and other trademarks mentioned in this prospectus supplement are the property of their respective owners.

Prospectus Supplement

i

SUMMARY

The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, included elsewhere in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. You should carefully read this entire prospectus supplement, including the section entitled “Risk Factors”, the accompanying prospectus and the documents we have incorporated by reference, before making a decision to invest in the senior notes.

The PMI Group, Inc.

The PMI Group, Inc., or The PMI Group, is a global provider of credit enhancement products that promote homeownership and the provision of services essential to the building of strong communities. Our business includes:

•	U.S. Mortgage Insurance Operations. We offer mortgage insurance products in the United States that enable borrowers to buy homes with low down-payment mortgages. Our primary operating subsidiary, PMI Mortgage Insurance Co., including its affiliated U.S. mortgage insurance and reinsurance companies, collectively referred to as PMI, is a leading U.S. residential mortgage insurer. PMI owns 50% of CMG Mortgage Insurance Company, which offers mortgage insurance for loans originated by credit unions. PMI’s insurer financial strength is currently rated “AA” by Standard & Poor’s, or S&P, “AA+” by Fitch Ratings, or Fitch, and “Aa2” by Moody’s Investors Service, or Moody’s.

•	International Operations. We offer mortgage insurance and other credit enhancement products in Australia, New Zealand, Europe and Hong Kong. Through our Australian subsidiaries, we are one of the leading providers of mortgage insurance in Australia and New Zealand. Our European subsidiary, headquartered in Dublin, Ireland, offers mortgage insurance and mortgage credit enhancement products throughout Europe. We also reinsure residential mortgage insurance in Hong Kong. Our main Australian and European subsidiaries are both rated “AA” by S&P and Fitch. These Australian and European subsidiaries are also rated “Aa2” and “Aa3”, respectively, by Moody’s.

•	Financial Guaranty. We are the lead investor in FGIC Corporation, whose subsidiary, Financial Guaranty Insurance Company, collectively referred to as FGIC, provides financial guaranty insurance for public finance, structured finance and international obligations. FGIC is rated “AAA” by S&P and Fitch, and “Aaa” by Moody’s. We also have a significant interest in RAM Reinsurance Company, Ltd., or RAM Re, a financial guaranty reinsurance company based in Bermuda. RAM Re is rated “AAA” by S&P and “Aa3” by Moody’s.

Our consolidated net income was $409.2 million for the year ended December 31, 2005 and $215.0 million for the six months ended June 30, 2006. As of June 30, 2006, our consolidated total assets were $5.3 billion and our consolidated shareholders’ equity was $3.3 billion.

We were incorporated under the laws of Delaware in 1972, our principal executive offices are located at 3003 Oak Road, Walnut Creek, California 94597-2098, and our telephone number is (925) 658-7878.

Our Strategy

Our goal is to be a global provider of credit enhancement products across multiple asset and risk classes, by focusing on our core domestic and international mortgage insurance businesses and our financial guaranty business through our investment in FGIC and RAM Re.

We seek to achieve this goal through the following strategies:

•	Continuing to expand our business domestically and internationally by leveraging our core competencies. We intend to operate globally and provide credit enhancement products across a broad spectrum of asset and risk classes. We intend to continue to utilize skills developed in our primary operating segment to improve our products, customer relations and systems in our other segments.

•	Diversifying our business of domestic and international credit enhancement products and services. We seek to continue to diversify our product offerings beyond mortgage insurance as well as to expand our mortgage insurance product offerings. While expanding our mortgage insurance and credit enhancement products domestically and internationally, we intend to provide mortgage insurance products to meet customer demand and leverage our strategic investments in financial guaranty to increase diversification of our business. Our U.S. mortgage insurance business has historically produced the majority of our net income and we expect that to continue for the foreseeable future. Through the first six months of 2006, our U.S. mortgage insurance contributed $142.3 million of the consolidated net income of $215.0 million, or 66.2%. We believe investments in our non-mortgage insurance business could contribute an increasing percentage of our net income over the next few years.

•	Maintaining an organizational structure that allows for the efficient use of our capital. We intend to manage our capital efficiently, which may include the formation of new entities with various ratings and licenses. We continually monitor rating agency capital adequacy requirements to appropriately deploy capital resources and evaluate efficient structures for existing and new product offerings.

•	Leveraging our operational experience to maintain risk management discipline. Through our seasoned and experienced management team, which has been exposed to numerous credit and market cycles, we strive to maintain a disciplined risk management strategy with a goal of achieving appropriate claim and loss levels in our insurance businesses.

•	Increasing efficiency and connectivity with our customers and continuing to develop and improve our loss mitigation systems and capabilities. We have developed, both independently and in tandem with our customers, information management and connectivity systems that support risk analysis and loss mitigation techniques. We also continue to focus on expense management with evaluation of cost-savings initiatives throughout all business lines. PMI provides automated mortgage insurance origination, as well as default reporting services, claims documentation processing technologies and policy servicing tools.

Mortgage Insurance Industry Overview

PMI provides residential mortgage insurance to mortgage lenders, capital market participants and investors throughout the United States. Residential mortgage insurance protects mortgage lenders, and subsequent holders of insured mortgage loans, in the event of borrower default, by reducing and, in some instances, eliminating the resulting loss to the insured institution. By mitigating default risk, residential mortgage insurance facilitates the origination of “low down-payment mortgages,” generally mortgages with down-payments of less than 20% of the homes’ values. Mortgage insurance also assists financial institutions in reducing the capital they are required to hold against low down-payment mortgages, providing liquidity, and facilitating the sale of low down-payment mortgage loans in the secondary mortgage market.

Traditionally, residential mortgage insurance has provided first loss protection on loans held by portfolio lenders and insured loans sold to Fannie Mae and Freddie Mac, or the GSEs. Mortgage insurance has become increasingly important as a first loss and second layer, or mezzanine loss, form of credit enhancement of mortgage-backed securities issued by capital market participants other than the GSEs. In mortgage-backed securities transactions, mortgage insurance competes, in nearly all instances, with an issuer’s alternative of foregoing credit enhancement and paying a higher interest rate. If the interest savings from insurance are not greater than the cost of insurance, an issuer will generally choose to issue securities without credit enhancement. Accordingly, credit spreads—the difference in interest cost for issuers under different credit rating scenarios—are a significant factor in an issuer’s determination of whether to seek credit enhancement. As credit spreads tighten, the likelihood that an issuer will choose to issue securities without credit enhancement increases.

The U.S. private mortgage insurance industry consists of eight active mortgage insurers, or MIs, including PMI and CMG Mortgage Insurance Company, a joint venture equally owned by PMI and CUNA Mutual Investment Corporation. The substantial majority of mortgage insurance policies are held by the GSEs. The GSEs are required by statute to use either mortgage insurance, recourse or participation as credit enhancement when purchasing loans. In order to be eligible to insure loans sold to the GSEs, MIs must maintain at least two of the following three ratings: “AA-” by S&P or Fitch or “Aa3” by Moody’s. MIs must be highly rated to participate in capital market transactions. MIs are required by state insurance laws, among other things, to be monoline, carry large statutory reserves for ten years or more and submit to regular examinations. MIs compete for business with capital market participants, mortgage lenders and the GSEs.

Our mortgage insurance subsidiaries, as well as the insurance subsidiaries of FGIC and RAM Re, are subject to various federal laws as well as comprehensive, detailed regulation by the insurance departments of the various states and international jurisdictions in which they are licensed to transact business.

Our international mortgage insurance and credit enhancement operations include our operations in Australia and New Zealand, the European Union and Hong Kong:

•	Australia and New Zealand. Australian mortgage insurance, known as “lenders mortgage insurance,” or LMI, is characterized by single premiums and coverage of 100% of the loan amount. Lenders usually collect the single premium from a prospective borrower and remit the amount to PMI Australia as the mortgage insurer. In Australia, an active securitization market exists due in part to the relative absence of government sponsorship of the mortgage market.

•	Europe. PMI Europe currently offers capital markets products, reinsurance and primary insurance, all of which are related to credit default risk on residential mortgage loans. Capital markets products are designed to support secondary market transactions, notably credit-linked notes, mortgage-backed securities or synthetic securities transactions (principally, credit default swap transactions). PMI Europe offers reinsurance coverage to both captive insurers and financial guaranty companies. PMI Europe’s primary insurance products are similar to those products offered in the U.S., Australia and New Zealand.

•	Hong Kong. PMI Asia reinsures mortgage insurance in Hong Kong. Its principal reinsurance agreement is with the Hong Kong Mortgage Corporation, a public sector entity created to add liquidity to the Hong Kong residential mortgage market.

Financial Guaranty Industry Overview

We are the largest shareholder of FGIC Corporation, with a common equity ownership interest of 42.0%. FGIC Corporation is the parent company of Financial Guaranty Insurance Company, which is primarily engaged in the business of providing financial guaranty insurance for public finance, structured finance and international obligations. We also hold approximately 23.7% of RAM Holdings, the parent company of RAM Re. RAM Re is a Bermuda-based financial guaranty reinsurance company that provides reinsurance to primary financial guarantor companies that market credit enhancement of debt securities through insurance on scheduled payments on an issuer’s obligations.

Financial guaranty insurance generally provides an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest from an obligor when due. If the issuer of an insured obligation cannot make the scheduled debt service payment, the financial guarantor would assume this responsibility as and when due.

Financial guaranty insurance lowers an issuer’s cost of borrowing when the insurance premium is less than the value of the spread between the yield on the insured obligation (carrying the credit rating of the insurer) and the yield on the obligation if sold on the basis of its uninsured credit rating. Financial guaranty insurance also increases the marketability of obligations issued by infrequent or unknown issuers or obligations with complex structures. Investors benefit from increased liquidity in the secondary market, reduced exposure to price volatility caused by changes in the credit quality of the underlying insured issue, and added protection against loss in the event of the obligor’s default on its obligation.

FGIC is primarily engaged in the business of providing financial guaranty insurance for public finance, structured finance and international obligations. The U.S. public finance market includes municipal general obligation bonds supported by the issuer’s taxing power and special revenue bonds and other obligations of state and local governments supported by the issuer’s ability to impose and collect fees and charges for specific public services or projects. Most structured finance obligations are secured by, or represent interests in, diverse pools of specific assets, such as residential mortgage loans, auto loans, credit card receivables, other consumer receivables, corporate loans or bonds, small business loans, and commercial real estate loans. Issuers are increasingly using financial guaranty products outside of the United States, particularly in markets throughout Western Europe. Beginning in late 2004, FGIC, primarily through its United Kingdom subsidiary, has insured obligations in the international finance markets. RAM Re’s insured portfolio consists primarily of municipal securities and structured products, principally asset-backed securities.

The financial guaranty industry is highly competitive. FGIC’s principal competitors are three major triple-A rated financial guaranty insurance companies, two smaller triple-A rated financial guaranty insurance companies, and one split-rated financial guaranty insurance company. Banks, multiline insurers and reinsurers represent additional participants in the market. Financial guaranty insurance competes with other forms of credit enhancement, including senior-subordinate structures and letters of credit issued by other financial institutions. Senior subordinated structures in the mortgage-backed sector reduce the number of transactions eligible for insurance. As is the case with mortgage insurance, financial guaranty insurance also competes, in nearly all instances, with an issuer’s alternative of foregoing credit enhancement and paying a higher interest rate. Accordingly, as credit spreads tighten, the likelihood that an issuer will choose to issue bonds without credit enhancement increases.

Recent Developments

On July 21, 2006, we announced that our board of directors authorized a $400 million common stock buyback program. The $400 million share repurchase authorization is designed to address the additional common shares we will issue on November 15, 2006 under the terms of our 5 7/8% Hybrid Income Term Security Units. On August 24, 2006, we announced that we entered into an accelerated stock buyback program with Goldman, Sachs & Co., or Goldman Sachs. Under the terms of the agreement, we will purchase shares of our common stock from Goldman Sachs for an aggregate purchase price of up to $345 million. Until conclusion of the program in April 2007 (which may in certain circumstances be accelerated), the total number of common shares to be purchased cannot be determined. We are acquiring these common shares as part of the $400 million share repurchase program.

The number of common shares to be repurchased under the accelerated stock buyback program generally will be based on the volume weighted average share price of our common stock during the term of the program. The program is subject to collar provisions that will establish minimum and maximum numbers of common shares based on the volume weighted average share price over an initial hedge period. The minimum and maximum number of common shares that we will repurchase pursuant to the program as well as the aggregate purchase price will not be known until the conclusion of the hedge period, which is expected to occur during the third quarter of 2006.

We have also entered into a bridge loan credit agreement with an affiliate of Goldman Sachs pursuant to which we borrowed $345 million to fund the purchase of the common shares pursuant to the accelerated stock buyback program. Amounts borrowed under the bridge loan credit agreement must be repaid no later than November 22, 2006, subject to prepayment in certain instances. We expect to prepay such amounts on November 16, 2006, which is the business day following the purchase contract settlement date with respect to our 5 7/8% Hybrid Income Term Security Units.

In August 2006, we completed the remarketing of approximately $345 million of senior notes maturing in November 2008, which we refer to as the 5.568% senior notes. As a result of the remarketing, the annual interest rate on the 5.568% senior notes was reset to 5.568% per annum, paid quarterly, effective from and including August 15, 2006. In connection with the remarketing, we purchased and cancelled $300 million of the 5.568% senior notes, leaving $45 million of the senior notes outstanding after completion of the remarketing.

Separately, in August 2006, we completed an exchange offer pursuant to which we offered to exchange our existing 2.50% senior convertible debentures due 2021, which we refer to as our old debentures, for new 2.50% senior convertible debentures, which we refer to as our new debentures, in a like principal amount plus an exchange fee. Following the exchange offer, we have $341,478,000 of our new debentures outstanding and $18,414,000 of our old debentures outstanding. The purpose of the exchange offer was to change certain of the terms of the old debentures, including the addition of a net share settlement feature. The net share settlement feature allows us to satisfy our obligation due upon conversion to holders of the new debentures in cash for a portion of the conversion obligation. Debentures or portions of debentures called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date.

Following consummation of this offering of senior notes, we intend to call for redemption all of the outstanding new and old debentures. This statement of intent does not constitute a notice of redemption under the indentures governing the old and new debentures.

Selected Consolidated Financial Data

The following table presents our selected consolidated financial and operating data. The information set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our annual report on Form 10-K for the year ended December 31, 2005, as amended, and our quarterly reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, incorporated by reference in this prospectus supplement. The consolidated statements of operations data set forth below for the years ended December 31, 2005, 2004 and 2003 and the consolidated balance sheets data as of December 31, 2005 and 2004 are derived from our audited consolidated financial statements that are incorporated by reference in this prospectus supplement. The consolidated statements of operations data for the years ended December 31, 2002 and 2001 and the consolidated balance sheet data as of December 31, 2003, 2002 and 2001 are derived from our audited consolidated financial statements not incorporated by reference in this prospectus supplement.

The consolidated financial data set forth below as of June 30, 2006 and 2005 and for the six months ended June 30, 2006 and 2005 are derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement and, in the opinion of our management, include all adjustments, consisting only of normal recurring accruals, that are necessary for a fair presentation of our consolidated financial position at those dates and results of operations for those periods. The historical financial information may not be indicative of our future performance.

	Six Months Ended June 30,		As of and for the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share data or otherwise noted)
Summary of Consolidated Operations
Net premiums written	$413,719	$393,507	$845,689	$771,362	$876,001	$691,607	$600,288

Premiums earned	$419,883	$405,975	$817,602	$770,399	$696,928	$676,857	$597,221
Net investment income	95,882	89,537	179,463	168,609	149,779	120,581	129,773
Equity in earnings from unconsolidated subsidiaries	59,913	53,494	97,885	83,554	4,597	44,225	18,788
Net realized investment gains	896	2,224	2,050	2,621	84	1,329	11
Realized capital loss on equity investment held for sale	—	—	—	(20,420)	—	—	—
Other income	10,722	11,787	20,783	33,473	40,333	39,126	28,643

Total revenues	587,296	563,017	1,117,783	1,038,236	891,721	882,118	774,436

Losses and loss adjustment expenses	132,800	131,717	257,779	237,282	209,088	157,575	108,830
Amortization of deferred policy acquisition costs	34,781	39,252	74,387	85,216	89,327	83,416	81,782
Other underwriting and operating expenses	113,392	100,062	213,649	204,695	175,693	144,877	128,730
Lease abandonment and relocation costs	—	—	—	—	—	12,183	—
Litigation settlement (refund) charge	—	—	—	(2,574)	—	12,222	—
Interest expense	16,246	18,025	31,137	34,626	20,815	17,654	15,218
Distributions on mandatorily redeemable preferred securities	—	—	—	—	3,676	4,030	7,604

Total losses and expenses	297,219	289,056	576,952	559,245	498,599	431,957	342,164

Income from continuing operations before income taxes	290,077	273,961	540,831	478,991	393,122	450,161	432,272
Income taxes from continuing operations	75,114	68,218	131,662	112,459	118,814	124,545	129,655

Income from continuing operations after income taxes	214,963	205,743	409,169	366,532	274,308	325,616	302,617

Income from discontinued operations before income taxes	—	—	—	5,756	26,893	20,628	14,694
Income taxes from discontinued operations	—	—	—	1,958	7,186	7,199	5,294

Income from discontinued operations after income taxes	—	—	—	3,798	19,707	13,429	9,400

	Six Months Ended June 30,		As of and for the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share data or otherwise noted)
Gain on sale of discontinued operations, net of income taxes of $16,536	—	—	—	29,003	—	—	—
Income before extraordinary items and cumulative effect of a change in accounting principle	214,963	205,743	409,169	399,333	294,015	339,045	312,017
Extraordinary gain on write-off of negative goodwill, net of income taxes of $408	—		—	—	5,418	—	—
Extraordinary loss on early extinguishment of debt, net of income tax benefit of $2,588	—	—	—	—	—	—	(4,805)
Cumulative effect of a change in accounting principle	—	—	—	—	—	7,172	—

Net income	$214,963	$205,743	$409,169	$399,333	$299,433	$346,217	$307,212

Tax rate for continuing operations	25.9%	24.9%	24.3%	23.5%	30.2%	27.7%	30.0%

Consolidated Balance Sheet Data
Total assets	$5,313,466	$5,241,307	$5,254,136	$5,145,967	$4,794,289	$3,517,049	$2,989,952
Reserve for losses and loss adjustment expenses	$384,605	$364,412	$368,841	$364,847	$346,939	$333,569	$303,816
Long-term debt	$819,529	$819,529	$819,529	$819,529	$819,543	$422,950	$422,950
Mandatorily redeemable preferred securities	$—	$—	$—	$—	$—	$48,500	$48,500
Shareholders’ Equity	$3,293,967	$3,237,954	$3,230,790	$3,137,755	$2,784,029	$2,193,833	$1,786,688
Return on equity (1)	12.9%	12.8%	12.7%	13.4%	12.3%	17.1%	18.5%

Shares Outstanding (2) (in thousands)
Basic at period end	86,442	91,761	88,713	94,025	95,162	89,943	89,163
Basic weighted-average	88,695	93,370	91,738	95,452	89,915	89,843	88,887
Diluted weighted-average	98,210	103,246	101,620	105,231	99,198	99,533	94,421

Per Share Data (2)
Book value	$38.11	$35.29	$36.42	$33.37	$29.26	$24.39	$20.04
Basic net income	$2.42	$2.20	$4.46	$4.18	$3.33	$3.85	$3.46
Diluted net income	$2.23	$2.03	$4.10	$3.87	$3.09	$3.55	$3.28
Cash dividend declared	$0.11	$0.09	$0.20	$0.17	$0.13	$0.10	$0.08

(1) Return on equity for the six months ended June 30, 2006 and 2005 is calculated using an average of the six months ending balances of shareholders’ equity for the respective period. Return on equity is calculated using an average of the twelve months ending balances of shareholders’ equity for the respective calendar year.

(2) Share data has been split-adjusted. In accordance with Emerging Issues Task Force No. 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share, diluted earnings per share data have been retroactively adjusted from 2001 forward to reflect the dilutive effects of contingently convertible instruments issued by The PMI Group in 2001. As a result of the August 2006 exchange offer relating to our 2.50% senior convertible debentures due 2021 in which we issued new 2.50% senior convertible debentures due 2021 having a net share settlement feature, the dilutive effect of our contingently convertible debentures has been limited with respect to the new debentures beginning on August 16, 2006. Following the exchange offer, we have $341,478,000 of our new debentures outstanding and $18,414,000 of our old debentures outstanding. See “—Recent Developments”.

The Senior Notes

Issuer	The PMI Group, Inc., a Delaware corporation.

Maturity	The 2016 notes will mature on , 2016. The 2036 notes will mature on , 2036.

Interest Payment Dates	and of each year, beginning on , 2007.

Interest	The 2016 notes will bear interest at a rate of % per year and the 2036 notes will bear interest at a rate of % per year.

Ranking	The senior notes are senior debt securities that are The PMI Group’s direct, unsecured obligations and rank without preference or priority among themselves and equally with all of its existing and future unsecured senior indebtedness. See the section of this prospectus supplement entitled “Description of the Senior Notes—General”.

Redemption	The PMI Group may redeem the senior notes in whole at any time or in part from time to time at the make-whole redemption price described under “Description of the Senior Notes—Make-Whole Redemption”.

Covenants	The indenture governing the senior notes does not contain provisions that afford holders of the senior notes protection in the event The PMI Group is involved in a highly leveraged transaction or other similar transaction that may adversely affect those holders. The indenture does not limit the ability of The PMI Group or any of its subsidiaries to issue or incur other unsecured debt or issue preferred stock.

Sinking Fund	None.

Use of Proceeds	We intend to use a portion of the net proceeds from this offering to fund the redemption and any related cash conversions of our 2.50% senior convertible debentures due 2021. We expect to use any remaining proceeds from this offering not applied to fund the redemption of the debentures or any related cash conversions for working capital and general corporate purposes. See “Use of Proceeds”.

Listing	The senior notes will not be listed on any national securities exchange or automated dealer quotation system.

Trustee, Registrar and Paying Agent	The Bank of New York Trust Company, N.A.

RISK FACTORS

You should carefully consider the risks described below with the other information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference before purchasing any of the senior notes. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, consolidated financial condition or results of operations could be materially and adversely affected. In that case the trading prices of the senior notes could decline substantially.

Risks Relating to the Senior Notes

An active trading market for the senior notes may not develop.

There is currently no public market for the senior notes. We do not plan to list the senior notes on any national securities exchange or automated dealer quotation system and, consequently, an active trading market for the senior notes may not develop.

If the senior notes are traded, future trading prices will depend on prevailing interest rates, the liquidity of any trading market in the senior notes, the market price quoted for the senior notes and similar securities, prevailing interest rates and our financial performance and prospects, among other things.

We cannot be sure that any market for the senior notes will develop, or if one does develop that it will be sustained. If any active market for the senior notes fails to develop or be sustained, the liquidity and trading price of the senior notes could be harmed.

The PMI Group could enter into various transactions that could increase the amount of its outstanding indebtedness, or adversely affect its capital structure or credit ratings, or otherwise adversely affect holders of the senior notes.

The indenture governing the senior notes does not generally prevent The PMI Group from entering into a variety of acquisition, change of control, refinancing, recapitalization or other highly leveraged transactions. As a result, The PMI Group could enter into any transaction even though the transaction could increase the total amount of its outstanding indebtedness, adversely affect its capital structure or credit ratings or otherwise adversely affect the holders of the senior notes.

The PMI Group is a holding company with no significant business operations of its own, and as a result, its obligations under the senior notes will be effectively subordinated to the liabilities of its subsidiaries.

The PMI Group is a holding company and conducts all of its business operations through its subsidiaries. As a result, its obligations, including payment obligations on the senior notes, depend upon its subsidiaries’ cash flow and payments of funds to it by its subsidiaries. The PMI Group’s subsidiaries are not obligated to make funds available to it for payment on the senior notes or otherwise. Its subsidiaries’ ability to make any payments will depend on their earnings, ratings, the terms of their indebtedness, business and tax considerations and legal restrictions.

The senior notes are effectively subordinated to all existing and future indebtedness or other obligations of The PMI Group’s subsidiaries, including liabilities to policyholders and to the creditors of its operating subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to The PMI Group as a shareholder or otherwise so that The PMI Group can meet its obligations under the senior notes.

The PMI Group may be unable to meet its obligations with respect to the senior notes because of significant restrictions on the abilities of its subsidiaries to pay dividends to it.

At maturity, the entire outstanding principal amount of the senior notes then outstanding will become due and payable by The PMI Group. At maturity, The PMI Group may not have sufficient funds to pay the principal amount due. If The PMI Group does not have sufficient funds on hand or available to it through the declaration and payment of dividends by its subsidiaries, it will need to seek additional financing to obtain the cash due upon maturity of the senior notes. Additional financing may not be available to The PMI Group in the amounts necessary. The PMI Group’s ability to meet its obligations to you will depend in large part on the earnings of its respective subsidiaries and the payment of those earnings to it, in the form of dividends, loans or advances and through repayment of loans or advances from it.

PMI’s ability to pay dividends or make distributions or returns of capital to The PMI Group is affected by state insurance laws, credit agreements, rating agencies, the discretion of insurance regulatory authorities, the terms of a runoff support agreement with Allstate Insurance Company, or Allstate, and capital support agreements with its subsidiaries. The laws of Arizona, the state of PMI’s domicile for insurance regulatory purposes, provide that PMI may pay out of any available surplus account, without prior approval of the Director of the Arizona Department of Insurance, dividends during any 12-month period not to exceed the lesser of 10% of policyholders’ surplus as of the preceding year end or the last calendar year’s net investment income. To pay dividends in excess of that amount, PMI must obtain the prior approval of the Director. In addition to Arizona, other states may limit or restrict PMI’s ability to pay shareholder dividends. For example, California and New York prohibit mortgage insurers from declaring dividends except from undivided profits remaining above the aggregate of their paid-in capital, paid-in surplus and contingency reserves. Under Arizona law, PMI would be permitted to pay dividends to The PMI Group of $51.1 million in 2006 without prior approval of the Arizona Director of Insurance provided that any such dividends are paid after the first anniversary of PMI’s 2005 dividends, the final installment of which was paid in December 2005. In June 2006, the Arizona Director of Insurance approved an extraordinary dividend of $250 million to be paid by PMI to The PMI Group.

It is possible that Arizona will adopt revised statutory provisions or interpretations of existing statutory provisions that will be more or less restrictive than those described above or will otherwise take actions that may further restrict the ability of PMI to pay dividends or make distributions or returns of capital.

PMI’s ability to pay dividends or make distributions or returns of capital to The PMI Group is also affected by the terms of a runoff support agreement with Allstate and PMI’s capital support agreements. The runoff support agreement with Allstate prohibits PMI from paying any dividends if, after the payment of the dividend, PMI’s risk-to-capital ratio would equal or exceed 23 to 1. In addition, PMI has entered into capital support agreements with its European and Australian subsidiaries that could require PMI to make additional capital contributions to those subsidiaries in order to maintain their credit ratings. The PMI Group has guaranteed the performance of PMI’s capital support obligations under those agreements. The PMI Group may also guarantee the performance of PMI’s capital support obligations under similar agreements that it may enter into in the future. If PMI is required to make additional capital contributions to those subsidiaries, then the funds available for dividends, distributions and returns of capital to The PMI Group will be reduced.

In addition to its consolidated subsidiaries, The PMI Group may in the future derive funds from its unconsolidated equity investments, including its investment in FGIC Corporation, which is the parent corporation of Financial Guaranty Insurance Company. FGIC Corporation’s ability to pay dividends is subject to restrictions contained in applicable state insurance laws and regulations, FGIC Corporation’s certificate of incorporation, a stockholder agreement between The PMI Group and the other investors in FGIC Corporation, and its 6.0% senior notes.

Any future borrowing arrangements or agreements to which The PMI Group becomes a party may contain restrictions on, or prohibitions against, The PMI Group’s repayment of the senior notes. In the event that the maturity date occurs at a time when The PMI Group is prohibited from repaying the senior notes, The PMI Group could attempt to obtain the consent of the lenders under those arrangements to repay the senior notes or could attempt to refinance the borrowings that contain the restrictions. If The PMI Group does not obtain the necessary consents or refinance these borrowings, it will be unable to repay the senior notes.

Risks Relating to Our Business

If the volume of low down-payment home mortgage originations declines or if the number of mortgage loans originated that may be purchased by the GSEs declines, the amount of insurance that PMI writes could decrease, which could result in a decrease of our future revenue.

A decline in the volume of low down-payment mortgage originations could reduce the demand for private mortgage insurance and consequently, our revenues. The volume of low down payment mortgage originations is affected by, among other factors:

•	the level of home mortgage interest rates;

•	domestic economy and regional economic conditions;

•	consumer confidence; housing affordability;

•	the rate of household formation;

•	the rate of home price appreciation, which in times of heavy refinancing affects whether refinance loans have loan-to-value ratios that require private mortgage insurance; and

•	government housing policy.

Fannie Mae and Freddie Mac, or the GSEs, are the principal beneficiaries of PMI’s mortgage insurance policies and a decline in the number of low down payment mortgage loans originated that are purchased or securitized by the GSEs could adversely affect PMI’s revenues. The GSEs have lost market share in 2004 and 2005 due in part to a higher percentage of adjustable rate mortgages, which we refer to as ARMs, and reduced documentation loans originated in 2004 and 2005. Such loans are generally either retained by loan originators and not sold to the GSEs or are placed in mortgage-backed securities that are privately issued and not guaranteed by the GSEs.

If interest rates decline, home values increase or mortgage insurance cancellation requirements change, the length of time that PMI’s policies remain in force and our revenues could decline.

A significant percentage of the premiums PMI earns each year is generated from insurance policies written in previous years. As a result, a decrease in the length of time that PMI’s policies remain in force could cause our revenues to decline. Factors that lead to borrowers canceling their mortgage insurance include:

•	current mortgage interest rates falling below the rates on the mortgages underlying PMI’s insurance in force, which frequently results in borrowers refinancing their mortgages;

•	appreciation in the values of the homes underlying the mortgages PMI insures; and

•	the availability of alternative loan products, which provide borrowers with the opportunity to at least temporarily decrease their monthly loan payments.

If mortgage lenders and investors select alternatives to private mortgage insurance, such as piggyback loans, the amount of insurance that PMI writes could decline, which could reduce our revenues and profits.

Mortgage lenders have been increasingly structuring mortgage originations to avoid private mortgage insurance, primarily through the use of simultaneous seconds, piggybacks, 80/10/10’s, 80/15/5’s or 80/20 loans. Such mortgages are structured to include a first mortgage with an 80% loan-to-value ratio and a second mortgage with a loan-to-value ratio ranging from 5% to 20%. Over the past several years, the volume of these loans, or variations thereof, as alternatives to loans requiring mortgage insurance, has increased significantly and may continue to do so for the foreseeable future.

Other alternatives to private mortgage insurance include:

•	government mortgage insurance programs, including those of the Federal Housing Administration, or FHA, and the Veterans Administration, or VA;

•	member institutions providing credit enhancement on loans sold to a Federal Home Loan Bank, or FHLB;

•	lenders and investors holding mortgages in their portfolios and self-insuring;

•	mortgage lenders maintaining lender recourse or participation with respect to loans sold to the GSEs; and

•	investors using internal credit enhancements, such as credit default or interest rate swaps, overcollateralization and subordination, as partial or complete substitutes to private mortgage insurance in mortgage backed securitizations.

These alternatives, or new alternatives to private mortgage insurance that may develop, could reduce the demand for private mortgage insurance and cause our revenues and profitability to decline.

Although the FHLBs are not required to purchase insurance for mortgage loans, they currently use mortgage insurance on substantially all mortgage loans with a loan-to-value ratio above 80%. If the FHLBs were to purchase uninsured mortgage loans or increase the loan-to-value ratio threshold above which they require mortgage insurance, the market for mortgage insurance could decrease, and we could be adversely affected.

The risk-based capital rule applicable to the GSEs may allow large financial entities such as banks, financial guarantors, insurance companies and brokerage firms to provide or arrange for products that may efficiently substitute for some of the capital relief provided to the GSEs by private mortgage insurance. Our consolidated financial condition and results of operations could be harmed if the GSEs were to use these products in lieu of mortgage insurance. See also “Legislation and regulatory changes, including changes impacting the GSEs, could significantly affect PMI’s business and could reduce demand for private mortgage insurance” and “The implementation of new eligibility guidelines adopted by the GSEs could harm our profitability and reduce our operational flexibility”, below.

PMI reinsures a portion of its mortgage insurance default risk with lender-affiliated captive reinsurance companies, which reduces PMI’s net premiums written and earned.

Mortgage insurers including PMI offer products to lenders that are designed to allow them to participate in the risks and rewards of the mortgage insurance business. Many of the major mortgage lenders have established affiliated captive reinsurance companies. These captive reinsurance companies assume a portion of the risks associated with the lender’s insured mortgage loans in exchange for a percentage of the associated gross premiums. An increasing percentage of PMI’s primary flow insurance in force has been generated by customers with captive reinsurance companies. Because a number of our major customers have made the business decision to participate in the mortgage insurance business by establishing reinsurance companies, we believe that if PMI did not offer captive reinsurance agreements, PMI’s competitive position would suffer. Captive reinsurance agreements negatively impact PMI’s net premiums written and earned.

Economic factors have adversely affected and may continue to adversely affect PMI’s loss experience.

PMI’s loss experience has increased over the past year and could continue to increase in the year(s) to come as a result of:

•	national or regional economic recessions, including any economic downturns that may arise in local communities impacted by the 2005 hurricane season;

•	declining values of homes;

•	higher unemployment rates;

•	higher levels of consumer credit;

•	deteriorating borrower credit;

•	interest rate volatility;

•	war or terrorist activity; or

•	other economic factors.

PMI’s loss experience may increase as PMI’s policies continue to age.

We expect the majority of claims on insured loans in PMI’s current portfolio to occur between the second and fourth years after loan origination. Approximately 84% of PMI’s insurance in force as of June 30, 2006 was written after January 1, 2003. We believe PMI’s loss experience could increase as PMI’s policies age. If the claim frequency on PMI’s risk in force significantly exceeds the claim frequency that was assumed in setting PMI’s premium rates, our consolidated financial condition and results of operations would be harmed.

Since PMI generally cannot cancel mortgage insurance policies or adjust renewal premiums, unanticipated claims could cause our financial performance to suffer.

PMI generally cannot cancel the mortgage insurance coverage that it provides or adjust renewal premiums during the life of a mortgage insurance policy. As a result, the impact of unanticipated claims generally cannot be offset by premium increases on policies in force or mitigated by non-renewal or cancellation of insurance coverage. The premiums PMI charges may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to PMI’s customers. An increase in the number or size of unanticipated claims could adversely affect our consolidated financial condition and results of operations.

Geographic concentration of PMI’s primary insurance in force could increase claims and losses and harm our financial performance.

We could be affected by economic downturns, natural disasters and other events in specific regions of the United States where a large portion of PMI’s business is concentrated. As of June 30, 2006, 10.5% of PMI’s primary risk in force was located in Florida, 7.4% was located in Texas and 7.2% was located in California. In addition, refinancing of mortgage loans can have the effect of concentrating PMI’s insurance in force in economically weaker areas of the U.S. As of June 30, 2006, 12.9% of PMI’s policies in force related to loans located in Michigan, Kentucky, Indiana and Ohio. Collectively these states experienced higher default rates as of June 30, 2006 than other regions of the U.S.

The ultimate impact from the 2005 hurricane season is not yet known. Ongoing effects could increase claims and losses and harm our overall financial performance.

While the effects of the 2005 hurricane season negatively impacted our consolidated results of operations for the year ended December 31, 2005, primarily through loss reserve increases, we cannot predict whether the 2005 hurricane season will have a material adverse effect on our consolidated results of operations in the future. The lingering effects of the 2005 hurricane season in the future could, among other things, cause increased notices of delinquencies and claims and claim severity in affected areas, could reduce demand for mortgages and consequently mortgage insurance in the affected areas, and could require additional loss reserve increases by PMI.

The effects of the 2005 hurricane season could also negatively impact FGIC, RAM Reinsurance Company and CMG Mortgage Insurance Company, which would negatively affect our equity in earnings from those investments. The effects also could reduce the monthly payments we expect to receive in connection with the sale of our interest in SPS Holding Corp.

The premiums PMI charges for mortgage insurance on high LTV loans, ARMs, less-than-A quality loans, Alt-A loans, interest only loans and payment option ARMs, and the associated investment income, may not be adequate to compensate for future losses from these loans.

For the first six months of 2005 and 2006, PMI’s primary new insurance written and risk in force included higher percentages of:

•	Loans having a ratio of the original loan amount to the value of the property, or LTV, exceeding 97%, known as high LTV loans. At June 30, 2006, 15.2% of PMI’s primary risk in force consisted of high LTV loans, compared to 13.5% at June 30, 2005.

•	ARMs. At June 30, 2006, 20.4% of PMI’s primary risk in force consisted of ARMs, compared to 17.5% at June 30, 2005.

•	Alt-A loans. At June 30, 2006, 17.3% of PMI’s primary risk in force consisted of Alt-A loans, compared to 12.8% at June 30, 2005.

•	Interest only loans. At June 30, 2006, we estimate that approximately 8% of PMI’s primary risk in force consisted of interest only loans.

•	Payment option ARMs. At June 30, 2006, we estimate that approximately 4% of PMI’s primary risk in force consisted of payment option ARMs.

PMI also insures less-than-A quality mortgage loans. At June 30, 2006, 8.7% of PMI’s primary risk in force consisted of less-than-A quality loans, compared to 10.2% at June 30, 2005.

We expect higher default and claim rates for high LTV loans, ARMs, Alt-A loans, interest only loans, payment option ARMs, and less-than-A quality loans. Although we attempt to incorporate these higher default and claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will prove adequate to compensate for future losses from these loans.

Our loss reserves may be insufficient to cover claims paid and loss-related expenses incurred.

We establish loss reserves to recognize the liability for unpaid losses related to insurance in force on mortgages that are in default. These loss reserves are regularly reviewed and are based upon our estimates of the claim rate and average claim amounts, as well as the estimated costs, including legal and other fees, of settling claims. Any adjustments, which may be material, resulting from these reviews are reflected in our consolidated results of operations. Our consolidated financial condition and results of operations could be harmed if our reserve estimates are insufficient to cover the actual related claims paid and loss-related expenses incurred.

PMI delegates underwriting authority to mortgage lenders which could cause PMI to insure mortgage loans that do not conform to its underwriting guidelines, and thereby increase claims and losses.

A significant percentage of PMI’s new insurance written is underwritten pursuant to a delegated underwriting program under which, subject to routine audit, certain mortgage lenders may determine whether mortgage loans meet PMI’s program guidelines and commit us to issue mortgage insurance. We may expand the availability of delegated underwriting to additional customers. If an approved lender commits us to insure a mortgage loan, PMI generally may not refuse, except in limited circumstances, to insure, or rescind coverage on, that loan even if it reevaluates that loan’s risk profile and determines the risk profile to be unacceptable or the lender fails to follow PMI’s delegated underwriting guidelines.

If we fail to properly underwrite mortgage loans when we provide contract underwriting services, we may be required to provide monetary and other remedies to the customer.

Our subsidiary PMI Mortgage Services Co., or MSC, provides contract underwriting services for a fee. As a part of the contract underwriting services, MSC provides monetary and other remedies to its customers in the event that it fails to properly underwrite a mortgage loan. As a result, we assume credit and, to a lesser extent, interest rate risk in connection with our contract underwriting services. Generally, the remedies provided by MSC are in addition to those contained in PMI’s master policies. Contract underwriting services apply to a significant percentage of PMI’s insurance in force and the costs relating to the investigation and/or provision of remedies could have a material adverse effect on our consolidated financial condition and results of operations. Worsening economic conditions or other factors that could increase PMI’s default rate could also cause the number and severity of remedies to increase.

Our revenues and profits could decline if PMI loses market share as a result of industry competition or if our competitive position suffers as a result of our inability to introduce and successfully market new products and programs.

The principal sources of PMI’s competition include other private mortgage insurers, one of which is a wholly-owned subsidiary of a well-capitalized, diversified public company with direct or indirect capital reserves that provide it with potentially greater resources than we have as well as the various alternatives to private mortgage insurance discussed above. See also, “If mortgage lenders and investors select alternatives to private mortgage insurance, such as piggyback loans, the amount of insurance that PMI writes could decline, which could reduce our revenues and profits”, above.

With respect to PMI’s structured transaction channel, PMI competes with other external credit enhancers, primarily other private mortgage insurers and financial guarantors, as well as with capital markets participants, including aggregators and loan originators, who are continually devising new forms of structures in which to securitize mortgage loans without external credit enhancement, including private mortgage insurance. To successfully compete in the structured finance arena, PMI must introduce competitive new products and programs and maintain its competitive pricing. If PMI is unable to successfully compete with other private mortgage insurers, other external credit enhancers and the various other private mortgage insurance alternatives, or if we experience delays in introducing competitive new products and programs or if these products or programs are less profitable than our existing products and programs, our business will suffer.

The risk-based capital rule issued by the Office of Federal Housing Enterprise Oversight could require us to obtain a claims-paying ability rating of “AAA” and could cause PMI’s business to suffer.

The Office of Federal Housing Enterprise Oversight, the agency which currently regulates the GSEs, or OFHEO, has issued a risk-based capital rule that treats credit enhancements issued by private mortgage insurance companies with claims-paying ability ratings of “AAA” more favorably than those issued by private mortgage insurance companies with “AA” ratings. PMI Mortgage Insurance Co. has been assigned financial strength ratings of “AA” by S&P, “AA+” by Fitch and “Aa2” by Moody’s. The rule also provides capital guidelines for the GSEs in connection with their use of other types of credit protection counterparties in addition to mortgage insurers. Although it has not occurred to date, if the rule resulted in the GSEs increasing their use of either “AAA” rated mortgage insurers instead of “AA” rated entities or credit protection counterparties other than mortgage insurers, our consolidated financial condition and results of operations could be adversely affected. OFHEO has announced its intention to review its risk-based capital rule in 2007.

Legislation and regulatory changes, including changes impacting the GSEs, could significantly affect PMI’s business and could reduce demand for private mortgage insurance.

Mortgage origination transactions are subject to compliance with various federal and state consumer protection laws, including the Real Estate Settlement Procedures Act of 1974, or RESPA, the Equal Credit Opportunity Act, the Fair Housing Act, the Homeowners Protection Act, the Fair Credit Reporting Act, or FCRA, the Fair Debt Collection Practices Act and others. Among other things, these laws prohibit payments for referrals of settlement service business, require fairness and non-discrimination in granting or facilitating the granting of credit, require cancellation of insurance and refunding of unearned premiums under certain circumstances, govern the circumstances under which companies may obtain and use consumer credit information, and define the manner in which companies may pursue collection activities. Changes in these laws or regulations could adversely affect the operations and profitability of our mortgage insurance business.

Congress is considering proposed legislation which is intended to be a comprehensive overhaul of the GSEs’ existing regulatory structure and encompasses substantially all of the GSEs’ operations, including their affordable housing initiatives, the GSEs’ products and marketing activities, the GSEs’ minimum capital standards, and their risk-based capital requirements. The passage of such legislation in the future could limit the growth of the GSEs, which could result in a reduction in the size of the mortgage insurance market. We do not know what form, if any, such legislation will take, if any, or, if it is enacted, its impact, if any, on our financial condition and results of operations.

In July 2002, the Department of Housing and Urban Development, or HUD, proposed a rule under RESPA that, if implemented as proposed, would have, among other things, given lenders and other packagers the option of offering a Guaranteed Mortgage Package, or GMP, or providing a good faith estimate of settlement costs subject to a 10% tolerance level. The proposed rule provided that qualifying packages were entitled to a “safe harbor” from litigation under RESPA’s anti-kickback rules. Mortgage insurance would have been included in the package to the extent an upfront premium is charged. Inclusion in the package could have caused mortgage insurers to experience reductions in the prices of their services or products. HUD withdrew that proposed rule in March 2004. In late 2004, HUD announced that it will submit a new proposed rule under RESPA to the Office of Management and Budget for review. In June 2006, the Secretary of HUD indicated that the agency was in the final stages of preparing its proposed RESPA rule. We do not know what form, if any, the rule will take or whether it will be approved.

In addition, increases in the maximum loan amount or other features of the FHA mortgage insurance program can reduce the demand for private mortgage insurance. Legislation to reform the FHA, including an increase in FHA’s base maximum loan limits and allowing FHA to use risk-based pricing when setting its mortgage insurance premiums, is currently pending in Congress. We do not know what form such legislation will take, if any, or, if it is enacted, its impact, if any, on our financial condition and results of operations. Future legislative and regulatory actions could decrease the demand for private mortgage insurance, which could harm our consolidated financial condition and results of operations.

PMI could lose premium revenue if the GSEs reduce the level of private mortgage insurance coverage required for low down payment mortgages or reduce their need for mortgage insurance.

The GSEs are the beneficiaries on a substantial majority of the insurance policies we issue as a result of their purchases of qualifying mortgage loans from lenders or investors. The GSEs offer programs that require less mortgage insurance coverage on mortgages approved by their automated underwriting systems. They also have reduced coverage requirements for certain expanding market products. If the reduction in required levels of mortgage insurance becomes widely accepted by mortgage lenders, or if the GSEs further reduce mortgage insurance coverage requirements for loans they purchase, PMI’s premium revenue would decline and our consolidated financial condition and results of operations could suffer.

Products introduced by the GSEs, if widely accepted, could harm our profitability.

The GSEs have products for which they will, upon receipt from lenders of loans with primary insurance, restructure the mortgage insurance coverage by reducing the amount of primary insurance coverage and adding a second layer of insurance coverage, usually in the form of pool insurance. Under these programs, the GSEs may provide services to the mortgage insurer and the mortgage insurer may be required to pay fees to the GSEs for the benefits provided through the reduced insurance coverage or the services provided. If they become widely accepted, these products could harm our consolidated financial condition and results of operations.

Lobbying activities by large mortgage lenders calling for expanded federal oversight and legislation relating to the role of the GSEs in the secondary mortgage market could damage PMI’s relationships with those mortgage lenders and the GSEs.

The GSEs, mortgage lenders and PMI jointly develop and make available various products and programs. These arrangements involve the purchase of PMI’s mortgage insurance products and frequently feature cooperative arrangements between the parties. FM Policy Focus, a lobbying organization representing financial services and housing-related trade associations, including the Mortgage Insurance Companies of America, supports increased federal oversight of the GSEs. The GSEs have criticized the activities of FM Policy Focus. FM Policy Focus, the GSEs and other groups are engaged in extensive lobbying activities with respect to the legislation pending in Congress that would change the way GSEs are regulated. These activities could polarize Fannie Mae, Freddie Mac, members of FM Policy Focus, PMI’s customers and us. Any such polarization could limit PMI’s opportunities to do business with the GSEs as well as with some mortgage lenders. Either of these outcomes could harm our consolidated financial condition and results of operations.

The implementation of new eligibility guidelines by the GSEs could harm our profitability and reduce our operational flexibility.

Effective January 2005, Fannie Mae revised its approval requirements for mortgage insurers, including PMI, with new guidelines for borrower-paid and lender-paid mortgage insurance. These requirements became effective for PMI on January 1, 2005. The guidelines cover substantially all areas of PMI’s mortgage insurance operations, require the disclosure of certain activities and new products, give Fannie Mae the right to purchase mortgage insurance from other than existing approved mortgage insurers, including insurers that are either rated below “AA” or are unrated, and provide Fannie Mae with increased rights to revise the eligibility standards of insurers. Future changes in the guidelines of the GSEs could reduce PMI’s operational flexibility and cause our profitability to suffer.

Our business and financial performance could suffer if PMI were to lose the business of a major customer.

Through their various origination channels, PMI’s top ten customers accounted for 62.0% of PMI’s premiums earned in the second quarter of 2006. A single customer represented 11.2% of PMI’s earned premiums in the second quarter of 2006 and 11.8% in the year ended 2005. Mortgage insurers, including PMI, may acquire significant percentages of their business through negotiated, structured transactions (including bulk primary insurance, modified pool insurance and captive reinsurance) with a limited number of customers. The loss of a significant customer could reduce our revenue, and if not replaced, harm our consolidated financial condition and results of operations.

The U.S. mortgage insurance industry and PMI are subject to litigation risk.

The mortgage insurance industry and PMI face litigation risk in the ordinary course of operations, including the risk of class action lawsuits. Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. In recent years, mortgage insurers, including PMI, have been involved in litigation alleging violations of RESPA and FCRA. PMI is subject to several lawsuits in which plaintiffs seek large or indeterminate amounts of damages, including punitive damages, which may remain unknown or unresolved for substantial periods of time.

In the past, a number of lawsuits have been filed against private mortgage insurers, including PMI, alleging that the mortgage insurers violated FCRA by failing to send adverse action notices to borrowers who were required to pay for private mortgage insurance written by the mortgage insurer at rates greater than the mortgage insurers’ “best available rate.” In September 2005, such an action was filed against PMI in the federal district court of the Northern District of California entitled Hogan, et al. v. PMI Mortgage Insurance Co. In the action, the plaintiffs seek certification of a nationwide class of consumers and seek, among other relief, actual and statutory damages. On January 4, 2006, plaintiffs filed an amended complaint in the action, which adds additional claims under state law and the FCRA, alleging that PMI did not have a permissible purpose to access the plaintiffs’ credit information. PMI has entered into an agreement in principle with the plaintiffs’ counsel to settle the case as a class action, which will require the court’s approval. In the future, we cannot predict whether other civil, regulatory or criminal actions might be brought against us or other mortgage insurers. Any such proceedings could have an adverse effect on our consolidated financial condition, results of operations or cash flows. An action alleging similar causes of action, filed against PMI in February 2006 in federal district court in Montgomery, Alabama, was dismissed with prejudice on May 26, 2006. The plaintiffs’ last day to file a notice of appeal in the Eleventh Circuit was June 26, 2006. The plaintiffs did not file a notice of appeal by that date.

In the past, a number of lawsuits have challenged the actions of private mortgage insurers, including PMI, under RESPA, alleging that the insurers have provided products or services at improperly reduced prices in return for the referral of mortgage insurance. RESPA precludes PMI from providing services or products to mortgage lenders free of charge, charging fees for services that are lower than their reasonable or fair market value, and paying fees for services that others provide that are higher than their reasonable or fair market value, in exchange for the referral of settlement services. In the future, we cannot predict whether other civil, regulatory or criminal actions might be brought against us or other mortgage insurers. Any such proceedings could have an adverse effect on our consolidated financial condition, results of operations or cash flows.

The U.S. mortgage insurance industry and PMI are subject to regulatory risk and have been subject to recent scrutiny relating to the use of captive reinsurance arrangements and other products and services.

PMI and the mortgage insurance industry are also subject to comprehensive, detailed regulation by state insurance departments. Although their scope varies, state insurance laws generally grant broad powers to supervisory agencies and officials to examine and investigate insurance companies and to enforce rules or exercise discretion touching almost every aspect of PMI’s business. Recently, the insurance industry has become the focus of increased scrutiny by regulatory and law enforcement authorities concerning certain practices, including captive reinsurance arrangements. Increased federal or state regulatory scrutiny could lead to new legal precedents, new regulations or new practices, or regulatory actions or investigations, which could adversely affect PMI’s business and its financial condition and results of operation.

In 2005, PMI, certain of our other mortgage insurance subsidiaries, and CMG Mortgage Insurance Company (collectively, “the MIs”) each responded to a request from the New York Insurance Department, or the NYID, for information regarding captive reinsurance arrangements. In a February 2006 letter that we believe was addressed to other mortgage insurers as well as us, the NYID requested additional information regarding captive reinsurance arrangements, including the business purpose of those arrangements. The NYID also requested that we review the premium rates currently in use in New York based upon recent years’ experience. The letter states that if we believe that recent years’ experience would not alter the rates being charged, we should provide a detailed explanation, in addition to an actuarial opinion, as to the assumptions underlying such position. If recent years’ experience would alter the rates being charged, the letter states that we must file adjusted rates with the NYID. We have responded to the NYID’s February 2006 letter, which response is still pending.

In January 2006, PMI received an administrative subpoena for information from the Minnesota Department of Commerce primarily regarding captive reinsurance arrangements. We have provided the Minnesota Department of Commerce with information about such arrangements and other products and services pursuant to this subpoena and will be providing additional information in the future. Other federal and state regulatory agencies, including state insurance departments, attorneys general or other regulators may also request information regarding captive reinsurance arrangements or other of our products and services.

We cannot predict whether the New York Insurance Department’s requests or the Minnesota Department of Commerce’s administrative subpoena will lead to further inquiries, or investigations, of these matters, or the scope, timing or outcome of any inquiry or actions by those Departments or any inquiry or actions that may be commenced by state insurance departments, attorneys general or other regulators.

A downgrade of PMI’s insurer financial strength ratings could materially harm our financial performance.

PMI’s insurer financial strength is currently rated “AA” by S&P, “AA+” by Fitch, and “Aa2” by Moody’s. These ratings may be revised or withdrawn at any time by one or more of the rating agencies and are based on factors relevant to PMI’s policyholders and are not applicable to our common stock, the senior notes or other capital instruments. The rating agencies could lower or withdraw our ratings at any time as a result of a number of factors, including: underwriting or investment losses; the necessity to make capital contributions to our subsidiaries pursuant to capital support agreements; other developments negatively affecting PMI’s risk-to-capital ratio, financial condition or results of operations; or changes in the views or modeling of rating agencies of our risk profile or of the mortgage insurance industry.

If PMI’s insurer financial strength rating for two out of the following three rating agencies falls below “AA-” from S&P or Fitch, or “Aa3” from Moody’s, investors, including Fannie Mae and Freddie Mac, may not purchase mortgages insured by PMI. Such a downgrade from any of the rating agencies could also negatively affect our ability to compete in the capital markets, our holding company ratings or the ratings of our other licensed insurance subsidiaries. Any of these events would harm our consolidated financial condition and results of operations.

Our ongoing ability to pay dividends to our shareholders and meet our obligations primarily depends upon the receipt of dividends and returns of capital from our insurance subsidiaries.

We are a holding company and conduct all of our business operations through our subsidiaries. Our principal sources of funds are dividends from our insurance subsidiaries and funds that may be raised from time to time in the capital markets. Factors that may affect our ability to maintain and meet our capital and liquidity needs as well as to pay dividends to our shareholders include: the level and severity of claims experienced by our insurance subsidiaries; the performance of the financial markets; standards and factors used by various credit rating agencies; financial covenants in our credit agreements; and standards imposed by state insurance regulators relating to the payment of dividends by insurance companies.

In addition, a protracted economic downturn, or other factors, could cause issuers of the fixed-income securities that we, FGIC and RAM Re own to default on principal and interest payments, which could cause our investment returns and net income to decline and reduce our ability to satisfy all of our capital and liquidity needs.

We record federal income tax expense relating to our proportionate share of net income available to FGIC common stockholders at a rate of 7% based on our assessment that we will ultimately receive those earnings in the form of dividends from FGIC. That assessment could change due to a number of factors, some of which may be outside our control. If that assessment were to change, our results of operations would be adversely affected.

We account for our investment in FGIC using the equity method of accounting in accordance with generally accepted accounting principles, or GAAP. In accordance with GAAP, we have recorded, and currently continue to record, federal income tax expense relating to our proportionate share of net income available to FGIC common stockholders at a tax rate of 7%. The use of the 7% tax rate is based on our assessment, initially made in 2003 at the time of our initial investment in FGIC, that we would ultimately receive our proportionate share of net income available to FGIC common stockholders in the form of dividends rather than through a sale of our equity investment in FGIC. This tax rate is employed based on our assessment that we will receive a dividends received deduction for federal income tax purposes on our proportionate share of net income available to FGIC common stockholders. This assessment was based upon, among other things, the terms of the stockholders agreement between us and the other investors in FGIC and FGIC’s capital structure in place immediately after our investment.

However, if the facts and circumstances were to change in the future in a manner that would cause our management to change its assessment as to the likelihood of receiving our proportionate share of net income available to FGIC common stockholders through the receipt of dividends, we would be required to change the manner in which we record the related income tax expense. For example, management’s assessment could change if FGIC were to become subject to sufficiently lengthy and severe limitations on its ability to pay dividends, whether as a result of restrictions imposed by contract, the terms of securities it may issue, rating agency or legal requirements or otherwise.

If management’s assessment were to change, we would apply a federal income tax rate of approximately 35% to our proportionate share of net income available to FGIC common stockholders in subsequent periods. We would also be required to establish a higher deferred tax liability to account for the difference between the 7% tax rate we have used to account for our proportionate share of net income available to FGIC common stockholders since our investment in FGIC in 2003 and the 35% tax rate that would apply to gain recognized on a sale of our interest in FGIC. Accordingly, in those circumstances, we would recognize an immediate expense relating to deferred federal income tax liability in the quarter in which we establish such an increased deferred tax liability in an amount equal to approximately 28% of the cumulative amount of our proportionate share of net income available to FGIC common stockholders recorded as of the date we determine to effect such a change. As of June 30, 2006, the cumulative amount of our proportionate share of net income available to FGIC common stockholders subject to the 7% tax rate was approximately $180 million. Therefore, a change in the federal income tax rate applicable to our proportionate share of net income available to FGIC common stockholders as of July 1, 2006 would have required us to recognize an expense of approximately $50 million in the third quarter of 2006. The amount of such a potential expense will increase in subsequent periods to the extent that FGIC continues to generate earnings.

If we are unable to keep pace with the technological demands of our customers or with the technology-related products and services offered by our competitors, our business and financial performance could be significantly harmed.

Participants in the mortgage lending and mortgage insurance industries rely on e-commerce and other technology to provide and expand their products and services. Our customers generally require that we provide our products and services electronically via the Internet or electronic data transmission, and the percentage of our new insurance written and claims processing which is delivered electronically has increased. We expect this trend to continue, and accordingly, we believe that it is essential that we continue to invest substantial resources in maintaining electronic connectivity with our customers and, more generally, in e-commerce and technology. Our business may suffer if we do not keep pace with the technological demands of our customers and the technological capabilities of our competitors.

The implementation of the Basel II Capital Accord may limit the domestic and international use of mortgage insurance.

The Basel II Capital Accord, the Basel Committee on Banking Supervision’s proposal to implement a new international capital accord, will affect the capital treatment provided to mortgage insurance by domestic and international banks in both their origination and securitization activities. Accordingly, the Basel II provisions related to residential mortgages and mortgage insurance could alter the competitive positions and financial performance of mortgage insurers as well as the capital available to our bank customers for their mortgage origination and securitization activities.

PMI’s opportunities to participate in structured transactions, and U.S. financial institutions preferences with respect to mortgage insurance, may be significantly impacted by the implementation in the United States of Basel II and any interim capital accord. U.S. federal banking agencies have jointly announced that the U.S. implementation of Basel II will be delayed until at least 2008 and proposed an interim capital accord (known as Basel IA) that has not been finalized. U.S. implementation of Basel II standards for credit risk exposures, including residential mortgages, is focused on application of the Advanced Internal Rating Based (A-IRB) approach by large internationally active banking organizations. U.S. bank supervisors have indicated their intent to recognize the loss mitigating impacts of private mortgage insurance policies for banking organizations computing minimum capital requirements under the A-IRB approach, as well as under Basel IA.

The Australian Prudential Regulation Authority, or APRA, the primary regulator of our Australian mortgage insurance operations, intends to implement Basel II capital requirements for financial institutions effective January 1, 2008. Such implementation may have a significant impact on the future market acceptance of mortgage insurance in Australia. APRA’s Basel II proposals, if adopted as proposed, could reduce the available market for mortgage insurance among our Australian mortgage insurance operation’s bank customers. It is not known at this time whether APRA will revise its Basel II proposals in response to comments received.

Currently, European banking supervisors are in the process of deciding how mortgage insurance will be recognized as a risk mitigant for bank capital requirements. In October 2005, the European Union adopted new legislation, the Capital Requirements Directive, or CRD, which provides a revised framework for EU member nation banking supervisors to implement new Basel II risk-based capital guidelines starting in 2007. The CRD prescribes standard criteria for credit risk mitigation instruments eligible to provide banks with risk relief. We believe the CRD facilitates recognition of mortgage insurance benefits for European banks under certain circumstances. The CRD is subject to further clarification by the European Commission and incorporation into the regulatory framework of EU member countries.

Our consolidated results of operations could suffer if demand for our mortgage insurance products was diminished as a result of the failure to give appropriate capital recognition to mortgage insurance.

Our international insurance subsidiaries subject us to numerous risks associated with international operations.

We have subsidiaries in Australia, New Zealand, Europe and Hong Kong. We have committed and may in the future commit additional significant resources to expand our international operations. Accordingly, in addition to the general economic and insurance business-related factors discussed above, we are subject to a number of risks associated with our international business activities. These risks include: the need for regulatory and third-party approvals; challenges in attracting and retaining key foreign-based employees, customers and business partners in international markets; economic downturns in targeted foreign mortgage origination markets; interest rate volatility in a variety of countries; unexpected changes in foreign regulations and laws; the burdens of complying with a wide variety of foreign laws; potentially adverse tax consequences; restrictions on the repatriation of earnings; foreign currency exchange rate fluctuations; potential increases in the level of defaults and claims on policies insured by foreign-based subsidiaries; the need to successfully develop and market products appropriate to the foreign market, including the development and marketing of credit enhancement products to European lenders and for mortgage securitizations.

PMI Australia is subject to many of the same risks facing PMI.

Like PMI, the financial results of our Australian and New Zealand mortgage insurance operations, or PMI Australia, are affected by domestic and regional economic conditions, including movements in interest and unemployment rates, and property value fluctuations. These economic factors could impact PMI Australia’s loss experience or the demand for mortgage insurance in the markets PMI Australia serves. PMI Australia is also subject to significant regulation. PMI Australia’s primary regulator, APRA, has recently issued regulations or sought comment on proposals to, among other things, increase the capital requirements for lenders mortgage insurance companies, change the requirements for acceptable lenders mortgage insurers, and increase compliance and governance requirements for general insurers including lenders mortgage insurers. In addition to these regulations and proposals, PMI Australia is likely to face new competition in the future. Such competition may take a number of forms including domestic and off-shore lenders mortgage insurers, reinsurers of residential mortgage credit risk, increased risk appetite from lender owned captive insurers and non insurance forms of credit risk transfer. New market competitors have the potential to impact PMI Australia’s market share and to impact pricing of credit risk in the market as a whole.

PMI Australia had revenues of $170.8 million in 2005, representing 15.3% of our consolidated revenues. PMI Australia’s five largest customers provided 62.9% of PMI Australia’s gross premiums written in 2005 and one of these customers represented the majority of this percentage. As a result of APRA’s new capital requirements for lenders mortgage insurers, this customer will restructure, subject to its board of directors’ approval, its captive reinsurance arrangement with PMI Australia. We believe this restructuring will negatively impact PMI Australia’s premiums written in 2007. In addition, future losses of significant customers’ business, if not replaced, could harm PMI Australia’s results of operations. PMI Australia’s claims and loss ratio is increasing to a more normalized level and will likely maintain that upward trend in 2007. A significant increase in PMI Australia’s claims could harm our financial condition and results of operations.

PMI Australia is currently rated “AA” by S&P and Fitch and “Aa2” by Moody’s. These ratings are based in part upon a capital support agreement between PMI and PMI Australia and a guarantee of that agreement by The PMI Group. Termination or amendment of this support structure could negatively impact PMI Australia’s ratings. PMI Australia’s business is dependent on maintaining its ratings. Any negative impact on its ratings will negatively affect its financial results.

We may not be able to execute our strategy to expand our European operations.

We have devoted resources to expand our European operations, PMI Europe, and we plan to continue these efforts. The success of our efforts will depend partly upon legislative and regulatory policies in Europe that support homeownership and provide capital relief for institutions that obtain credit enhancement with respect to their mortgage loan portfolios. If European legislative and regulatory agencies do not adopt such policies, our European operations may be adversely affected.

PMI Europe had revenues of $30.2 million in 2005, representing 2.7% of our consolidated revenues. PMI Europe is currently rated “AA” by S&P and Fitch and “Aa3” by Moody’s. These ratings are based in part upon a capital support agreement between PMI and PMI Europe and a guarantee of that agreement by The PMI Group. Termination or amendment of this support structure could negatively impact PMI Europe’s ratings. PMI Europe’s business is dependent on maintaining its ratings. Any negative impact on its ratings will negatively affect its overall financial results.

The performance of our equity investees could harm our consolidated financial results.

We have made significant investments in the equity securities of privately-held companies, including FGIC Corporation, the parent of Financial Guaranty Insurance Company, a financial guaranty insurer; and RAM Holdings Ltd., which is the holding company for RAM Re, a financial guaranty reinsurance company based in Bermuda.

Our investments in FGIC and RAM Re are accounted for on the equity method of accounting in our consolidated financial statements. The nature of the businesses conducted by these companies differs significantly from our core business of providing residential mortgage insurance. These companies are subject to a number of significant risks that arise from the nature of their businesses. Some of the various risks affecting FGIC are discussed below. Because we do not control these companies, we are dependent upon the management of these companies to independently operate their businesses and report their financial results, and, accordingly, we may be unable to take actions unilaterally to avoid or mitigate those risks. In addition, any prospective or retroactive change in their financial reporting could affect our financial condition and results of operations. Such changes could occur as a result of, among other things, changes in accounting principles or comments made by regulatory agencies, including the SEC in connection with its ordinary course review of filings made with it.

As a significant portion of our consolidated net income is derived from FGIC and its financial guaranty business, we are subject to various risks and uncertainties associated with the financial guaranty business.

A significant portion of our consolidated net income is derived from FGIC and its financial guaranty business. Accordingly, we are subject to the risks and uncertainties associated with that business. In addition, FGIC has historically operated its financial guaranty business principally in limited portions of the public finance and structured finance markets. FGIC has expanded its business lines and products into markets and asset classes that historically have experienced higher default rates than those in which it has historically operated. The risks and uncertainties to which we may be exposed as a result of the FGIC acquisition include the following, among others:

•	FGIC’s ability to attract new business and to compete with other large, triple-A rated monoline financial guarantors is largely dependent on the triple-A financial strength ratings assigned to it by the major rating agencies. FGIC’s current ratings may be lowered or withdrawn at any time by one or more of the rating agencies. FGIC’s ability to compete or otherwise engage in its business as currently conducted, and FGIC’s consolidated results of operations and financial condition, would be materially and adversely affected by any reduction in FGIC’s ratings or the announcement of a potential reduction or change in outlook.

•	Prior to 2005, FGIC operated its financial guaranty business principally in the public finance market and, to a limited extent, the structured finance market in the United States. However, in 2005 FGIC continued its expansion into new markets both domestically and internationally. Unanticipated issues may arise in the implementation of FGIC’s strategy, which could impair its ability to expand its business as expected. In addition, any expansion of its business may be subject to challenges in attracting and retaining employees with relevant experience, establishing name recognition in new markets and gaining knowledge of those markets and asset classes. The execution of FGIC’s expansion plans could result in it having greater losses than those it has historically experienced.

•	FGIC is subject to extensive competition from other monoline financial guaranty insurance companies, other providers of third-party credit enhancement and providers of alternative transaction structures and executions that do not use financial guaranty insurance. We cannot be sure that FGIC will be able to continue to compete effectively in its current markets or in any markets or asset classes into which it expands.

•	Demand for financial guaranty insurance is constantly changing and is dependent upon a number of factors, including changes in interest rates, regulatory changes and supply of bond issues. A general reduction in demand for financial guaranty insurance could harm FGIC’s consolidated results of operations and business prospects.

•	The financial guaranty business is subject to extensive regulation. Future legislative, regulatory or judicial changes affecting the financial guaranty industry or public finance or structured finance markets, including changes in tax laws, could adversely affect FGIC’s business.

•	FGIC’s loss reserves are necessarily based on estimates and subjective judgments about the outcome of future events. We cannot be sure that losses in FGIC’s insured portfolio will not exceed by a material amount the loss reserves previously established by FGIC or that additional significant reserves will not need to be established.

•	FGIC’s structured finance portfolio contains concentrations of individual issuers and servicers of those obligations as well as a concentration of mortgage-related securities. FGIC also has a number of individual large exposures to single obligors in its public finance portfolio, concentration in infrastructure sectors, and concentrations in certain geographic areas. An adverse event or series of events with respect to one or more of these concentrations that is more severe than the assumptions used by FGIC in its stress scenario at the time of the underwriting of the related credit could result in disproportionate and significant losses to FGIC and could harm its consolidated financial position and results of operations.

•	FGIC’s exposure to insuring public finance obligations relating to airports has experienced increased stress as a result of terrorism and general global unrest, including a downgrading of the ratings of some of those issuers. Other sectors currently insured by FGIC or into which FGIC may expand could also see direct increased stress as a result of terrorism and general global unrest. FGIC may incur material losses due to such exposures if the economic stress caused by such events is more severe than FGIC currently foresees or has assumed or will assume in the future in underwriting its exposures.

As of December 31, 2005, 7.3% of our U.S. investment portfolio consists of FGIC-insured non-refunded bonds. As a result of our investment in FGIC, we have amended our investment policy to provide that no more than 15% of our U.S. investment portfolio consists of FGIC-insured non-refunded bonds.

We are subject to various risks and uncertainties in connection with the sale of equity interest in SPS Holding Corp., or SPS.

In October 2005, we sold our interest in SPS to Credit Suisse First Boston (USA), Inc., or CSFB. Under the terms of the transaction, we received cash payments of approximately $99 million and expect to receive additional monthly cash payments through the first quarter of 2008 from a residual interest in mortgage servicing assets. As of June 30, 2006, the carrying value of this residual interest is $7.9 million. In addition, we agreed to indemnify CSFB for certain liabilities relating to SPS’s operations, including litigation and regulatory actions, and this indemnification obligation may potentially reduce the proceeds that we receive from the sale. Our maximum indemnification obligation for SPS’s operations will not exceed approximately $21 million.

Our consolidated financial position and results of operations could be harmed if the monthly contingent payments we receive are less than anticipated or if we are required to indemnify CSFB for claims or liabilities relating to SPS’s operations up to the date of closing.

FORWARD-LOOKING INFORMATION

Certain statements made by us in this prospectus supplement, the accompanying prospectus and other documents filed with the SEC that are not historical facts, or are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “estimates” or similar expressions, or that relate to future plans, events or performances are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

When a forward-looking statement includes an underlying assumption, we caution that, while we believe the assumption to be reasonable and make it in good faith, assumed facts almost always vary from actual results, and the difference between assumed facts and actual results can be material. Where, in any forward-looking statement, we express an expectation or belief as to future results, there can be no assurance that the expectation or belief will result. Information regarding important factors that could cause actual results to differ, perhaps materially, from those in any forward-looking statements is contained from time to time in our periodic filings with the SEC, including under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cautionary Statement” in our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, which is incorporated into this prospectus supplement by reference. See “Where You Can Find More Information” for information about how to obtain a copy of our Annual Report on Form 10-K, as amended, and our other periodic filings with the SEC. Forward-looking statements also involve a number of risks and uncertainties, including, but not limited to, the risks described under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement.

All of our forward-looking statements are qualified by and should be read in conjunction with those disclosures. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We expect that we will receive net proceeds from the sale of $400,000,000 aggregate principal amount of the senior notes in this offering of approximately $            million, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

Following consummation of this offering, we intend to call for redemption all of our outstanding 2.50% senior convertible debentures due 2021. This statement of intent does not constitute a notice of redemption under the indentures governing our 2.50% senior convertible debentures due 2021. As described further below, we intend to use a portion of the net proceeds of this offering to fund the redemption and any related cash conversions.

In August 2006, we consummated an exchange offer pursuant to which we offered to exchange our existing 2.50% senior convertible debentures due 2021, which we refer to as our old debentures, for new 2.50% senior convertible debentures, which we refer to as our new debentures, in a like principal amount plus an exchange fee. Following the exchange offer, we have $341,478,000 of our new debentures outstanding and $18,414,000 of our old debentures outstanding.

We may redeem some or all of the old and new debentures at any time for a price equal to the principal amount of debentures being redeemed plus any accrued and unpaid interest, including contingent interest and additional interest, if any, to the redemption date. We will give at least 30 days but not more than 60 days’ notice of redemption to holders of old debentures and new debentures called for redemption. Debentures or portions of debentures called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date.

Upon conversion of the old debentures, we are obligated to deliver a specified number of shares of our common stock. Upon conversion of the new debentures, which have a net share settlement feature, we are obligated to deliver a specified amount of cash and, if applicable, shares of our common stock. The value of the cash and shares to be received upon conversion of each $1,000 principal amount of new debentures is referred to as the “conversion value” and is based upon the average of the closing prices of our common stock over a specified period of time.

We expect to use a portion of the net proceeds from this offering to fund the redemption of the old and new debentures, as described above, as well as to pay any cash amounts that are due to holders of new debentures in the event holders of new debentures choose to convert their new debentures into cash and, if applicable, shares of common stock upon a notice of redemption.

The amount that we will have to pay upon redemption of the old debentures and new debentures will depend on the amount, if any, of the debentures that are converted into shares of common stock (in the case of the old debentures) and cash and, if applicable, shares of common stock (in the case of the new debentures) prior to the close of business on the second business day prior to the redemption date. Assuming that none of the debentures are converted prior to that date, the amount we would have to pay to fund the redemption is $359,892,000 aggregate principal amount plus any accrued and unpaid interest.

We expect to use any remaining proceeds from this offering not applied to fund the redemption of the old and new debentures or the conversion of the new debentures for working capital and general corporate purposes. Prior to the redemption, we expect to invest the net proceeds of this offering in short-term, investment grade securities.

In the event that we choose not to call the old debentures and/or the new debentures for redemption, we expect to use the net proceeds from this offering for working capital and other general corporate purposes, including potential acquisitions.

CAPITALIZATION

The following table sets forth The PMI Group’s unaudited capitalization as of June 30, 2006:

•	on an actual basis; and

•	on an as adjusted basis giving effect to (x) our issuance of $250,000,000 of the 2016 notes and $150,000,000 of the 2036 notes in this offering and (y) our repurchase on August 15, 2006 of $300 million of our 5.568% senior notes due 2008, which repurchased notes have been cancelled.

The table below does not take into account the application of our proceeds from this offering to redeem the old debentures and the new debentures and therefore assumes that the old debentures and new debentures remain outstanding.

You should read this table in conjunction with our consolidated financial statements and the related notes and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2006
	Actual	As Adjusted
	(Dollars in thousands)
Long-term debt:
2.50% convertible debentures (1)	$359,986	$359,986
6 3/4% notes	62,950	62,950
5.568% senior notes (2)	345,000	45,000
Junior subordinated debentures	51,593	51,593
2016 senior notes	—	250,000
2036 senior notes	—	150,000
Total long-term debt	$819,529	$919,529

Shareholders’ equity:
Preferred stock, $0.01 par value: 5,000,000 shares authorized none issued or outstanding	—	—
Common Stock , $0.01 par value: 250,000,000 shares authorized; 111,336,954 shares issued; 86,442,081 shares outstanding	1,114	1,114
Additional paid-in capital	493,555	493,555
Treasury stock, at cost (24,894,873 shares)	(784,447)	(784,447)
Accumulated other comprehensive income	170,321	170,321
Retained earnings	3,413,424	3,413,424

Total shareholders’ equity	3,293,967	3,293,967

Total capitalization	$4,113,496	$4,213,496

(1) Does not take into account the application of our proceeds from this offering to redeem the old debentures and the new debentures and therefore assumes that the old debentures and new debentures remain outstanding. See “Use of Proceeds”.

(2) Effective from and including August 15, 2006, the interest rate on our senior notes due 2008 was reset to 5.568% per annum.

The amounts in the table above do not reflect $345 million of short term borrowings that we have outstanding under our bridge loan credit facility. This facility is described under “Summary—Recent Developments”.

The share numbers above exclude shares of common stock issuable upon settlement of our 5 7/8% Hybrid Income Term Security Units.

The share numbers and amounts above also exclude, as of June 30, 2006:

•	5,432,721 shares issuable upon exercise of outstanding stock options with a weighted-exercise price of $32.97;

•	4,541,975 shares available for future grant under our equity incentive plan;

•	160,341 shares issuable under our officers deferred compensation plan;

•	27,376 shares issuable under our employee stock purchase plan; and

•	approximately 8.2 million shares issuable upon conversion of our 2.50% senior convertible debentures due 2021 that were outstanding on June 30, 2006. Effective August 16, 2006, approximately 400,000 shares are issuable upon conversion of the 2.50% senior convertible debentures due 2021 due to approximately $341 million in old debentures being exchanged for new debentures that have a net share settlement feature. As discussed in “Use of Proceeds” above, the net share settlement feature of the new debentures may also result in the issuance of additional shares of common stock upon conversion of the new debentures, depending on the conversion value of the new debentures at the time of conversion.

CONDITIONS AND TRENDS AFFECTING OUR BUSINESS

Overview of Our Business

We are a global provider of credit enhancement products that promote homeownership and the provision of services essential to the building of strong communities. Through our U.S., International and Financial Guaranty segments, we offer first loss, mezzanine and risk remote financial insurance across the credit spectrum and around the world. We divide our business into four segments:

•	U.S. Mortgage Insurance Operations. We offer mortgage insurance products in the U.S. that enable borrowers to buy homes with low down-payment mortgages. Net income from U.S. Mortgage Insurance Operations was $72.2 million for the second quarter of 2006 and $142.3 million for the six months ended June 30, 2006, and includes PMI and equity earnings from PMI’s joint venture, CMG Mortgage Insurance Company and its affiliated companies, collectively referred to as CMG.

•	International Operations. We offer mortgage insurance and other credit enhancement products in Australia, New Zealand, Europe and Hong Kong. Net income from our International Operations segment was $25.5 million for the second quarter of 2006 and $54.1 million for the six months ended June 30, 2006.

•	Financial Guaranty. We are the lead investor in FGIC Corporation, whose subsidiaries provide primary financial guaranty insurance. We also have a significant interest in RAM Re and its holding company, RAM Holdings Ltd. Net income from our Financial Guaranty segment was $24.0 million for the second quarter of 2006 and $45.1 million for the six months ended June 30, 2006.

•	Other. Our Other segment consists of our holding company and contract underwriting operations and our equity in losses from certain limited partnerships. Our Other segment generated a net loss of $12.1 million for the second quarter of 2006 and $26.5 million for the six months ended June 30, 2006.

Summary of Financial Results for the Quarter and Six Months Ended June 30, 2006

Our consolidated net income for the second quarter and first half of 2006 was $109.6 million and $215.0 million, respectively, compared to $104.6 million and $205.7 million for the corresponding periods in 2005. These increases were primarily due to increases in net income from our Financial Guaranty and U.S. Mortgage Insurance Operations segments. Within our four segments, the net income increases were driven primarily by increased equity in earnings from FGIC, a decline in PMI’s underwriting and operation expenses and increases in PMI Australia’s premiums earned. These increases were partially offset by higher total losses and loss adjustment expenses, or LAE, from PMI Australia and a $7.6 million pre-tax expense relating to our January 2006 adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, or SFAS No. 123R, in our Other segment for the first half of 2006.

Trends and Conditions Affecting Financial Performance

U.S. Mortgage Insurance Operations. The financial performance of our U.S. Mortgage Insurance Operations segment is affected by a number of factors, including:

•

New Insurance Written. PMI’s new insurance written, or NIW, decreased by 26.9% in the second quarter of 2006 and by 15.0% in the first half of 2006 compared to the corresponding periods in 2005. These decreases reflect 23% and 22% decreases, respectively, in NIW generated by PMI’s flow channel. We believe that the decreases in PMI’s flow channel NIW were driven by increasingly competitive pricing, higher concentrations of loans in the 2006 private mortgage insurance market of a type or credit quality that PMI has traditionally not insured to a great extent, and a reduction in the size of the flow private mortgage insurance market. Increased use of alternatives to private mortgage insurance, such as “simultaneous seconds,” “piggyback,” “80/10/10,” “80/20,” or “80/15/5” loans, continues to negatively affect the size of the private mortgage insurance market and PMI’s NIW. The size of the private mortgage insurance market is also affected by the number of loans originated and sold to non-agency investors and we believe that the level of non-agency loans increased as a percentage of the total origination market in the first half of 2006. PMI’s structured transactions channel is affected by, among other things, the size of the mortgage-backed securities, or MBS, market and the differential in the interest rates being offered between the various risk layers of MBS transactions.

•	Policy Cancellations and Persistency. Continued low interest rates and home price appreciation have driven heavy mortgage refinance activity and high policy cancellations, which in turn have negatively affected PMI’s insurance in force. While policy cancellations negatively affect PMI’s insurance in force, cancellations due to borrower prepayments positively affect premiums earned on PMI’s single premium policies in the year in which the cancellations occur. Upon notification of cancellation of a loan under a non-refundable single premium policy, any unearned premium with respect to that loan is recognized as earned premium. PMI’s persistency rate, which is based upon the percentage of primary insurance in force at the beginning of a 12-month period that remains in force at the end of that period, was 64.9% as of June 30, 2006, 61.9% as of December 31, 2005 and 62.0% as of June 30, 2005. The improvement in PMI’s persistency rates in 2006 reflects lower levels of residential mortgage refinance activity. If mortgage interest rates remain at current levels or continue to increase, we expect that that refinancing activity will continue to slow and PMI’s persistency rate will continue to improve. If home price appreciation slows, policy cancellations may decline, which would also positively affect PMI’s persistency rate.

•	Credit and Portfolio Characteristics. PMI’s primary risk in force as of June 30, 2006 consisted of higher percentages of adjustable rate mortgages, or ARMs, payment option ARMs, interest only, Alt-A, and high LTV loans compared to June 30, 2005. We consider a loan Alt-A if it has a credit score of 620 or greater and has certain characteristics such as reduced documentation verifying the borrower’s income, deposit information or employment. We believe that these percentage increases reflect higher concentrations of these loans in the mortgage origination and private mortgage insurance markets since June 30, 2005. We expect higher default and claim rates for ARMs, option ARMs, interest only, Alt-A and high LTV loans and incorporate these assumptions into our underwriting approach, portfolio limits, pricing and loss and claim estimates.

•	Losses and Claims. PMI’s claims paid including LAE decreased by 15.9% in the second quarter of 2006 and by 12.0% in the first half of 2006 compared to the corresponding periods in 2005 primarily as a result of a decrease in the number of primary claims paid, partially offset by a higher average primary claim size. The decrease in the number of primary claims paid was primarily due to the seasoning of PMI’s primary insurance portfolio, a decrease in claims paid in the second quarter of 2006 that were previously delayed by bankruptcy protection compared to the second quarter of 2005, and favorable economic conditions, particularly continued home price appreciation. Net loss reserves increased by $9.2 million in the second quarter of 2006 from the first quarter of 2006 due to higher expected pending claim rates and claim sizes as a result of changes in the business mix of PMI’s portfolio, partially offset by a decrease in the number of loans in PMI’s default inventory.

•

Captive Reinsurance. Under captive reinsurance agreements, PMI transfers portions of its risk written on loans originated by certain lender-customers to captive reinsurance companies affiliated with such lender-customers. In return, PMI cedes a proportionate amount of its gross premiums written to these captive reinsurance companies. As of June 30, 2006, 53.3% of PMI’s primary insurance in force was subject to captive reinsurance agreements compared to 52.1% as of June 30, 2005. This increase was due to refinance activity resulting in cancellations of policies not subject to captive reinsurance and a higher percentage of the NIW from PMI’s flow channel being generated by customers with captive reinsurance agreements. We expect that the percentage of PMI’s flow insurance in force, primary flow risk in force and primary flow NIW subject to captive reinsurance will continue to increase. NIW generated through PMI’s structured channel are generally not subject to captive reinsurance agreements.

International Operations. Factors affecting the financial performance of our International Operations segment include:

•	PMI Australia. PMI Australia’s net income increased to $21.9 million and $46.0 million in the quarter and six months ended June 30, 2006, from $20.5 million and $41.1 million in the corresponding periods in 2005. PMI Australia’s NIW increased by 72.5% and 46.7% in the second quarter and first half of 2006, respectively, in comparison to the corresponding periods in 2005 due primarily to the successful execution of residential mortgage-backed securities, or RMBS, transactions in 2006 and the introduction in 2006 of streamlined flow product offerings. As a result of new regulatory capital requirements for lenders mortgage insurers, one of PMI Australia’s largest customers will restructure, subject to confirmation by its board of directors, its captive reinsurance arrangement with PMI Australia. We believe this restructuring will negatively impact PMI Australia’s premiums written in 2007. PMI Australia’s total losses and LAE increased to $6.8 million in the second quarter of 2006 and $8.0 million in the first half of 2006 from $0.7 million and $1.1 million in the corresponding periods in 2005. In the second quarter of 2006, PMI Australia’s net loss reserves increased by $3.6 million. We expect PMI Australia’s total losses and LAE to continue to increase to more normalized levels in the future.

•	PMI Europe. PMI Europe’s net income was $3.5 million for the second quarter of 2006 and $6.4 million for the first half of 2006 compared to $2.4 million and $5.4 million for the corresponding periods in 2005. Net income in the quarter and first half of 2006 was positively impacted by increases in other income arising from changes in the fair value of its credit default swap derivative contracts. These increases were offset by a reduction in premiums earned associated with the acquired Royal & Sun Alliance, or R&SA, portfolio. We recognize premiums associated with the R&SA portfolio in accordance with established earnings patterns that are based upon management’s estimation of the expiration of the portfolio’s risk. Accordingly, we expect the premiums earned and risk in force associated with the portfolio to continue to decline through the remaining life of the portfolio. As a result of an agreement reached with R&SA in the second quarter of 2006 PMI Europe’s R&SA profit sharing obligations have been terminated.

•	PMI Asia. In June 2006, our Asian subsidiary, PMI Asia, received its insurance authorization from the Hong Kong Insurance Authority. Subsequent to its receipt of authorization, we transferred our Hong Kong branch’s entire mortgage reinsurance portfolio to PMI Asia. In connection with this restructuring, our International Operations incurred a $1.1 million U.S. tax charge during the second quarter of 2006.

•

Foreign Currency Exchange Fluctuations and Foreign Currency Put Options. The performance of our International Operations is subject to fluctuations in exchange rates between the reporting currency of the U.S. dollar and the functional currencies of the Australian dollar and the Euro. The change in the average foreign currency exchange rates from the second quarter and first half of 2006 to the corresponding periods in 2005 decreased our International Operations’ net income by $0.7 million and $2.2 million, respectively, primarily due to a weakening of the Australian dollar during these periods. This foreign currency translation impact is calculated using the period over period change in the average monthly exchange rates to the current period ending net income in the functional currencies. Effective July 1, 2006, the functional currency of PMI Asia is the Hong Kong dollar.

In March 2006, we purchased foreign currency put options at a pre-tax cost of $1.4 million to mitigate the effects of a potential strengthening U.S. dollar relative to either the Australian dollar or the Euro through the remainder of 2006. Net income from International Operations for the second quarter and first half of 2006 includes a $2.0 million and $0.7 million pre-tax decrease in the fair value of our foreign currency put options, respectively.

Financial Guaranty. Factors affecting the financial performance of our Financial Guaranty segment include:

•	FGIC. The significant portion of our net income derived from our Financial Guaranty segment in the second quarter and first half of 2006 was generated by equity in earnings from FGIC. Equity in earnings from FGIC was $24.8 million for the second quarter of 2006 and $46.8 million for the first half of 2006 compared to $22.2 million and $41.8 million for the corresponding periods of 2005. These increases were primarily due to increases in premiums earned, not withstanding a decrease in refundings, and higher investment income, partially offset by higher underwriting expenses. FGIC’s financial performance is affected by, among other things, interest rate movements, which may generate refundings, the volume of issuance in the public and structured finance markets and FGIC’s ability to penetrate these markets.

•	RAM Re. Equity in earnings from RAM Re was $1.7 million and $2.9 million for the second quarter and first half of 2006, respectively, compared to $1.6 million and $2.8 million for the corresponding periods of 2005.

•	Hurricane Katrina. As of June 30, 2006, FGIC had Katrina-related case reserves of $5.3 million, watchlist reserves of $12.8 million and an estimated reinsurance recoverable of $1.0 million, representing a $2.9 million decrease in net reserves related to credits affected by Hurricane Katrina from December 31, 2005. The decrease primarily reflects payments of claims. FGIC’s loss reserve will likely be adjusted in the future as additional information concerning such credits becomes available. Any such adjustments may have a material impact on its results of operations and our equity in earnings from FGIC. RAM Re’s exposure to obligations in the FEMA dual-designated areas is approximately $118 million, of which $27.8 million was added to its watchlist. RAM Re has not recorded reserves related to Hurricane Katrina. We cannot predict whether FGIC or RAM Re will ultimately incur losses or will record additional reserves in the future as a result of Hurricane Katrina.

Other. Factors affecting the financial performance of our Other segment include:

•	Contract Underwriting Services. Due to lower levels of mortgage originations and a decline in customers’ requests for contract underwriting services, our contract underwriting activities and associated revenues and expenses decreased in the second quarter and first half of 2006 compared to the corresponding periods in 2005. We believe our contract underwriting activities and revenues will continue to decline in the future as a result of these factors. Total contract underwriting expenses primarily include allocated expenses as well as monetary remedies provided to customers in the event we failed to properly underwrite a loan. Expenses associated with contract underwriting remedies, and accruals thereof, decreased from $5.7 million and $8.2 million in the second quarter and first half of 2005, respectively, to $2.6 million and $5.0 million in the corresponding periods of 2006.

•	Stock-Based Compensation. In 2006, we adopted SFAS No. 123R, which requires us to record the fair value of share-based awards, including stock options and shares issued under our Employee

Stock Purchase Plan, which we refer to as the ESPP, to employees in our consolidated statements of operations effective January 1, 2006. During the second quarter and first half of 2006, our underwriting expenses include $2.6 million (pre-tax) and $7.6 million (pre-tax), respectively, in compensation expense relating to unvested and outstanding stock options and the ESPP. The after tax charge related to this item was $1.9 million in the second quarter and $5.7 million in the first half of 2006.

•	Additional Items Affecting this Segment. Our Other segment also includes net investment income from our holding company, expenses related to corporate overhead, including employee compensation expense not included in U.S. Mortgage Insurance Operations and interest expense. Effective January 1, 2006, we refined our method of operating cost allocation between our U.S. Mortgage Insurance Operations segment and our Other segment. As a result of this refinement, we allocated approximately $1.5 million (pre-tax) and $3.0 million (pre-tax) of expenses in the second quarter and first half of 2006, respectively, to our Other segment which previously would have been allocated to our U.S. Mortgage Insurance Operations segment. This allocation refinement will affect these segments’ expense reporting throughout the remainder of 2006.

DESCRIPTION OF THE SENIOR NOTES

The following description is a summary of the terms of the senior notes we are offering. This summary of certain terms of the senior notes and the indenture under which the senior notes will be issued is not complete, and for more complete information we refer you to the indenture, which is filed as an exhibit to the registration statement on Form S-3 to which this prospectus supplement relates, the related officers’ certificate and to the Trust Indenture Act.

General

The PMI Group will issue the senior notes under an indenture, dated as of November 3, 2003, between The PMI Group and The Bank of New York Trust Company, N.A. (as successor to The Bank of New York), as indenture trustee, and an officers’ certificate (collectively, the “indenture”).

The PMI Group will issue $250,000,000 aggregate principal amount of     % notes due 2016 (the “2016 notes”) and $150,000,000 aggregate principal amount of     % notes due 2036 (the “2036 notes” and, together with the 2016 notes, the “senior notes”). The 2016 notes will mature on             , 2016 and the 2036 notes will mature on             , 2036.

The senior notes will be senior debt securities that are The PMI Group’s direct, unsecured obligations and will rank without preference or priority among themselves and equally with all of The PMI Group’s existing and future unsecured senior indebtedness.

The PMI Group is a holding company that derives all its income from its subsidiaries. Accordingly, The PMI Group’s ability to service its debt, including its obligations under the senior notes, and other obligations are primarily dependent on the earnings of its respective subsidiaries and the payment of those earnings to it, in the form of dividends, loans or advances and through repayment of loans or advances from it. In addition, any payment of dividends, loans or advances by those subsidiaries could be subject to statutory or contractual restrictions. The PMI Group’s subsidiaries have no obligation to pay any amounts due on the senior notes. All references in this “Description of the Senior Notes” to “we”, “us”, or “our” are to The PMI Group and not to any subsidiaries of The PMI Group.

The senior notes will not be subject to a sinking fund provision and are not subject to defeasance. We may redeem the notes in whole or in part as more fully described under “—Make-Whole Redemption” below.

The indenture trustee will initially be the security registrar and the paying agent for the senior notes. The senior notes will be issued in the form of one or more global certificates, will be in denominations of $1,000 and integral multiples of $1,000, without coupons.

The indenture governing the senior notes does not contain provisions that afford holders of the senior notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The indenture does not limit the ability of The PMI Group or any of its subsidiaries to issue or incur other unsecured debt or issue preferred stock.

The senior notes will not be listed on any national securities exchange or automated dealer quotation system.

Interest

The interest rate on the senior notes will be     % per year in the case of the 2016 notes and     % per year in the case of the 2036 notes, in each case from and including             , 2006, the date of issuance, payable semi-annually in arrears on              and              of each year, commencing on             , 2007, to the person in whose

name the senior note is registered at the close of business on the first day of the month in which the interest payment date falls.

The amount of interest payable on the senior notes for any period will be computed (1) for any full semi-annual period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full semi-annual period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the senior notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next calendar year, then such payment will be made on the preceding business day.

Additional Mechanics

Payment and Paying Agents

Payments on senior notes issued as a global security will be made to the depositary or a successor depositary. Principal and interest with respect to certificated notes will be payable, the transfer of the senior notes will be registrable and senior notes will be exchangeable for notes of a like aggregate principal amount in denominations of $1,000 and integral multiples of $1,000, at the office or agency maintained by us for this purpose in The City of Los Angeles. We have initially designated the corporate trust office of the indenture trustee as that office. That office is currently located at The Bank of New York Trust Company, N.A., Corporate Trust Trustee Administration, 700 S. Flower Street, Los Angeles, California 90017. You must make arrangements to have your payments picked up at or wired from that office. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.

Holders buying and selling senior notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify the trustee of changes in the paying agent.

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records.

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to The PMI Group. After that two-year period, holders may look only to The PMI Group for payment and not to the trustee, any other paying agent or anyone else.

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another firm or to buy or lease substantially all of the assets of another firm. However, we may not take any of these actions unless certain specified conditions are met, including the following:

•	If we merge out of existence or sell or lease our assets, the other firm must be an entity that is organized under U.S., Bermuda or Cayman Island laws and must assume our obligations on the senior notes.

•	The merger, sale or lease of assets or other transaction must not cause a default on the senior notes, and we must not already be in default. For purposes of this test, a default would include an event of default that has occurred and not been cured, as described under “—Events of Default—What Is an Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us a notice of default or for our default having to continue for a specific period of time were disregarded.

•	It is possible that the merger, sale or lease of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay our obligations to those lenders. We are obligated to limit these preferential rights on our property, called liens, as discussed later under “—Covenants in the Indenture—Limitations on Liens”. If a merger or other transaction would create any liens on our property, we must comply with that covenant.

•	We must deliver to the trustee an officers’ certificate and opinion of counsel confirming, among other things, that the merger, sale or lease of assets or other transaction complies with the above conditions and in the case of a merger or consolidation in which we merge out of existence and our successor is an entity organized under the laws of Bermuda or the Cayman Islands, that the merger will not result in any material adverse tax consequences to holders of senior notes.

Modification and Waiver

There are three types of changes we can make to the indenture and the senior notes.

Changes Requiring Approval of Each Holder. First, there are changes that cannot be made to the senior notes without the specific approval of the holders. Following is a list of those types of changes that require the approval of each affected holder of the 2016 notes or the 2036 notes, as the case may be:

•	change the stated maturity of the principal or interest on the 2016 notes or the 2036 notes, as the case may be;

•	reduce any amounts due on the 2016 notes or the 2036 notes, as the case may be;

•	reduce the amount of principal payable upon acceleration of the maturity of the 2016 notes or the 2036 notes, as the case may be, following a default;

•	change the place or currency of payment on the 2016 notes or the 2036 notes, as the case may be;

•	impair a holder’s right to sue for payment;

•	reduce the percentage of holders of the 2016 notes or the 2036 notes, as the case may be, whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of the 2016 notes or the 2036 notes, as the case may be, whose consent is needed to waive compliance with the indenture or to waive defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture.

Changes Requiring a Majority Approval. The second type of change to the indenture and the senior notes is the kind that requires an approval by holders of the senior notes owning a majority of the principal amount of the 2016 notes or the 2036 notes, as the case may be. Most changes fall into this category. Majority approval would be required for us to obtain a waiver of all or part of the covenants described under “—Covenants in the Indenture” below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the 2016 notes or the 2036 notes, as the case may be, listed in the first category described above under “—Changes Requiring Approval of Each Holder” unless we obtain the individual consent of each holder to the waiver.

Changes Not Requiring Approval. The third type of change does not require any approval by holders of the senior notes. This type is limited to clarifications and other changes that would not adversely affect holders of the senior notes in any material respect.

Further Details Concerning Votes and Consents

We will generally be entitled to set any day as a record date to determine the holders of outstanding 2016 notes or 2036 notes, as the case may be, who are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for a vote or other action to be taken by holders of the 2016 notes or the 2036 notes, that vote or action may be taken only by persons who are holders of outstanding 2016 notes or the 2036 notes, as the case may be, on the record date and must be taken within 180 days following the record date or another period that we may specify, or as the trustee may specify if it set the record date. We may shorten or lengthen, but not beyond 180 days, this period from time to time.

Covenants in the Indenture

Limitations on Liens

So long as the senior notes are outstanding, we and our subsidiaries may not create, issue, assume, incur or guarantee any indebtedness for borrowed money which is secured by a lien, mortgage, pledge, security interest or other encumbrance of any nature on any of the present or future capital stock of PMI Mortgage Insurance Co., or PMI, or on the capital stock of any subsidiary having control of PMI, which capital stock is owned by us, unless the senior notes and, if we elect, any other indebtedness ranking at least equally with the senior notes, are secured equally and ratably with or prior to that other indebtedness for borrowed money so long as that other indebtedness is outstanding.

Limitations on Disposition of Stock of PMI Mortgage Insurance Co.

So long as the senior notes are outstanding, we and our subsidiaries may not sell, transfer, or otherwise dispose of any shares of capital stock of PMI or of any corporation having control of PMI, except for a sale, transfer or other disposition of:

•	any such capital stock to another direct or indirect wholly-owned subsidiary of The PMI Group;

•	all of the shares of capital stock of PMI for at least fair value, as determined in good faith by our board of directors; or

•	shares of the capital stock of PMI for at least fair value, as determined in good faith by our board, if, after giving effect to the transfer, we and our subsidiaries would own more than 80% of the issued and outstanding voting stock of PMI.

The term “subsidiary” means any corporation of which we and/or one or more of our other subsidiaries directly or indirectly own at least a majority of the outstanding voting stock having the authority to elect a majority of the board of directors. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors.

Events of Default

Holders of the senior notes will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default? The term “event of default” means, with respect to the 2016 notes or the 2036 notes, as applicable, any of the following:

•	We fail to pay the principal or any premium on the 2016 notes, in the case of the 2016 notes, or on the 2036 notes, in the case of the 2036 notes, on the applicable stated maturity date.

•	We fail to pay interest on the 2016 notes, in the case of the 2016 notes, or on the 2036 notes, in the case of the 2036 notes, within 30 days from the relevant due date.

•	We remain in breach of specified covenants in the indenture for 60 days after we receive a notice of default stating that we are in breach. The notice must be sent by the trustee or by holders of at least 25% in principal amount of the 2016 notes, in the case of the 2016 notes, or by the trustee or by holders of at least 25% in principal amount of the 2036 notes, in the case of the 2036 notes.

•	Either we or PMI default under any indebtedness for money borrowed if:

•	that default either (1) results from the failure to pay the principal of that indebtedness at its stated maturity or (2) relates to an obligation other than the obligation to pay the principal of that indebtedness at its stated maturity and results in that indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable,

•	the principal amount of that indebtedness, together with the principal amount of any other indebtedness in default for failure to pay principal at stated maturity or the maturity of which has been so accelerated, aggregates $50,000,000 or more at any one time outstanding and

•	that indebtedness is not discharged, or the acceleration is not rescinded or annulled, within 30 days after written notice as provided in the indenture.

•	A court enters a decree of bankruptcy, insolvency or reorganization against us.

•	We file voluntary proceedings under bankruptcy, insolvency or reorganization laws.

Remedies If an Event of Default Occurs. If an event of default other than those described in the fifth or sixth bullet points above has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the 2016 notes or the 2036 notes, as the case may be, may declare the entire principal amount of all the 2016 notes or the 2036 notes, as the case may be, to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the 2016 notes or the 2036 notes, as the case may be. If any event of default described in the fifth or sixth bullet points above occurs, the entire principal amount of all the senior notes shall automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the 2016 notes or the 2036 notes, as the case may be, may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing other actions under the indenture.

Before any holder bypasses the trustee and brings its own lawsuit or other formal legal action or takes other steps to enforce its rights or protect its interests relating to the senior notes, the following must occur:

•	Such holder must give the trustee written notice that an event of default has occurred and remains uncured;

•	The holders of at least 25% in principal amount of all outstanding 2016 notes or 2036 notes, as the case may be, must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	No inconsistent direction must have been given to the trustee during the 60-day period from the holders of a majority in principal amount of the 2016 notes or the 2036 notes, as the case may be.

We will furnish to the trustee every year a written statement from some of our designated officers certifying that, to their knowledge, we are in compliance with the indenture and the 2016 notes or the 2036 notes, as the case may be, or else specifying any default.

Make-Whole Redemption

We may redeem the 2016 notes and the 2036 notes in whole at any time or in part from time to time, at our option, at a “make-whole” redemption price equal to the greater of:

(1)	100% of the principal amount of the senior notes to be redeemed; or

(2)	the sum of the present values of the remaining scheduled payments of principal and interest on such senior notes from the redemption date to the applicable maturity date discounted, in each case, to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined below) plus basis points for the 2016 notes and at the treasury rate plus basis points for the 2036 notes;

plus in the case of either clause (1) or (2), any interest accrued but not paid to but excluding the date of redemption. For the avoidance of doubt, any calculation of the remaining scheduled payments of principal and interest pursuant to clause (2) of the preceding sentence shall not include interest accrued as of the applicable redemption date.

“Treasury rate”, which is to be determined on the third business day preceding the applicable redemption date for the 2016 notes or the 2036 notes, as applicable, means (i) the yield, under the heading which represents the average for the week immediately preceding the determination date, appearing in the most recently published statistical release designated “H. 15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity (rounded to the nearest month) corresponding to the comparable treasury issue (as defined below) (if no maturity is within three months before or after the maturity date for the 2016 notes or the 2036 notes, as applicable, yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the determination date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. The treasury rate will be calculated by the independent investment banker (as defined below) and reported to the trustee on the third business day preceding the redemption date.

“Comparable treasury issue” means, with respect to the senior notes to be redeemed, the United States Treasury security selected by the independent investment banker as having a maturity comparable to the remaining term of the senior notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities.

“Comparable treasury price” means with respect to any redemption date for the 2016 notes or the 2036 notes, as applicable, (i) the average of four reference treasury dealer quotations for such redemption date, after excluding the highest and lowest such reference treasury dealer quotations, or (ii) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“Independent investment banker” means one of the reference treasury dealers that we have appointed.

“Reference treasury dealer” means Banc of America Securities LLC and its successors and any other primary dealers actively trading United States Treasury securities that we select and their respective successors (each, a “primary treasury dealer”); provided, however, that if any of the foregoing shall cease to be a primary dealer actively trading United States Treasury securities, we will substitute in its place another primary treasury dealer.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker by such reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Notice of any redemption will be mailed by first-class mail at least 30 days but no more than 60 days before the redemption date to each holder of senior notes to be redeemed. If fewer than all of the 2016 notes or 2036 notes, as the case may be, are being redeemed, the trustee will select the particular 2016 notes or 2036 notes, as applicable, to be redeemed pro rata, by lot or by another method the trustee deems fair and appropriate.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the senior notes or portions of such senior notes called for redemption.

Book-Entry Settlement

The 2016 notes and the 2036 notes will each be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee. The depositary will be The Depository Trust Company, commonly referred to as DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of the senior notes. No person that acquires a beneficial interest in the senior notes will be entitled to receive a certificate representing that person’s interest in the securities except as mentioned herein. Unless definitive securities are issued under the limited circumstances described below,

•	all references in this prospectus supplement to actions by holders of securities issued in global form refer to actions taken by DTC upon instructions from its participants; and

•	all references to payments and notices to holders refer to payments and notices to DTC or Cede & Co., as the registered holder of the senior notes.

Except under the limited circumstances described below, senior notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, senior notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security. Beneficial owners may also be unable to sell interests in their securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of senior notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing senior notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

In the event that:

•	the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice,

•	an event of default occurs and is continuing with respect to the 2016 notes or the 2036 notes, as the case may be, or

•	we determine in our sole discretion that we will no longer have the 2016 notes or the 2036 notes represented by global securities,

certificates for the 2016 notes or the 2036 notes, as the case may be, will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for 2016 note certificates or 2036 note certificates, as applicable, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

The following is based on information furnished by DTC:

DTC will act as securities depository for the senior notes. The senior notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered global securities will be issued for each of the 2016 notes and the 2036 notes in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants (referred to as “direct participants”) deposit with DTC. DTC also facilities the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of direct participants and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation (each also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”).

Purchases of senior notes under the DTC system must be made by or through direct participants, which will receive a credit for the senior notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the senior notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in senior notes, except in the event that use of the book-entry system for the senior notes is discontinued.

To facilitate subsequent transfers, all senior notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of senior notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the senior notes; DTC’s records reflect only the identity of the direct participants to whose accounts such senior notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of senior notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the senior notes, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of senior notes may wish to ascertain that the nominee holding the senior notes for their benefit has agreed to obtain and transmit notices to beneficial owners, in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the senior notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will vote or consent with respect to the senior notes unless authorized by a direct participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to The PMI Group as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the senior notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the senior notes will be made in immediately available funds to DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or The PMI Group, subject to any statutory or regulatory requirements as may be in effect from time to time. Any payment due to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of The PMI Group or the applicable agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

DTC may discontinue providing its services as securities depository with respect to the senior notes at any time by giving reasonable notice to The PMI Group or the applicable agent. Under such circumstances, in the event that a successor securities depository is not obtained, senior notes certificates are required to be printed and delivered. The PMI Group may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, senior notes certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor any agent takes any responsibility for the accuracy thereof.

Governing Law

The indenture and the senior notes are governed by and construed in accordance with the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the material United States federal income tax consequences of owning the senior notes we are offering. It applies to you only if you acquire senior notes in the offering at the “issue price,” which is the first price to the public at which a substantial amount of the senior notes is sold for money, and you hold your senior notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns senior notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns senior notes as part of a straddle or conversion transaction for tax purposes,

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

•	a partnership, or an entity treated as a partnership for U.S. federal income tax purposes.

If you purchase senior notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the senior notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the senior notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the senior notes.

Please consult your own tax advisor concerning the consequences of owning these senior notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a senior note and you are:

•	a citizen or resident of the United States,

•	a domestic corporation or an entity treated as a corporation for U.S. federal income tax purposes,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “—United States Alien Holders” below.

Payments of Interest

You will be taxed on any interest on your senior note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Purchase, Sale, Exchange and Retirement of the Senior Notes

Your tax basis in your senior note will generally be its cost. You will generally recognize capital gain or loss on the sale, exchange or retirement of your senior note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your senior note. Amounts attributable to accrued but unpaid interest will be taxed under the rules described in “—Payments of Interest”. Capital gain of a noncorporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a senior note and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a senior note.

Special rules apply where income or gain associated with the senior notes is effectively connected for U.S. federal income tax purposes with a United States alien holder’s conduct of a trade or business in the United States, and to a United States alien holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a senior note and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such United States alien holder is urged to consult his or her own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a senior note.

If you are a United States holder (as defined above), this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a senior note:

•	we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal and interest to you if, in the case of payments of interest:

1.	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

2.	you are not a controlled foreign corporation that is related to us through stock ownership, and

3.	the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

a.	you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person,

b.	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

c.	the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i.	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii.	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

iii.	a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the senior notes in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

d.	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i.	certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii.	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

e.	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the senior notes in accordance with U.S. Treasury regulations; and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your senior note.

Further, a senior note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death and

•	the income on the senior note would not have been effectively connected with a United States trade or business of the decedent at the same time.

Backup Withholding and Information Reporting

In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal and interest on your senior note. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your senior note before maturity within the United States. Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a United States alien holder, payments of principal or interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “— United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your senior notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of senior notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

Subject to the discussion below, payment of the proceeds from the sale of senior notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of senior notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of senior notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of senior notes effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

CERTAIN ERISA CONSIDERATIONS

The senior notes may be purchased and held by an employee benefit plan subject to Title I of the Employee Retirement Security Act of 1974, as amended, which we refer to as ERISA, or by an individual retirement account or other plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. A fiduciary of an employee benefit plan subject to ERISA must determine that the purchase and holding of a senior note is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that its purchase and holding of senior notes do not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or similar law. Each purchaser and transferee of a senior note who is subject to ERISA and/or Section 4975 of the Code or a similar law will be deemed to have represented by its acquisition and holding of the senior note that its acquisition and holding of the senior note does not constitute or give rise to a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any similar law.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of 2016 notes and 2036 notes set forth opposite its name below:

Underwriter	Principal Amount of 2016 Notes	Principal Amount of 2036 Notes
Banc of America Securities LLC
Lehman Brothers Inc.
Goldman, Sachs & Co.
Citigroup Global Markets Inc.
SunTrust Capital Markets, Inc.
Wachovia Capital Markets, LLC

Total	$250,000,000	$150,000,000

Under the terms and conditions of the underwriting agreement, if the underwriters take any of the senior notes, then the underwriters are obligated to take and pay for all of the senior notes.

The senior notes are new issues of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market in the senior notes, but they have no obligation to do so and may discontinue market making at any time without providing notice. No assurance can be given as to the liquidity of any trading market for the senior notes.

The underwriters initially propose to offer part of the senior notes directly to the public at the offering price described on the cover page and part to certain dealers at a price that represents a concession not in excess of     % of the principal amount of the senior notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of     % of the principal amount of the senior notes to certain other dealers. After the initial offering of the senior notes, the underwriters may from time to time vary the offering price and other selling terms.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the senior notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the senior notes. Specifically, the underwriters may overallot in connection with the offering of the senior notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, senior notes in the open market to cover syndicate short positions or to stabilize the price of the senior notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the senior notes in the offering of the senior notes, if the syndicate repurchases previously distributed senior notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the senior notes above independent market levels. The underwriters are not required to engage in any of these activities and may end any of them at any time.

We estimate our expenses associated with this offering (not including underwriting discounts and commissions) to be $400,000.

In the ordinary course of their respective businesses, the underwriters or their affiliates have engaged, or may in the future engage, in commercial banking or investment banking transactions with us and our affiliates. From time to time, Banc of America Securities LLC and its affiliates have provided, and may in the future provide, investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and other expenses. We have a credit facility with a syndicate of lenders that includes affiliates of Banc of America Securities LLC, Citigroup Global Markets Inc., SunTrust Capital Markets, Inc. and Wachovia Capital Markets, LLC. The amount of this credit facility is $175 million, which may be increased to $200 million at our request subject to approval by the lenders. There are currently no outstanding borrowings under that facility. On August 21, 2006, we, Banc of America Securities LLC and one of its affiliates entered into a commitment letter with respect to a new $300 million senior credit facility that would replace the existing facility. The commitment letter provides that the facility may be increased to up to $500 million at our discretion, provided that one or more lenders agree to lend the increased amount. Under the commitment letter, an affiliate of Banc of America Securities LLC has agreed to lend up to $80 million of the credit facility. In addition, Banc of America Securities LLC has agreed to act as sole and exclusive lead arranger for the credit facility and to use its best efforts to syndicate the remainder of the credit facility. Both commitments are subject to certain conditions. Affiliates of certain other underwriters may also participate in this facility.

On June 12, 2006, we entered into two U.S. Treasury interest rate lock agreements with an affiliate of Banc of America Securities LLC for the purpose of protecting against the possibility of rising interest rates relating to debt we may issue during the next few months, including in this offering. In addition, Banc of America Securities LLC was the remarketing agent in connection with the August 2006 remarketing of approximately $345 million of senior notes maturing in 2008 and the dealer-manager in connection with the exchange offer for our 2.50% senior convertible debentures, which we completed in August 2006.

On August 23, 2006, we entered into an accelerated stock buyback program with Goldman, Sachs & Co. Under the terms of the agreement, we will purchase shares of our common stock from Goldman, Sachs & Co. for an aggregate purchase price of up to $345 million. The number of common shares to be purchased will be determined at the conclusion of the program. We also entered into a bridge loan credit agreement with an affiliate of Goldman, Sachs & Co. Pursuant to the bridge loan credit agreement, we have borrowed $345 million from the lenders under the credit agreement. We intend to use the proceeds of the loans to finance our obligation to repurchase our shares of common stock under the accelerated stock buyback program.

From time to time, PMI insures certain mortgage loans underwritten by affiliates of the underwriters in the ordinary course of its business. The underwriters and their affiliates may from time to time engage in future transactions with us and our affiliates and provide services to us and our affiliates in the ordinary course of their business.

VALIDITY OF SECURITIES

The validity of the senior notes is being passed upon for The PMI Group by Sullivan & Cromwell LLP, Palo Alto, California. Certain legal matters are being passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements of The PMI Group, Inc. appearing in The PMI Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005, as amended, (including schedules appearing therein), and The PMI Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, and the consolidated financial statements of PMI Mortgage Insurance Ltd and subsidiaries for the year ended December 31, 2005 appearing therein and the consolidated financial statements of PMI Mortgage Insurance Ltd and subsidiaries for the year ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements, management’s assessment and the financial statements of PMI Mortgage Insurance Ltd are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports, proxy statements, any amendments to those reports and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of the registration statement and do not contain all of the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document of The PMI Group, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

The SEC’s rules allow us to incorporate by reference information into the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of the prospectus. Any reports filed by us with the SEC on or after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus.

We incorporate by reference into the prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;

•	Our Current Reports on Form 8-K and 8-K/A dated February 7, 2006, February 15, 2006, February 22, 2006, May 18, 2006, June 12, 2006, July 3, 2006, July 18, 2006, July 21, 2006, August 3, 2006, August 10, 2006, August 21, 2006, August 22, 2006 and August 23, 2006;

•	The description of our Common Stock, filed in our Form 8-A dated April 5, 1995, and any amendment or report for the purpose of updating such description;

•	The description of our Senior A Junior Participating Preferred Stock Purchase Rights (currently traded with our common stock), filed in our Form 8-A dated February 2, 1998, and any amendment or report for the purpose of updating such description; and

•	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from our Vice President, Investor Relations, 3003 Oak Road, Walnut Creek, California 94597, telephone (925) 658-7878.

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Dollars in thousands, except per share data)
REVENUES
Premiums earned	$213,643	$206,408	$419,883	$405,975
Net investment income	49,015	45,747	95,882	89,537
Equity in earnings from unconsolidated subsidiaries	32,287	28,282	59,913	53,494
Net realized investment gains	556	1,503	896	2,224
Other income	3,937	6,251	10,722	11,787

Total revenues	299,438	288,191	587,296	563,017

LOSSES AND EXPENSES
Losses and loss adjustment expenses	71,861	67,235	132,800	131,717
Amortization of deferred policy acquisition costs	17,794	18,809	34,781	39,252
Other underwriting and operating expenses	52,873	54,417	113,392	100,062
Interest expense	8,067	8,472	16,246	18,025

Total losses and expenses	150,595	148,933	297,219	289,056

Income before income taxes	148,843	139,258	290,077	273,961
Income taxes	39,228	34,673	75,114	68,218

NET INCOME	$109,615	$104,585	$214,963	$205,743

PER SHARE DATA
Basic:
Basic net income	$1.24	$1.13	$2.42	$2.20

Diluted:
Diluted net income	$1.14	$1.04	$2.23	$2.03

See accompanying notes to consolidated financial statements.

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2006	December 31, 2005
	(Unaudited)
	(Dollars in thousands, except per share data)
ASSETS
Investments - available-for-sale at fair value:
Fixed income securities	$2,820,507	$2,813,595
Equity securities:
Common	143,106	141,813
Preferred	180,884	96,588
Short-term investments	159,568	142,324

Total investments	3,304,065	3,194,320

Cash and cash equivalents	540,346	595,112
Investments in unconsolidated subsidiaries	1,007,780	984,925
Accrued investment income	45,629	43,707
Premiums receivable	52,535	56,810
Reinsurance receivables and prepaid premiums	17,445	27,060
Reinsurance recoverables	3,370	3,278
Deferred policy acquisition costs	83,666	86,170
Property, equipment and software, net of accumulated depreciation and amortization	181,974	186,929
Other assets	76,656	75,825

Total assets	$5,313,466	$5,254,136

LIABILITIES
Reserve for losses and loss adjustment expenses	$384,605	$368,841
Unearned premiums	490,906	490,899
Long-term debt	819,529	819,529
Reinsurance payables	39,015	54,409
Deferred income taxes	139,328	101,837
Other liabilities and accrued expenses	146,116	187,831

Total liabilities	2,019,499	2,023,346

Commitments and contingencies (Notes 7 and 8)

SHAREHOLDERS’ EQUITY
Preferred stock – $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock – $0.01 par value; 250,000,000 shares authorized; 111,336,954 shares issued; 86,442,081 and 88,713,377 shares outstanding	1,114	1,114
Additional paid-in capital	493,555	466,474
Treasury stock, at cost (24,894,873 and 22,623,577 shares)	(784,447)	(652,957)
Retained earnings	3,413,424	3,207,737
Accumulated other comprehensive income, net of deferred taxes	170,321	208,422

Total shareholders’ equity	3,293,967	3,230,790

Total liabilities and shareholders’ equity	$5,313,466	$5,254,136

See accompanying notes to consolidated financial statements.

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2006	2005
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$214,963	$205,743
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings from unconsolidated subsidiaries	(59,913)	(53,494)
Net realized investment gains	(896)	(2,224)
Depreciation and amortization	16,420	15,257
Deferred income taxes	37,105	30,990
Compensation expense related to stock options and employee stock purchase plan	7,560	—
Excess tax benefits on the exercise of employee stock options	(4,207)	—
Policy acquisition costs incurred and deferred	(32,277)	(34,706)
Amortization of deferred policy acquisition costs	34,781	39,252
Changes in:
Accrued investment income	(1,922)	1,396
Premiums receivable	4,275	4,556
Reinsurance receivables, net of reinsurance payables	(5,779)	(2,980)
Reinsurance recoverables	(92)	86
Reserve for losses and loss adjustment expenses	15,764	(435)
Unearned premiums	7	(23,354)
Income taxes payable	5,963	(1,554)
Other	(24,438)	(16,716)

Net cash provided by operating activities	207,314	161,817

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales and maturities of fixed income securities	322,659	289,909
Proceeds from sales of equity securities	30,526	53,032
Proceeds from sale of unconsolidated subsidiary	8,503	—
Investment purchases:
Fixed income securities	(389,607)	(157,388)
Equity securities	(119,376)	(52,845)
Net change in short-term investments	(17,658)	(3,697)
Distributions from unconsolidated subsidiaries, net of capital contributions	17,387	1,257
Net change in related party receivables	492	7,877
Capital expenditures and capitalized software, net of dispositions	(10,472)	(20,445)

Net cash (used in) provided by investing activities	(157,546)	117,700

CASH FLOW FROM FINANCING ACTIVITIES
Purchase of treasury stock	(150,000)	(100,000)
Excess tax benefits from exercise of employee stock options	4,207	—
Proceeds from issuance of treasury stock	31,042	10,122
Dividends paid to shareholders	(9,279)	(8,360)

Net cash used in financing activities	(124,030)	(98,238)

Foreign currency translation adjustment	19,496	(29,518)

Net (decrease) increase in cash and cash equivalents	(54,766)	151,761
Cash and cash equivalents at beginning of period	595,112	328,037

Cash and cash equivalents at end of period	$540,346	$479,798

SUPPLEMENTAL CASH FLOW DISCLOSURES
Interest paid	$15,322	$15,803
Income taxes paid, net of refunds	$48,869	$30,981

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of The PMI Group, Inc. (“The PMI Group” or “TPG”), a Delaware corporation and its direct and indirect wholly-owned subsidiaries, including: PMI Mortgage Insurance Co., an Arizona corporation, and its affiliated U.S. mortgage insurance and reinsurance companies (collectively “PMI”); PMI Mortgage Insurance Ltd and PMI Indemnity Limited, the Australian mortgage insurance companies, and their holding company, PMI Mortgage Insurance Australia (Holdings) Pty Limited (collectively “PMI Australia”); PMI Mortgage Insurance Company Limited and its holding company TPG Reinsurance Company Limited, the Irish insurance companies (collectively “PMI Europe”); PMI Mortgage Insurance Asia Ltd. (“PMI Asia”) and other insurance, reinsurance and non-insurance subsidiaries. The PMI Group and its subsidiaries are collectively referred to as the “Company.” All material intercompany transactions and balances have been eliminated in the consolidated financial statements.

The Company has a 42.0% equity ownership interest in FGIC Corporation, the holding company of Financial Guaranty Insurance Company (collectively “FGIC”), a New York-domiciled financial guaranty insurance company. The Company also has equity ownership interests in CMG Mortgage Insurance Company, CMG Mortgage Assurance Company and CMG Mortgage Reinsurance Company (collectively “CMG”), which conduct residential mortgage insurance business for credit unions; and through the holding company, RAM Holdings Ltd., RAM Reinsurance Company, Ltd. (collectively “RAM Re”), a financial guaranty reinsurance company based in Bermuda. In addition, the Company has ownership interests in several limited partnerships. In addition, the Company owns 100% of PMI Capital I (“Issuer Trust”), an unconsolidated wholly-owned trust that privately issued debt in 1997. As of December 31, 2003, the Company deconsolidated PMI Capital I upon adoption of Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46, Consolidation of Variable Interest Entities, which provides guidance on identifying and assessing interests in variable interest entities to determine if consolidation or deconsolidation of that entity is required.

On October 4, 2005, the Company sold to Credit Suisse First Boston (USA), Inc. (“CSFB”) its equity ownership interest in SPS Holding Corp. (“SPS”), whose subsidiary, Select Portfolio Servicing, Inc. (“Select Portfolio Servicing”), is a servicer of single-family residential mortgages. The Company has received cash payments of $3.6 million and $8.5 million for its holdings in SPS during the second quarter and the first six months of 2006, respectively, from a residual interest in mortgage servicing assets. As of June 30, 2006, the carrying value of this residual interest was $7.9 million. The Company and SPS’s other former shareholders agreed to indemnify CSFB for certain liabilities relating to SPS’s operations. As of June 30, 2006, the liability with respect to this indemnification was $6.4 million.

The Company’s unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and disclosure requirements for interim financial information and the requirements of Form 10-Q and Articles 7 and 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete consolidated financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation, have been included. Interim results for the three months and six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. The consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in The PMI Group’s annual report on Form 10-K for the year ended December 31, 2005.

NOTE 2. SUMMARY OF CERTAIN SIGNIFICANT ACCOUNTING POLICIES

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported consolidated amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Significant accounting policies are as follows:

Investments – The Company has designated its entire portfolio of fixed income and equity securities as available-for-sale. These securities are recorded at fair value based on quoted market prices with unrealized gains and losses, net of deferred income taxes, accounted for as a component of accumulated other comprehensive income in shareholders’ equity. The Company evaluates its investments regularly to determine whether there are declines in value and whether such declines meet the definition of other-than-temporary impairment in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities and Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 59, Accounting for Noncurrent Marketable Equity Securities. The fair value of a security below cost or amortized cost for consecutive quarters is a potential indicator of an other-than-temporary impairment. When the Company determines a security has suffered an other-than-temporary impairment, the impairment loss is recognized, to the extent of the decline, as a realized investment loss in the current period’s net income.

The Company’s short-term investments have maturities of greater than three and less than 12 months when purchased and are carried at fair value. Realized gains and losses on sales of investments are determined on a specific-identification basis. Investment income consists primarily of interest and dividends. Interest income and preferred stock dividends are recognized on an accrual basis. Dividend income on common stock is recognized on the date of declaration. Net investment income represents interest and dividend income, net of investment expenses.

Cash and Cash Equivalents – The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Investments in Unconsolidated Subsidiaries – Investments in the Company’s unconsolidated subsidiaries include both equity investees and unconsolidated majority-owned subsidiaries. Investments in equity investees with ownership interests of 20%-50% are generally accounted for using the equity method of accounting, and investments of less than 20% ownership interest are generally accounted for using the cost method of accounting if the Company does not have significant influence over the entity. Limited partnerships with ownership interests greater than 3% but less than 50% are primarily accounted for using the equity method of accounting. The Company reports the equity in earnings from FGIC and CMG on a current month basis, and RAM Re and the Company’s interest in limited partnerships on a one-quarter lag basis. The carrying value of the investments in the Company’s unconsolidated subsidiaries also includes the Company’s share of net unrealized gains and losses in the unconsolidated subsidiaries’ investment portfolio.

Periodically, or as events dictate, the Company evaluates potential impairment of its investments in unconsolidated subsidiaries. Accounting Principles Board (“APB”) Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, (“APB No. 18”), provides criteria for determining potential impairment. In the event a loss in value of an investment is determined to be an other-than-temporary decline, an impairment charge would be recognized in the consolidated statement of operations. Evidence of a loss in value that could indicate impairment might include, but would not necessarily be limited to, the absence of an ability to recover the carrying amount of the investment or the inability of the investee to sustain an earnings capacity which would justify the carrying amount of the investment. Realized capital gains or losses resulting from the sale of the Company’s ownership interests of unconsolidated subsidiaries are recognized as net realized investment gains or losses in the consolidated statement of operations.

The SEC requires public companies to disclose condensed financial statement information in the footnotes for significant equity investees and unconsolidated majority-owned subsidiaries, individually or in the aggregate, if (i) the Company’s investments in and advances to the subsidiaries are in excess of 10% of the total consolidated assets of the Company, (ii) the Company’s proportionate share of unconsolidated majority-owned subsidiaries’ total assets is in excess of 10% of total consolidated assets of the Company, or (iii) income from continuing operations before income taxes, extraordinary items and the cumulative effect of a change in accounting principle of the unconsolidated subsidiaries is in excess of 10% of such income of the Company. Furthermore, if certain of the above tests exceed 20% with respect to any unconsolidated subsidiary, summarized financial statement information of that unconsolidated subsidiary is required to be included in the registrant’s interim SEC filings.

Equity investees are not subject to the 20% threshold for the proportionate share of unconsolidated subsidiaries total asset test. As of June 30, 2006, income before taxes as described in item (iii) above of FGIC exceeded 20% of such income of the Company, and accordingly, summarized financial statement information of FGIC is included in Note 13, Condensed Financial Statements of FGIC. The Company has determined that its other equity investees do not meet any of the tests outlined above on a stand-alone or aggregate basis.

Derivatives – During the second quarter of 2006, the Company entered into two transactions that were designated as cash flow hedges for accounting purposes under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), to hedge interest rate risk on the forecasted payment of interest resulting from the anticipated issuance of fixed rate debt obligations in the third quarter of 2006. When designating a derivative as an accounting hedge, the Company formally documents the hedging relationship, risk management objective and strategy. The documentation identifies the hedging instrument, the hedged item, the nature of the risk being hedged and the assumptions used to assess how effective the hedging instrument is in offsetting the exposure to changes in the hedged item’s fair value attributable to the hedged risk. For cash flow hedges of this type, changes in fair value are included in other comprehensive income. At each reporting date, the Company evaluates whether the hedged instruments are highly effective in offsetting the hedged risks. As of June 30, 2006, the Company determined that these instruments were highly effective. As of June 30, 2006, the fair value of these derivatives was $5.5 million.

Deferred Policy Acquisition Costs – The Company defers certain costs in its mortgage insurance operations relating to the acquisition of new insurance and amortizes these costs against related premium revenue in order to match costs and revenues. To the extent the Company is compensated by customers for contract underwriting, those costs are not deferred. Costs related to the issuance of mortgage insurance business are initially deferred and reported as deferred policy acquisition costs. SFAS No. 60, Accounting and Reporting by Insurance Enterprises, (“SFAS No. 60”), specifically excludes mortgage guaranty insurance from its guidance relating to the amortization of deferred policy acquisition costs. Consistent with industry accounting practice, amortization of these costs for each underwriting year book of business is charged against revenue in proportion to estimated gross profits. Estimated gross profits are composed of earned premiums, interest income, losses and loss adjustment expenses as well as the amortization of deferred policy acquisition costs. The rate of amortization is not adjusted for monthly and annual policy cancellations unless it is determined that the policy cancellations are of such magnitude that impairment of the deferred costs is probable. The deferred costs related to single premium policies are adjusted as appropriate for policy cancellations to be consistent with the Company’s revenue recognition policy. The amortization estimates for each underwriting year are monitored regularly to reflect actual experience and any changes to persistency or loss development. Deferred policy acquisition costs are reviewed periodically to determine that they do not exceed recoverable amounts, after considering investment income.

Property, Equipment and Software – Property and equipment, including software, are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to thirty nine years. Leasehold improvements are recorded at cost and amortized over the lesser of the useful life of the assets or the remaining term of the related lease. The Company’s accumulated depreciation and amortization was $140.3 million and $134.7 million as of June 30, 2006 and December 31, 2005, respectively.

Under the provisions of Statement of Position (“SOP”) No. 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, the Company capitalizes costs incurred during the application development stage related to software developed for internal-use purposes and for which it has no substantive plan to market externally. Capitalized costs are amortized at such time as the software is ready for its intended use on a straight-line basis over the estimated useful life of the asset, which is generally three to seven years. The Company capitalized costs associated with software developed for internal use of $8.7 million and $18.6 million for the six months ended June 30, 2006 and 2005, respectively.

Reserve for Losses and Loss Adjustment Expenses – The consolidated reserve for losses and loss adjustment expenses (“LAE”) for our U.S. Mortgage Insurance and International Operations are the estimated claim settlement costs on notices of default that have been received by the Company, as well as loan defaults that have been incurred but have not been reported by the lenders. For reporting and internal tracking purposes, the Company does not consider a loan to be in default until it has been delinquent for two consecutive monthly payments. The Company’s U.S. mortgage insurance primary master policy defines “default” as the borrower’s failure to pay when due an amount equal to the scheduled monthly mortgage payment under the terms of the mortgage. Generally, however, the master policy requires an insured to notify PMI of a default no later than the last business day of the month following the month in which the borrower becomes three monthly payments in default. SFAS No. 60 specifically excludes mortgage guaranty insurance from its guidance relating to reserves for losses and LAE. Consistent with industry accounting practices, the Company considers its mortgage insurance policies as short-duration contracts and, accordingly, does not establish loss reserves for future claims on insured loans that are not currently in default. The Company establishes loss reserves on a case-by-case basis when insured loans are identified as currently in default using estimated claim rates and average claim amounts for each report year, net of salvage recoverable. The Company also establishes loss reserves for defaults that have been incurred but have not been reported to the Company prior to the close of an accounting period using estimated claim rates and claim amounts applied to the estimated number of defaults not reported. The reserve levels as of the consolidated balance sheet date represent management’s best estimate of existing losses and LAE incurred. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known to the Company. Such adjustments, to the extent of increasing or decreasing loss reserves, are recognized in the current period’s consolidated results of operations.

Reinsurance – The Company uses reinsurance to reduce net risk in force, optimize capital allocation and comply with a statutory provision adopted by several states that limits the maximum mortgage insurance coverage to 25% for any single risk. The Company’s reinsurance agreements typically provide for a recovery of a proportionate level of claim expenses from reinsurers, and reinsurance recoverable is recorded as an asset. The Company remains liable to its policyholders if the reinsurers are unable to satisfy their obligations under the agreements. Reinsurance recoverables on paid losses and loss estimates are based on the Company’s actuarial analysis of the applicable business. Amounts the Company will ultimately recover could differ materially from amounts recorded as reinsurance recoverable. Reinsurance transactions are recorded in accordance with the provisions of the reinsurance agreements and the accounting guidance provided in SFAS No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts. Accordingly, management assesses, among other factors, risk transfer criteria for all reinsurance arrangements.

Revenue Recognition – Mortgage guaranty insurance policies are contracts that are generally non-cancelable by the insurer, are renewable at a fixed price and provide payment of premiums on a monthly, annual or single basis. Upon renewal, the Company is not able to re-underwrite or re-price its policies. SFAS No. 60 specifically excludes mortgage guaranty insurance from its guidance relating to the earning of insurance premiums. Premiums written on a monthly basis are earned as coverage is provided. Monthly premiums accounted for 72.3% and 70.9% of gross premiums written from the Company’s mortgage insurance operations in the three and six months ended June 30, 2006 respectively, and 75.0% and 75.4% in the three and six months ended June 30, 2005, respectively. Premiums written on an annual basis are amortized on a monthly pro rata basis over the year of coverage. Primary mortgage insurance premiums written on policies covering more than one year are referred to as single premiums. A portion of revenue on single premiums is recognized in premiums earned in the current period and the remaining portion is deferred as unearned premiums and earned over the expected life of the policy, a range of seven to 15 years. If single premium policies related to insured loans are cancelled due to repayment by the borrower, and the premium is non-refundable, then the remaining unearned premium related to each cancelled policy is recognized to earned premiums upon notification of the cancellation. Unearned premiums represent the portion of premiums written that is applicable to the estimated unexpired risk of insured loans. Rates used to determine the earning of single premiums are estimates based on actuarial analysis of the expiration of risk. The premiums earnings pattern methodology is an estimation process and, accordingly, the Company reviews its premium earnings cycle for each policy acquisition year (“Book Year”) annually and any adjustments to the estimates are reflected in each Book Year as appropriate.

Income Taxes – The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. The liability method measures the expected future tax effects of temporary differences at the enacted tax rates applicable for the period in which the deferred asset or liability is expected to be realized or settled. Temporary differences are differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in future increases or decreases in taxes owed on a cash basis compared to amounts already recognized as tax expense in the consolidated statement of operations. The Company’s effective tax rate was 26.4% and 25.9% for the three and six months ended June 30, 2006, respectively, compared to the federal statutory rate of 35.0% due to equity in earnings from FGIC and income derived from PMI Australia, which have lower effective tax rates, combined with the Company’s municipal bond investment income. The Company’s effective tax rate was adversely affected by a U.S. tax charge of $1.1 million that resulted from the transfer of PMI’s Hong Kong mortgage reinsurance portfolio to PMI Asia in the second quarter of 2006.

Benefit Plans – The Company provides pension benefits to all employees under The PMI Group, Inc. Retirement Plan, and to certain employees of the Company under The PMI Group, Inc. Supplemental Employee Retirement Plan. In addition, the Company provides certain health care and life insurance benefits for retired employees under another post-employment benefit plan. All U.S. full-time, part-time and certain temporary employees of the Company are eligible to participate in The PMI Group, Inc. Savings and Profit-Sharing Plan (“401(k) Plan”). Eligible employees who participate in the 401(k) Plan may receive, within certain limits, matching Company contributions. Contract underwriters are covered under The PMI Group, Inc. Alternate 401(k) Plan, under which there are no matching Company contributions. In addition to the 401(k) Plan, the Company has an officers’ deferred compensation plan (“ODCP”) available to certain employees, and an Employee Stock Purchase Plan (“ESPP”). The ODCP is available to certain of the Company’s officers, and permits each participant to elect to defer receipt of part or all of his or her eligible compensation on a pre-tax basis. Under the ODCP, the Company makes a matching contribution of its common shares for each participant equal to 25% of the initial contribution to the extent the participant elects to select the Company’s common shares from the investment choices available under the ODCP. These matching contributions are subject to a three-year vesting period. The ESPP allows eligible employees to purchase shares of the Company’s stock at a 15% discount to fair market value as determined by the plan. The ESPP offers participants the 15% discount to current fair market value or fair market value with a look-back provision of the lesser of the duration an employee has participated in the ESPP or two years.

Foreign Currency Translation – The financial statements of our foreign subsidiaries have been translated into U.S. dollars in accordance with SFAS No. 52, Foreign Currency Translation. Assets and liabilities denominated in non-U.S. dollar functional currencies are translated using the period-end spot exchange rates. Revenues and expenses are translated at monthly-average exchange rates. The effects of translating operations with a functional currency other than the reporting currency are reported as a component of accumulated other comprehensive income included in consolidated shareholders’ equity. Gains and losses on foreign currency re-measurement incurred by PMI Australia and PMI Europe represent the revaluation of assets and liabilities denominated in non-functional currencies into the functional currency, the Australian dollar and Euro, respectively. Effective July 1, 2006, the functional currency of PMI Asia is the Hong Kong dollar.

Comprehensive Income – Comprehensive income includes net income, foreign currency translation gains or losses, changes in unrealized gains and losses on available for sale investments and unrealized gains and losses on derivatives designated as cash flow hedges and the reclassification of realized gains and losses previously reported in comprehensive income, net of related tax effects. For the purposes of interim reporting, the Company reports the components of comprehensive income in the notes to its consolidated financial statements.

Business Segments – The Company’s reportable operating segments are U.S. Mortgage Insurance Operations, International Operations, Financial Guaranty and Other. U.S. Mortgage Insurance Operations includes the results of operations of PMI Mortgage Insurance Co., affiliated U.S. reinsurance companies and the equity in earnings from CMG. International Operations includes the results of operations of PMI Australia, PMI Europe and PMI Asia. Effective June 30, 2006, PMI’s Hong Kong branch reinsurance contracts were transferred to PMI Asia. As a result of this restructuring the Company recorded a U.S. tax charge of $1.1 million during the second quarter of 2006 which was recorded in the Company’s International Operations segment. Financial Guaranty includes the equity in earnings from FGIC and RAM Re. The Company’s Other segment consists of its holding company and contract underwriting operations.

Earnings Per Share – Basic earnings per share (“EPS”) excludes dilution and is based on consolidated net income available to common stockholders and the actual weighted-average of the common stock shares that are outstanding during the period. Diluted EPS is based on consolidated net income available to common stockholders, which in the current period includes consideration of stock-based compensation required by SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”), adjusted for the effects of dilutive securities and the weighted-average of dilutive common stock shares outstanding during the period. The weighted-average dilutive common stock shares reflect the potential increase of common stock shares if outstanding securities were converted into common stock or if contracts to issue common stock, including stock options issued by the Company that have a dilutive impact, were exercised.

EITF Issue No. 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings per Share, (“EITF No. 04-8”), states that the dilutive effect of contingently convertible debt and other instruments (“CoCos”) must be included in dilutive earnings per share. The Company’s approximately $360 million 2.50% Senior Convertible Debentures are considered CoCos under EITF No. 04-8. For purposes of determining dilutive earnings per share, the interest expense, net of tax, was added back to consolidated net income and an additional 8.2 million common shares were added to diluted shares outstanding for all periods presented. Inclusion of the CoCos in diluted shares outstanding resulted in a decrease to diluted earnings per share of $0.08 for the second quarter and $0.16 for the first half of 2006, compared to $0.07 and $0.13 for the corresponding periods in 2005.

The following is a reconciliation of consolidated net income to net income for purposes of calculating diluted EPS for the three and six months ended:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Dollars in thousands, except per share amounts)
Net income:
As reported	$109,615	$104,585	$214,963	$205,743
Interest expense, net of taxes	1,912	1,912	3,824	3,824

Net income adjusted for diluted EPS calculation	$111,527	$106,497	$218,787	$209,567

The following is a reconciliation of the weighted-average common stock shares used to calculate basic EPS to the weighted-average common stock shares used to calculate diluted EPS for the three and six months ended:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Shares in thousands)
Weighted-average shares for basic EPS	88,357	92,838	88,695	93,370
Weighted-average of stock options and other dilutive components	1,383	1,601	1,362	1,723
Weighted-average dilutive components of CoCos	8,153	8,153	8,153	8,153

Weighted-average shares for diluted EPS	97,893	102,592	98,210	103,246

Dividends per share declared and accrued to common stockholders	$0.0525	$0.0450	$0.1050	$0.0900

Stock-Based Compensation – On January 1, 2006, the Company adopted SFAS No. 123R, that addresses the accounting for stock-based compensation in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The statement eliminates the ability to account for share-based payment transactions, using the intrinsic value method as prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and generally requires that such transactions be accounted for using a fair-value-based method and recognized as expenses in the consolidated results of operations. For share-based payments granted or unvested upon the adoption of SFAS No. 123R, the Company recognizes the fair value of share-based payments, including employee stock options and employee stock purchase plan shares, granted to employees as compensation expense in the consolidated results of operations.

The Company adopted SFAS No. 123R using the modified prospective method which requires the application of the accounting standard as of January 1, 2006. The Company’s consolidated financial statements for 2006 reflect the impact of adopting SFAS No. 123R. In accordance with the modified prospective method, the consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123R. With the adoption of SFAS No. 123R, the Company elected to recognize compensation costs related to employee stock option shares in accordance with the accelerated method specified in FIN No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option Award Plans (“FIN No. 28”).

Share-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-based compensation expense recognized in the consolidated statement of operations during 2006 includes compensation expense for share-based payment awards granted prior to, but not yet vested, as of December 31, 2005, based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS No. 148, Accounting for Stock-Based Compensation, (“SFAS No. 148”) and compensation expense for the share-based payment awards granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with SFAS No. 123R. As share-based compensation expense recognized in the consolidated statement of income for 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the pro forma information required under SFAS No. 123 for the periods prior to 2006, forfeitures were accounted for as they occurred. See Note 3. New Accounting Standards and Note 9. Stock-Based Compensation for further discussion of SFAS No. 123R.

On May 19, 2005, the Company approved the acceleration of the vesting of certain unvested out-of-the-money stock options awarded under the Company’s Equity Incentive Plan to all officers and employees. The affected options were those unvested options outstanding with exercise prices greater than $37.00 per share, which was the closing price of the Company’s common stock on May 19, 2005. As a result of this acceleration, unvested options granted in 2005 and 2004 to acquire approximately 2.3 million shares of the Company’s common stock, which otherwise would have vested on an annual basis through March 14, 2008, became immediately vested. However, the Company has prohibited executive officers from selling any shares acquired upon exercise of the accelerated options prior to the date such options would have vested pursuant to the terms of the original awards. The accelerated stock options represented approximately 32% of the Company’s total outstanding stock options at the time of acceleration.

A pro forma pre-tax charge in the second quarter of 2005 of $18.0 million related to this acceleration is reflected as stock-based compensation in accordance with SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”). Of this amount, $11.2 million pre-tax would have been recorded as compensation expense in the consolidated statement of operations over a period of 27 months beginning in January 1, 2006 pursuant to SFAS No. 123R.

Reclassifications – Certain items in the prior corresponding period’s consolidated financial statements have been reclassified to conform to the current period’s presentation.

NOTE 3.	NEW ACCOUNTING STANDARDS

In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109, (“FIN No. 48”) which prescribes a recognition threshold and measurement process for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Additionally, FIN No. 48 provides guidance on derecognition, classification, interim reporting and disclosure requirements for uncertain tax positions. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company is still evaluating the impact of FIN No. 48 on its consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (“SFAS No. 155”), which amends SFAS No. 133 and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, (“SFAS No. 140”). SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole instrument if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. Earlier adoption is permitted, provided the Company has not yet issued financial statements, including for interim periods, for that fiscal year. SFAS No. 155 is not currently expected to significantly impact the Company’s consolidated financials statements.

On January 1, 2006, the Company adopted SFAS No. 123R which requires the fair value of share-based payments, including grants of employee stock options and employee stock purchase plan shares, to be recognized in the income statement based on their fair values unless a fair value is not reasonable estimable. Prior to the Company’s adoption of SFAS No. 123R, the Company followed the intrinsic value method prescribed in APB No. 25, and its related interpretations, as permitted by SFAS No. 123. Accordingly, no share-based employee compensation cost was recognized in the consolidated statement of operations for the period ended June 30, 2005. The Company elected to adopt the modified prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS No. 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for grants that were outstanding as of the effective date will be recognized over the remaining service period using the compensation cost estimated for the SFAS No. 123 pro forma disclosures. As a result of the Company’s adoption of SFAS No. 123R, the Company’s other underwriting expenses in its Other segment were $2.6 million (pre-tax) higher for the second quarter and $7.6 million (pre-tax) higher for the first half of 2006 and net income was $1.9 million lower for the second quarter and $5.7 million lower for the first half of 2006 than if the Company had continued to account for share-based compensation under APB No. 25. Basic and diluted earnings per share for the three months ended June 30, 2006 were $0.02 lower, and basic and diluted earnings per share for the six months ended June 30, 2006 were $0.07 and $0.06 lower, respectively, than if the Company had continued to account for share-based compensation under APB No. 25.

NOTE 4.	INVESTMENTS

Fair Values and Gross Unrealized Gains and Losses on Investments – The cost or amortized cost, estimated fair value and gross unrealized gains and losses on investments are shown in the table below:

	Cost or Amortized Cost	Gross Unrealized		Fair Value
		Gains	(Losses)
	(Dollars in thousands)
As of June 30, 2006:
Fixed income securities	$2,755,570	$81,343	$(16,406)	$2,820,507
Equity securities:
Common stocks	109,732	34,844	(1,470)	143,106
Preferred stocks	180,985	2,760	(2,861)	180,884

Total equity securities	290,717	37,604	(4,331)	323,990
Short-term investments	163,380	103	(3,915)	159,568

Total	$3,209,667	$119,050	$(24,652)	$3,304,065

	Cost or Amortized Cost	Gross Unrealized		Fair Value
		Gains	(Losses)
	(Dollars in thousands)
As of December 31, 2005:
Fixed income securities	$2,689,560	$127,659	$(3,624)	$2,813,595
Equity securities:
Common stocks	109,960	33,029	(1,176)	141,813
Preferred stocks	93,010	3,798	(220)	96,588

Total equity securities	202,970	36,827	(1,396)	238,401
Short-term investments	145,502	—	(3,178)	142,324

Total	$3,038,032	$164,486	$(8,198)	$3,194,320

Aging of Unrealized Investment Losses – The following table shows the gross unrealized losses and fair value of the Company’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of June 30, 2006.

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
As of June 30, 2006:
Fixed income securities:
Municipal bonds	$268,268	$(4,771)	$—	$—	$268,268	$(4,771)
Foreign governments	412,313	(4,098)	631	(7)	412,944	(4,105)
Corporate bonds	301,695	(4,542)	72,187	(2,966)	373,882	(7,508)
U.S. government and agencies	1,086	(10)	250	(12)	1,336	(22)

Total fixed income securities	983,362	(13,421)	73,068	(2,985)	1,056,430	(16,406)
Equity securities:
Common stocks	17,417	(1,426)	349	(44)	17,766	(1,470)
Preferred stocks	43,466	(2,209)	6,725	(652)	50,191	(2,861)

Total equity securities	60,883	(3,635)	7,074	(696)	67,957	(4,331)
Short-term investments	—	—	96,085	(3,915)	96,085	(3,915)

Total	$1,044,245	$(17,056)	$176,227	$(7,596)	$1,220,472	$(24,652)

Unrealized losses on fixed income securities were primarily due to an increase in interest rates during 2005 and 2006 and are not considered to be other-than-temporarily impaired as the Company has the intent and ability to hold such investments until they recover in value or mature. The Company determined that the decline in the market value of certain fixed income and equity securities in our investment portfolio met the definition of other-than-temporary impairment and recognized realized losses of $0.2 million in the first half of 2006 and 2005, respectively.

Net Investment Income – Net investment income consists of the following for the three and six months ended:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Dollars in thousands)
Fixed income securities	$38,264	$39,951	$75,966	$79,143
Equity securities	3,494	2,400	5,968	4,707
Short-term investments	7,957	4,133	15,369	7,106

Investment income before expenses	49,715	46,484	97,303	90,956
Investment expenses	(700)	(737)	(1,421)	(1,419)

Net investment income	$49,015	$45,747	$95,882	$89,537

NOTE 5.	INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

The carrying values of the Company’s investments in unconsolidated subsidiaries consist of the following as of June 30, 2006 and December 31, 2005:

	June 30, 2006	Ownership Percentage		December 31, 2005	Ownership Percentage
	(Dollars in thousands)
FGIC	$781,106	42.0%		$751,761	42.0%
CMG	120,574	50.0%		129,600	50.0%
RAM Re	86,817	23.7%	*	84,991	24.9%
Other	19,283	various		18,573	various

Total	$1,007,780			$984,925

As of June 30, 2006, the Company’s investment in FGIC was $781.1 million, which included $617.0 million of cash and capitalized acquisition costs, with the remaining balance representing equity in earnings and the Company’s proportionate share of the net unrealized gains in FGIC’s investment portfolio.

Equity in earnings (losses) from unconsolidated subsidiaries consisted of the following for the periods presented below:

	Three Months Ended June 30,					Six Months Ended June 30,
	2006	Ownership Percentage		2005	Ownership Percentage	2006	Ownership Percentage		2005	Ownership Percentage
	(Dollars in thousands, except percentage)					(Dollars in thousands, except percentage)
FGIC	$24,829	42.0%		$22,202	42.0%	$46,794	42.0%		$41,827	42.0%
CMG	5,729	50.0%		4,937	50.0%	10,222	50.0%		9,011	50.0%
RAM Re	1,647	23.7%	*	1,559	24.9%	2,917	23.7%	*	2,781	24.9%
Other	82	various		(416)	various	(20)	various		(125)	various

Total	$32,287			$28,282		$59,913			$53,494

* During the second quarter of 2006, the Company’s ownership percentage of RAM Re decreased from 24.9% to 23.7% as a result of the initial public offering of RAM Re. RAM Re’s equity earnings were recorded at 24.9% for the three months and six months ended June 30, 2006 due to the Company’s policy of recording RAM Re’s equity earnings on a one quarter lag basis.

NOTE 6.	DEFERRED POLICY ACQUISITION COSTS

The following table summarizes deferred policy acquisition cost activity as of and for the three months and six months ended June 30, 2006 and June 30, 2005:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Dollars in thousands)
Beginning balance,	$84,173	$89,578	$86,170	$92,438
Policy acquisition costs incurred and deferred	17,287	17,123	32,277	34,706
Amortization of deferred policy acquisition costs	(17,794)	(18,809)	(34,781)	(39,252)

Ending balance	$83,666	$87,892	$83,666	$87,892

Deferred policy acquisition costs are affected by qualifying costs that are deferred in the period and amortization of previously deferred costs in such period. In periods where there is significant growth in new business, the asset will generally increase because the amount of acquisition costs being deferred exceeds the amortization of previously deferred policy acquisition costs. Conversely, in periods where new business activity is declining, the asset will generally decrease because the amortization of previously deferred policy acquisition costs exceeds the amount of acquisition costs being deferred.

NOTE 7.	RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

The Company establishes a reserve for losses and LAE to recognize the estimated liability for potential losses and related loss expenses in connection with borrower default on their mortgage payments. The establishment of a loss reserve is subject to inherent uncertainty and requires significant judgment by management. The following table provides a reconciliation of the beginning and ending consolidated reserves for losses and LAE between January 1 and June 30, 2006 and 2005:

	2006	2005
	(Dollars in thousands)
Balance at January 1,	$368,841	$364,847
Reinsurance recoverables	(3,278)	(3,405)

Net balance at January 1,	365,563	361,442
Losses and LAE incurred, principally with respect to defaults occurring in:
Current year	133,727	127,508
Prior years (1)	(927)	4,209

Total incurred	132,800	131,717
Losses and LAE payments, principally with respect to defaults occurring in:
Current year	(1,987)	(956)
Prior years	(116,196)	(129,094)

Total payments	(118,183)	(130,050)
Foreign currency translation effect	1,055	(2,016)

Net ending balance at June 30,	381,235	361,093
Reinsurance recoverables	3,370	3,319

Balance at June 30,	$384,605	$364,412

(1) The $0.9 million reduction and $4.2 million increase in total incurred related to prior years in 2006 and 2005, respectively, were due primarily to re-estimations of ultimate loss rates and amounts from those established at the original notice of default, updated through the periods presented. These re-estimations of ultimate loss rates and amounts are the result of management’s periodic review of estimated claim amounts in light of actual claim amounts, loss development data or ultimate claim rates.

The increase in loss reserves at June 30, 2006 compared to June 30, 2005 was primarily due to increases in the reserve balances for U.S. Mortgage Insurance Operations and PMI Australia. The reserve increase in U.S. Mortgage Insurance Operations for the second quarter of 2006 was primarily due to higher expected primary claim rates and claim sizes on pending delinquencies, partially offset by a decrease in primary loans in default from December 31, 2005. U.S. Mortgage Insurance Operations primary insurance default inventory was 37,102 at June 30, 2006 and 35,030 at June 30, 2005. The default rate was 5.13% at June 30, 2006 and 4.51% at June 30, 2005. Generally, it takes approximately 12 to 36 months from the receipt of a default notice to result in a claim payment. Accordingly, most losses paid relate to default notices received in prior years. The reserve increase in PMI Australia for the second quarter of 2006 was due to, among other factors, an increase in PMI Australia’s primary loans in default and increases in expected average claim sizes and claim rates.

NOTE 8.	COMMITMENTS AND CONTINGENCIES

Guarantees – The PMI Group has guaranteed certain payments to the holders of the privately issued debt (“Capital Securities”) issued by PMI Capital I. Payments with respect to any accrued and unpaid distributions payable, the redemption amount of any Capital Securities that are called and amounts due upon an involuntary or voluntary termination, winding up or liquidation of the Issuer Trust are subject to the guarantee. In addition, the guarantee is irrevocable, is an unsecured obligation of the Company and is subordinate and junior in right of payment to all senior debt of the Company.

Indemnification – As part of the sale of the Company’s interest in SPS on October 4, 2005, the Company and SPS’s other prior shareholders have indemnified CSFB for certain liabilities relating to SPS’s operations, including litigation and regulatory actions, and this indemnification obligation may potentially reduce the monthly proceeds that the Company receives post sale. As of June 30, 2006, the Company had recorded a liability of $6.4 million with respect to this indemnification.

Funding Obligations – We have invested in certain limited partnerships with ownership interests greater than 3% but less than 50%. As of June 30, 2006, the Company had committed to fund, if called upon to do so, $5.6 million of additional equity in certain limited partnership investments.

Legal Proceedings – Various legal actions and regulatory reviews are currently pending that involve the Company and specific aspects of its conduct of business. In the opinion of management, the ultimate liability in one or more of these actions is not expected to have a material effect on the consolidated financial condition, results of operations or cash flows of the Company.

NOTE 9.	STOCK-BASED COMPENSATION

Equity Incentive Plan – The PMI Group’s Amended and Restated Equity Incentive Plan (the “Equity Incentive Plan”) provides for awards of both non-qualified stock options and incentive stock options, nonvested shares, stock appreciation rights subject to forfeiture and restrictions on transfer, and performance awards entitling the recipient to receive cash or common shares in the future following the attainment of performance goals determined by the Board of Directors. Under the Equity Incentive Plan, non-employee directors receive quarterly, non-discretionary grants of stock units with an initial value of $25,000. The number of units granted depends on the fair market value of the Company’s common shares on the grant date but each stock unit has an initial value equal to the fair market value of one common share on the grant date. Non-employee director grants of stock units vest on the earlier of the fifth anniversary of the applicable grant date or upon termination of board service. Options are granted with an exercise price equal to the market value on the date of grant, and generally expire ten years from the grant date and have a three-year vesting period. The Company grants nonvested shares to employees under our Equity Incentive Plan. The Equity Incentive Plan provides for the granting of nonvested shares to officers and key employees. Nonvested shares issued under the Equity Incentive Plan generally vest annually between two to four years and holders are entitled to dividends and voting rights.

Employee Stock Purchase Plan – The PMI Group, Inc. Employee Stock Purchase Plan (“ESPP”) allows eligible employees to purchase shares of the Company’s stock at a 15% discount to fair market value as determined by the plan. The ESPP offers participants the 15% discount to current fair market value or fair market value with a look-back provision of the lesser of the duration an employee has participated in the ESPP or two years. Based on the features of the ESPP, it is considered compensatory according to the provisions of SFAS No. 123R.

Impact of the Adoption of SFAS No. 123R – The Company adopted SFAS No. 123R using the modified prospective method beginning January 1, 2006. Accordingly, during the first quarter of 2006, the Company recorded stock-based compensation expense for awards granted prior to, but not yet vested at January 1, 2006, as if the fair value method required for pro forma disclosure under SFAS No. 123 were in effect for expense recognition purposes, adjusted for estimated forfeitures.

The Company has recognized compensation expense for all awards granted based on the estimated grant date fair value method using the Black-Scholes option pricing model to determine the fair value of stock options and ESPP shares. For stock options, compensation expense is recognized using the accelerated amortization method under FIN No. 28. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include the Company’s expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates and expected dividends.

As SFAS No. 123R requires that stock-based compensation expense be based on awards that are ultimately expected to vest, stock-based compensation for the period ended June 30, 2006 has been reduced for estimated forfeitures. The Company is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest.

Prior to adopting SFAS No. 123R, tax benefits resulting from the exercise of stock options were included in operating cash flows in the consolidated statement of cash flows. SFAS No. 123R requires cash flows resulting from excess tax benefits to be classified as a part of cash flows from financing activities. Excess tax benefits are realized tax benefits from tax deductions for exercised options in excess of the deferred tax asset attributable to stock compensation costs for such options. This requirement reduces net operating cash flows and increases net financing cash flows in periods after adoption. Total cash flows will remain unchanged from what would have been reported under prior accounting rules. As a result of adopting SFAS No. 123R, $4.2 million of excess tax benefits for the six-month ended June 30, 2006 have been classified in cash flows from financing activities. Cash received from option exercises and the ESPP for the six-month periods ended June 30, 2006 and 2005, was $31.0 million and $10.1 million, respectively. As a result of the Company’s adoption of SFAS No. 123R, the Company’s other underwriting expenses in its Other segment for the three and six months ended June 30, 2006 was $2.6 million (pre-tax) and $7.6 million (pre-tax) higher and net income was $1.9 million and $5.7 million lower, respectively, than if it had continued to account for share-based compensation under APB No. 25. Basic and diluted earnings per share for the three months ended June 30, 2006 were $0.02 lower, and basic and diluted earnings per share for the six months ended June 30, 2006 were $0.07 and $0.06 lower, respectively, than if the Company had continued to account for share-based compensation under APB No. 25.

As of June 30, 2006, there was $9.6 million of unrecognized compensation cost, adjusted for estimated forfeitures, related to non-vested stock-based payments granted to employees. This unrecognized expense is expected to be recognized over a weighted average period of 2.6 years. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures.

Valuation Assumptions – The fair value of stock options granted to employees is estimated on the date of the grant using the Black-Scholes option pricing model. This option pricing model was developed to estimate the fair value of freely tradable and fully transferable options without vesting restrictions, which differ from the Company’s stock option program. The model also requires considerable judgment, including assumptions regarding future stock price volatility and expected time to exercise, which greatly affect the calculated value of stock option grants.

The Company aggregates similar groups of employees with respect to exercise and post-vesting employment-termination behaviors for its option pricing model assumption estimation process. We estimate the expected term of options granted by analyzing historical exercise and post-vesting behavior of employees for similar stock option grants. Expected volatility is estimated using the historical volatility of our common stock over the expected term of the options. If new or different information that would be useful in estimating expected volatility becomes available, we may incorporate that information into future estimates. The Company considers expected changes of future dividend policy for selection of expected dividends. The risk-free interest rate that we use in the option pricing model is based on the U.S. Treasury zero-coupon yield curve with remaining terms similar to the expected terms on the options.

The fair value of each stock option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Six Months Ended June 30,
	2006	2005
Dividend yield	0.49%	0.47%
Expected volatility	28.8%	30.6%
Risk-free interest rate	4.40%	4.23%
Expected life (years from grant date)	4.3	6.0

Share-Based Compensation Activity

The following is a summary of the share based compensation activity in the Equity Incentive Plan for the six month period ended June 30, 2006:

	Shares Under Option	Weighted Average Exercise Price
Outstanding at beginning of period	6,289,941	$32.40
Granted	1,330,149	$43.19
Exercised	(922,716)	$30.05
Forfeited	(11,564)	$40.21

Outstanding at end of period	6,685,810	$34.86

Exercisable at period end	5,432,721	$32.97

The weighted-average remaining contractual life of options outstanding as of June 30, 2006 was 6.1 years, and the range of exercise price on those options was $13.78 to $45.92. The average intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of our common stock at June 30, 2006. The average intrinsic value of options exercised under our stock option plans was $12.92 and $12.94 for the three and six months ended June 30, 2006, respectively, and $12.91 and $13.92 for the corresponding periods of 2005, determined as of the date of option exercise.

Pro forma Information for Periods Prior to the Adoption of SFAS No. 123R – Prior to the adoption of SFAS No. 123R, the Company accounted for share-based compensation transactions, using the intrinsic value method as prescribed by APB No. 25 and provided the disclosures required under SFAS No. 123, as amended by SFAS No. 148. Employee stock-based compensation expense recognized under SFAS No. 123R was not reflected in our results of operations for the period ended June 30, 2005 for employee stock option awards as all options were granted with an exercise price equal to the market value of the underlying common stock on the date of grant. Our ESPP was deemed non-compensatory under the provisions of APB No. 25. Forfeitures of awards were recognized as they occurred. In accordance with the modified prospective method, previously reported amounts have not been restated to reflect, and do not include, the impact of SFAS No. 123R.

Previously under SFAS No. 123, the Company was required to disclose the pro forma effects of using the fair value method on consolidated net income and earnings per share. If the computed fair values of the awards had been amortized to expense over the vesting period of the awards, the Company’s consolidated net income, basic net income per share and diluted net income per share would have been reduced to the pro forma amounts indicated below:

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
	(Dollars in thousands, except per share amounts)
Net income:
As reported	$104,585	$205,743
Less: stock based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(15,162)	(19,099)

Pro forma net income	89,423	186,644
Interest expense, net of taxes	1,912	3,824

Pro forma net income for diluted EPS calculation	$91,335	$190,468

Basic earnings per share:
As reported	$1.13	$2.20
Pro forma	$0.96	$2.00
Diluted earnings per share:
As reported	$1.04	$2.03
Pro forma	$0.89	$1.85

Stock-based employee compensation expense, net of related tax effects, for the second quarter and first six months of 2005 includes the acceleration of employee stock options during the second quarter of 2005. On May 19, 2005, the Company approved the acceleration of the vesting of certain unvested out-of-the-money stock options awarded under the Company’s Equity Incentive Plan to all officers and employees. The affected options were those unvested options outstanding with exercise prices greater than $37.00 per share, which was the closing price of the Company’s common stock on May 19, 2005. As a result of this acceleration, unvested options granted in 2005 and 2004 to acquire approximately 2.3 million shares of the Company’s common stock, which otherwise would have vested on an annual basis through March 14, 2008, became immediately vested.

NOTE 10.	COMPREHENSIVE INCOME

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income refers to unrealized gains and losses that under U.S. generally accepted accounting principles are recorded as an element of shareholders’ equity but are excluded from consolidated net income. The components of comprehensive income, net of taxes, for the three months and six months ended June 30, 2006 and 2005 are shown in the table below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Dollars in thousands)
Net income	$109,615	$104,585	$214,963	$205,743
Other comprehensive income (loss), net of deferred taxes:
Change in unrealized gains (losses) on available for sales investments:
Unrealized holding gains (losses) arising during the period, net of deferred taxes (benefits) of ($18,878), $25,963, ($29,268), and $9,633, respectively	(37,679)	54,401	(62,499)	23,658
Reclassification of realized gains	(361)	(977)	(582)	(1,446)

Net unrealized holding (losses) gains	(38,040)	53,424	(63,081)	22,212
Net unrealized gains from derivatives designated as cash flow hedges	5,484	—	5,484	—
Change in foreign currency translation gains	29,523	(23,389)	19,496	(29,518)

Other comprehensive (loss) income, net of deferred taxes	(3,033)	30,035	(38,101)	(7,306)

Total comprehensive income	$106,582	$134,620	$176,862	$198,437

The unrealized holding losses in the second quarter and first half of 2006 were primarily due to increases in fixed income security interest rates, which caused market value declines relative to the consolidated fixed income portfolio as well as the Company’s share of unrealized losses arising in our unconsolidated subsidiaries’ investment portfolios. The changes in foreign currency translation gains for the second quarter and first half of 2006 were due primarily to the weakening of the U.S. dollar spot exchange rate relative to the Australian dollar and the Euro, compared to a strengthening of the U.S. dollar spot exchange rate relative to the Australian dollar and the Euro for the corresponding periods of 2005.

NOTE 11.	BUSINESS SEGMENTS

Reporting segments are based upon our internal organization structure, the manner in which our operations are managed, the criteria used by our chief operating decision-maker to evaluate segment performance, the availability of separate financial information, and overall materiality considerations.

The following tables present information for reported segment income or loss and segment assets as of and for the periods indicated:

	Three Months Ended June 30, 2006
	U.S. Mortgage Insurance Operations	International Operations	Financial Guaranty	Other	Consolidated Total
	(Dollars in thousands)
Revenues:
Premiums earned	$167,826	$45,801	$—	$16	$213,643
Net investment income	27,064	15,625	2	6,324	49,015
Equity in earnings from unconsolidated subsidiaries	5,729	—	26,476	82	32,287
Net realized investment gains (losses)	305	252	—	(1)	556
Other income	7	218	—	3,712	3,937

Total revenues	200,931	61,896	26,478	10,133	299,438

Losses and expenses:
Losses and loss adjustment expenses	64,153	7,708	—	—	71,861
Amortization of deferred policy acquisition costs	13,162	4,632	—	—	17,794
Other underwriting and operating expenses	22,970	10,461	—	19,442	52,873
Interest expense	1	—	—	8,066	8,067

Total losses and expenses	100,286	22,801	—	27,508	150,595

Income (loss) before income taxes (benefit)	100,645	39,095	26,478	(17,375)	148,843
Income taxes (benefit)	28,480	13,598	2,469	(5,319)	39,228

Net income (loss)	$72,165	$25,497	$24,009	$(12,056)	$109,615

Total assets	$2,646,728	$1,233,482	$869,921	$563,335	$5,313,466

	Three Months Ended June 30, 2005
	U.S. Mortgage Insurance Operations	International Operations	Financial Guaranty	Other	Consolidated Total
	(Dollars in thousands)
Revenues:
Premiums earned	$168,248	$38,141	$—	$19	$206,408
Net investment income	27,546	14,058	—	4,143	45,747
Equity in earnings (losses) from unconsolidated subsidiaries	4,937	—	23,761	(416)	28,282
Net realized investment gains (losses)	1,167	(18)	—	354	1,503
Other (loss) income	(5)	873	—	5,383	6,251

Total revenues	201,893	53,054	23,761	9,483	288,191

Losses and expenses:
Losses and loss adjustment expenses	65,496	1,739	—	—	67,235
Amortization of deferred policy acquisition costs	15,030	3,779	—	—	18,809
Other underwriting and operating expenses	25,278	10,539	—	18,600	54,417
Interest expense	—	—	—	8,472	8,472

Total losses and expenses	105,804	16,057	—	27,072	148,933

Income (loss) before income taxes (benefit)	96,089	36,997	23,761	(17,589)	139,258
Income taxes (benefit)	26,400	11,747	2,254	(5,728)	34,673

Net income (loss)	$69,689	$25,250	$21,507	$(11,861)	$104,585

Total assets	$2,544,652	$1,134,918	$821,308	$740,429	$5,241,307

	Six Months Ended June 30, 2006
	U.S. Mortgage Insurance Operations	International Operations	Financial Guaranty	Other	Consolidated Total
	(Dollars in thousands)
Revenues:
Premiums earned	$335,364	$84,486	$—	$33	$419,883
Net investment income	52,740	30,410	2	12,730	95,882
Equity in earnings (losses) from unconsolidated subsidiaries	10,221	—	49,712	(20)	59,913
Net realized investment gains (losses)	542	394	—	(40)	896
Other (loss) income	(17)	3,251	—	7,488	10,722

Total revenues	398,850	118,541	49,714	20,191	587,296

Losses and expenses:
Losses and loss adjustment expenses	123,300	9,500	—	—	132,800
Amortization of deferred policy acquisition costs	26,604	8,177	—	—	34,781
Other underwriting and operating expenses	50,835	20,250	—	42,307	113,392
Interest expense	1	—	—	16,245	16,246

Total losses and expenses	200,740	37,927	—	58,552	297,219

Income (loss) before income taxes (benefit)	198,110	80,614	49,714	(38,361)	290,077
Income taxes (benefit)	55,840	26,507	4,606	(11,839)	75,114

Net income (loss)	$142,270	$54,107	$45,108	$(26,522)	$214,963

Total assets	$2,646,728	$1,233,482	$869,921	$563,335	$5,313,466

	Six Months Ended June 30, 2005
	U.S. Mortgage Insurance Operations	International Operations	Financial Guaranty	Other	Consolidated Total
	(Dollars in thousands)
Revenues:
Premiums earned	$332,360	$73,576	$—	$39	$405,975
Net investment income	53,125	27,813	—	8,599	89,537
Equity in earnings (losses) from unconsolidated subsidiaries	9,011	—	44,608	(125)	53,494
Net realized investment gains	1,587	322	—	315	2,224
Other (loss) income	(1)	760	—	11,028	11,787

Total revenues	396,082	102,471	44,608	19,856	563,017

Losses and expenses:
Losses and loss adjustment expenses	128,614	3,103	—	—	131,717
Amortization of deferred policy acquisition costs	31,056	8,196	—	—	39,252
Other underwriting and operating expenses	48,832	17,543	—	33,687	100,062
Interest expense	1	—	—	18,024	18,025

Total losses and expenses	208,503	28,842	—	51,711	289,056

Income (loss) before income taxes (benefit)	187,579	73,629	44,608	(31,855)	273,961
Income taxes (benefit)	51,548	23,232	4,211	(10,773)	68,218

Net income (loss)	$136,031	$50,397	$40,397	$(21,082)	$205,743

Total assets	$2,544,652	$1,134,918	$821,308	$740,429	$5,241,307

NOTE 12.	BENEFIT PLANS

The following table provides the components of net periodic benefit cost for the pension and other post-retirement benefit plans:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Dollars in thousands)
Pension benefits
Service cost	$2,497	$2,500	$5,021	$5,020
Interest cost	1,400	1,294	2,815	2,599
Expected return on plan assets	(1,326)	(1,187)	(2,665)	(2,383)
Amortization of prior service cost	(5)	(6)	(9)	(13)
Recognized net actuarial loss	233	228	469	456

Net periodic benefit cost	$2,799	$2,829	$5,631	$5,679

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Dollars in thousands)
Other post-retirement benefits
Service cost	$161	$95	$322	$201
Interest cost	138	69	276	161
Amortization of prior service cost	(184)	(75)	(369)	(197)
Recognized net actuarial loss	69	48	138	110

Net periodic post-retirement benefit cost	$184	$137	$367	$275

During the first half of 2006, the Company has made approximately $12 million in contributions to its pension plan. The Company does not expect to make any additional contributions to its pension plan for the remainder of 2006.

NOTE 13.	CONDENSED FINANCIAL STATEMENTS OF FGIC

The following represents FGIC’s condensed balance sheet information as of June 30, 2006 and December 31, 2005, and condensed statement of operations information for the three months and six months ended June 30, 2006 and 2005:

	As of
	June 30, 2006	December 31, 2005
	(Dollars in thousands)
Condensed Balance Sheets
Assets:
Investments, available for sale	$3,584,039	$3,457,817
Variable interest entity fixed maturity securities, held to maturity	750,000	—
Cash and cash equivalents	92,422	51,901
Accrued investment income	47,532	42,871
Deferred policy acquisition costs	79,873	63,330
Accounts receivable and other assets	188,543	132,557

Total assets	$4,742,409	$3,748,476

Liabilities:
Reserve for losses and loss adjustment expenses	$48,300	$54,812
Unearned premiums	1,303,301	1,201,163
Accounts payable and other liabilities	156,063	89,995
Variable interest entity floating rate notes	750,000	—
Long-term debt	323,361	323,350
Total liabilities	2,581,025	1,669,320

Shareholders’ equity	2,161,384	2,079,156

Total liabilities and shareholders’ equity	$4,742,409	$3,748,476

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Dollars in thousands)		(Dollars in thousands)
Condensed Statements of Operations
Gross revenues	$106,121	$90,815	$198,531	$171,871
Total expenses	22,840	15,437	42,560	31,239

Income before income taxes	83,281	75,378	155,971	140,632
Income tax expense	20,912	19,281	38,066	35,150

Net income	62,369	56,097	117,905	105,482
Preferred stock dividends	(4,542)	(4,250)	(9,087)	(8,501)

Net income available to common stockholders	57,827	51,847	108,818	96,981
TPG’s ownership interest in common equity	42.0%	42.0%	42.0%	42.0%

TPG’s proportionate share of net income available to common stockholders	24,280	21,769	45,689	40,719
TPG’s proportionate share of management fees and other	549	433	1,105	1,108

Total equity in earnings from FGIC	$24,829	$22,202	$46,794	$41,827

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of The PMI Group, Inc.:

We have audited the accompanying consolidated balance sheets of The PMI Group, Inc. and subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedules listed in the Index at Item 15(a). These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The PMI Group, Inc. and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 8, 2006, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

March 8, 2006
Los Angeles, California

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2005	2004	2003
	(Dollars in thousands, except per share data)
REVENUES
Premiums earned	$817,602	$770,399	$696,928
Net investment income	179,463	168,609	149,779
Equity in earnings from unconsolidated subsidiaries	97,885	83,554	4,597
Net realized investment gains	2,050	2,621	84
Realized capital loss on equity investment held for sale (Notes 2 and 5)	—	(20,420)	—
Other income	20,783	33,473	40,333

Total revenues	1,117,783	1,038,236	891,721

LOSSES AND EXPENSES
Losses and loss adjustment expenses	257,779	237,282	209,088
Amortization of deferred policy acquisition costs	74,387	85,216	89,327
Other underwriting and operating expenses	213,649	204,695	175,693
Litigation settlement refund	—	(2,574)	—
Interest expense and distributions on mandatorily redeemable preferred securities	31,137	34,626	24,491

Total losses and expenses	576,952	559,245	498,599

Income from continuing operations before income taxes	540,831	478,991	393,122
Income taxes from continuing operations	131,662	112,459	118,814

Income from continuing operations after income taxes	409,169	366,532	274,308
Income from discontinued operations before income taxes (Note 18)	—	5,756	26,893
Income taxes from discontinued operations	—	1,958	7,186

Income from discontinued operations after income taxes	—	3,798	19,707

Gain on sale of discontinued operations, net of income taxes of $16,536	—	29,003	—

Income before extraordinary item	409,169	399,333	294,015
Extraordinary gain on write-off of negative goodwill, net of income taxes of $408 (Note 5)	—	—	5,418

NET INCOME	$409,169	$399,333	$299,433

PER SHARE DATA (Notes 2, 5 and 18)
Basic:
Continuing operations	$4.46	$3.84	$3.05
Discontinued operations	—	0.04	0.22
Gain on sale of discontinued operations	—	0.30	—
Extraordinary gain	—	—	0.06

Basic net income	$4.46	$4.18	$3.33

Diluted:
Continuing operations	$4.10	$3.55	$2.84
Discontinued operations	—	0.04	0.20
Gain on sale of discontinued operations	—	0.28	—
Extraordinary gain	—	—	0.05

Diluted net income	$4.10	$3.87	$3.09

See accompanying notes to consolidated financial statements.

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2005	2004
	(Dollars in thousands, except per share data)
ASSETS
Investments – available-for-sale, at fair value:
Fixed income securities	$2,813,595	$2,924,867
Equity securities:
Common	141,813	129,310
Preferred	96,588	110,633
Short-term investments	142,324	128,703

Total investments	3,194,320	3,293,513

Cash and cash equivalents	595,112	328,037
Investments in unconsolidated subsidiaries	984,925	911,604
Equity investment held for sale	—	109,519
Related party receivables	2,864	18,439
Accrued investment income	43,707	45,077
Premiums receivable	56,810	59,511
Reinsurance receivables and prepaid premiums	27,060	46,252
Reinsurance recoverables	3,278	3,405
Deferred policy acquisition costs	86,170	92,438
Property, equipment and software, net of accumulated depreciation and amortization	186,929	178,778
Other assets	72,961	59,394

Total assets	$5,254,136	$5,145,967

LIABILITIES
Reserve for losses and loss adjustment expenses	$368,841	$364,847
Unearned premiums	490,899	484,815
Long-term debt	819,529	819,529
Reinsurance payables	54,409	63,045
Deferred income taxes	101,837	105,512
Other liabilities and accrued expenses	187,831	170,464

Total liabilities	2,023,346	2,008,212

Commitments and contingencies (Notes 9 and 14)

SHAREHOLDERS’ EQUITY
Preferred stock - $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock - $0.01 par value; 250,000,000 shares authorized;
111,336,954 shares issued; 88,713,377 and 94,025,274 shares outstanding	1,114	1,114
Additional paid-in capital	466,474	455,450
Treasury stock, at cost (22,623,577 and 17,311,680 shares)	(652,957)	(421,810)
Retained earnings	3,207,737	2,816,363
Accumulated other comprehensive income, net of deferred taxes	208,422	286,638

Total shareholders’ equity	3,230,790	3,137,755

Total liabilities and shareholders’ equity	$5,254,136	$5,145,967

See accompanying notes to consolidated financial statements.

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Comprehensive Income	Common Stock		Additional Paid-in Capital			Retained Earnings	Accumulated Other Comprehensive Income	Total

					Treasury Stock
		Shares	Amount		Shares	Amount
	(In thousands)

BALANCE, JANUARY 1, 2003		105,588	$1,056	$267,234	(15,644)	$(342,093)	$2,149,877	$117,759	$2,193,833

Common stock grants for the exercise of stock options		—	—	6,473	649	15,907	—	—	22,380
Common stock issuance under Employee Stock Purchase Plan		—	—	—	70	1,710	—	—	1,710
Common stock issuance, net		5,749	58	207,860	—	—	—	—	207,918
Purchase contract, including costs		—	—	(40,059)	—	—	—	—	(40,059)
Common stock repurchases		—	—	—	(1,250)	(19,719)	—	—	(19,719)
Dividends declared		—	—	—	—	—	(11,734)	—	(11,734)
Net income	$299,433	—	—	—	—	—	299,433	—	299,433
Change in unrealized gains on investments, net of deferred taxes of $7,172	13,498	—	—	—	—	—	—	13,498	13,498
Reclassification of realized gains included in net income, net of taxes	(56)	—	—	—	—	—	—	(56)	(56)
Foreign currency translation adjustment	116,825	—	—	—	—	—	—	116,825	116,825

Comprehensive income	$429,700

BALANCE, DECEMBER 31, 2003		111,337	1,114	441,508	(16,175)	(344,195)	2,437,576	248,026	2,784,029

Common stock grants for the exercise of stock options		—	—	13,942	1,237	20,109	—	—	34,051
Common stock issuance under Employee Stock Purchase Plan		—	—	—	96	2,274	—	—	2,274
Common stock repurchases		—	—	—	(2,470)	(99,998)	—	—	(99,998)
Dividends declared		—	—	—	—	—	(15,738)	—	(15,738)
Elimination of reporting lag for equity investment (Note 2)		—	—	—	—	—	(4,808)	—	(4,808)
Net income	$399,333	—	—	—	—	—	399,333	—	399,333
Change in unrealized gains on investments, net of deferred taxes of $1,793	8,650	—	—	—	—	—	—	8,650	8,650
Reclassification of realized gains included in net income, net of taxes	(1,704)	—	—	—	—	—	—	(1,704)	(1,704)
Foreign currency translation adjustment	31,666	—	—	—	—	—	—	31,666	31,666

Comprehensive income	$437,945

BALANCE, DECEMBER 31, 2004		111,337	1,114	455,450	(17,312)	(421,810)	2,816,363	286,638	3,137,755

Common stock grants for the exercise of stock options		—	—	11,024	839	15,453	—	—	26,477
Common stock issuance under Employee Stock Purchase Plan		—	—	—	140	3,402	—	—	3,402
Common stock repurchases		—	—		(6,291)	(250,002)	—	—	(250,002)
Dividends declared		—	—	—	—	—	(17,795)	—	(17,795)
Net income	$409,169	—	—	—	—	—	409,169	—	409,169
Change in unrealized gains on investments, net of deferred taxes of $13,674	(21,850)	—	—	—	—	—	—	(21,850)	(21,850)
Reclassification of realized gains included in net income, net of taxes	(1,333)	—	—	—	—	—	—	(1,333)	(1,333)
Foreign currency translation adjustment	(55,033)	—	—	—	—	—	—	(55,033)	(55,033)

Comprehensive income	$330,953

BALANCE, DECEMBER 31, 2005		111,337	$1,114	$466,474	(22,624)	$(652,957)	$3,207,737	$208,422	$3,230,790

See accompanying notes to consolidated financial statements

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2005	2004	2003
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$409,169	$399,333	$299,433
Income from discontinued operations, net of income taxes	—	(3,798)	(19,707)
Gain on sale of discontinued operations, net of income taxes	—	(29,003)	—
Extraordinary gain from write-off of negative goodwill, net of income taxes	—	—	(5,418)

Net income from continuing operations before extraordinary item	409,169	366,532	274,308
Adjustments to reconcile net income from continuing operations before extraordinary item to net cash provided by operating activities:
Equity in earnings from unconsolidated subsidiaries	(97,885)	(83,554)	(4,597)
Net realized investment gains	(2,050)	(2,621)	(84)
Realized capital loss on equity investment held for sale	—	20,420	—
Depreciation and amortization	28,591	19,618	16,157
Deferred income taxes	(11,776)	14,464	12,852
Policy acquisition costs incurred and deferred	(68,119)	(75,580)	(106,191)
Amortization of deferred policy acquisition costs	74,387	85,216	89,327
Changes in:
Accrued investment income	1,370	(5,890)	(4,097)
Premiums receivable	2,701	2,571	(3,795)
Reinsurance receivables, net of reinsurance payables	10,556	12,357	24,007
Reinsurance recoverables	127	(130)	571
Reserve for losses and loss adjustment expenses	3,994	17,908	13,368
Unearned premiums	6,084	15,814	236,124
Income taxes payable	(3,895)	(334)	3,987
Other	32,549	3,726	6,806

Net cash provided by operating activities	385,803	390,517	558,743
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales and maturities of fixed income securities	488,311	583,264	822,002
Proceeds from sales of equity securities	95,096	65,802	63,283
Proceeds from sale of equity investment held for sale	98,846	—	—
Proceeds from sales of unconsolidated subsidiaries	—	—	10,929
Proceeds from sale of APTIC	—	115,063	—
Investment purchases:
Fixed income securities	(391,186)	(944,768)	(1,122,145)
Equity securities	(87,333)	(69,602)	(94,899)
Net change in short-term investments	(15,004)	(106,695)	12,326
Investments in unconsolidated subsidiaries, net of distributions	6,662	(1,445)	(645,412)
Net change in related party receivables	15,575	(11,142)	(25,518)
Capital expenditures and capitalized software, net of dispositions	(36,744)	(33,676)	(30,136)

Net cash used in continuing operations	174,223	(403,199)	(1,009,570)
Net effect of discontinued operations	—	(8,617)	(1,104)

Net cash provided by (used in) investing activities	174,223	(411,816)	(1,010,674)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	—	—	334,650
Repayment of long-term debt	—	(14)	—
Proceeds from repurchase transactions	—	—	249,030
Repayment of repurchase transactions	—	—	(249,030)
Net proceeds from issuance of common shares	—	—	207,918
Purchase of treasury stock	(250,002)	(99,998)	(19,719)
Proceeds from issuance of treasury stock	29,879	36,325	17,617
Dividends paid to shareholders	(17,795)	(15,738)	(11,734)

Net cash (used in) provided by financing activities	(237,918)	(79,425)	528,732

Foreign currency translation adjustment	(55,033)	31,665	116,825

Net increase (decrease) in cash and cash equivalents	267,075	(69,059)	193,626
Cash and cash equivalents at beginning of year	328,037	397,096	203,470

Cash and cash equivalents at end of year	$595,112	$328,037	$397,096

	Year Ended December 31,
	2005	2004	2003
	(Dollars in thousands)
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid during the year:
Interest paid and mandatory redeemable preferred securities distributions	$26,367	$30,533	$19,108
Income taxes paid, net of refunds	$68,566	$55,739	$38,203
Non-cash investing and financing activities:
Capital lease obligations	$139	$1,442	$1,201
SPS Holding Corp. net non-cash proceeds from sale of equity investment held for sale	$9,686	$—	$—
SPS Holding Corp. receivable converted to investment in unconsolidated subsidiary	$—	$20,543	$—
Increase in long-term debt due to deconsolidation of trust entity	$—	$—	$51,593
Decrease in mandatorily redeemable preferred securities due to deconsolidation of trust entity	$—	$—	$48,500
Purchase contract liability with corresponding offset to equity	$—	$—	$30,851

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of The PMI Group, Inc. (“The PMI Group” or “TPG”), a Delaware corporation and its direct and indirect wholly-owned subsidiaries, including: PMI Mortgage Insurance Co., an Arizona corporation, and its affiliated U.S. mortgage insurance and reinsurance companies (collectively “PMI”); PMI Mortgage Insurance Ltd and PMI Indemnity Limited, the Australian mortgage insurance companies, and their holding company, PMI Mortgage Insurance Australia (Holdings) Pty Limited (collectively “PMI Australia”); PMI Mortgage Insurance Company Limited and its holding company TPG Reinsurance Company Limited, the Irish insurance companies (collectively “PMI Europe”); American Pioneer Title Insurance Company (“APTIC”), a Florida corporation reported as discontinued operations in the consolidated financial statements and sold by The PMI Group on March 19, 2004; and other insurance, reinsurance and non-insurance subsidiaries. The PMI Group and its subsidiaries are collectively referred to as the “Company.” All material intercompany transactions and balances have been eliminated in the consolidated financial statements.

The Company has a 42.0% common equity ownership interest in FGIC Corporation, the holding company of Financial Guaranty Insurance Company (collectively “FGIC”), a New York-domiciled financial guaranty insurance company. The Company also has equity ownership interests in CMG Mortgage Insurance Company, CMG Mortgage Reinsurance Company and CMG Mortgage Assurance Company (collectively “CMG”), which conduct residential mortgage insurance business for credit unions; and in the holding companies RAM Holdings Ltd. and RAM Holdings II Ltd. and RAM Reinsurance Company, Ltd. (collectively “RAM Re”), a financial guaranty reinsurance company based in Bermuda. The Company also has ownership interests as a limited partner in several limited partnerships. In addition, the Company owns 100% of PMI Capital I (“Issuer Trust”), an unconsolidated wholly owned trust that privately issued debt in 1997. As of December 31, 2003, the Company deconsolidated PMI Capital I upon adoption of Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46, Consolidation of Variable Interest Entities, which provides guidance on identifying and assessing interests in variable interest entities to determine if consolidation or deconsolidation of that entity is required. See Note 10. Long-Term Debt and Line of Credit for further discussion of the Issuer Trust.

On October 4, 2005, the Company sold to Credit Suisse First Boston (USA), Inc. (“CSFB”) its equity ownership interest in SPS Holding Corp. (“SPS”), whose subsidiary, Select Portfolio Servicing, Inc. (“Select Portfolio Servicing”), is a servicer of single-family residential mortgages. The Company received cash payments of $98.8 million for its holdings in SPS and expects to receive additional monthly cash payments through the first quarter of 2008 from a residual interest in mortgage servicing assets with an estimated fair value at closing of approximately $20.7 million. As of December 31, 2005, the carrying value of the residual interest was $16.4 million. The Company and SPS’s other former shareholders agreed to indemnify CSFB for certain liabilities relating to SPS’s operations. As of December 31, 2005, the Company recorded a liability of $6.4 million with respect to this indemnification. Simultaneously with the sale, the Company received repayment of the outstanding balance on its related party receivable from SPS in the amount of $5.1 million. See Note 5. Investments in Unconsolidated Subsidiaries for further details on the closing of the sale of SPS on October 4, 2005.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and the requirements of Form 10-K and Article 7 of Regulation S-X. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation, have been included.

Risks and Uncertainties – The Company is dependent upon mortgage originators to provide mortgage loans to insure. In the event any of its largest customers choose to stop providing the Company with mortgage loans to insure, the Company’s ability to generate new insurance business could be adversely affected. The Company’s U.S. Mortgage Insurance Operations’ ten largest customers generated 42.8%, 42.0% and 42.1% of its premiums earned in 2005, 2004 and 2003, respectively.

The Company’s various U.S., Australian and Irish insurance subsidiaries are subject to comprehensive regulation. These regulations are generally intended to protect policyholders, rather than to benefit investors. Although their scope varies, applicable laws and regulations grant broad powers to supervisory agencies or officials to examine companies and to enforce rules or exercise discretion touching almost every significant aspect of the insurance business. The licensing of the Company’s insurance subsidiaries, their premium rates, their forms and policies offered to customers, their financial statements and periodic financial reporting, and their permissible investments and adherence to financial standards relating to statutory surplus, dividends to the Company and other criteria of solvency are all subjects of detailed regulation.

The Company establishes loss reserves to recognize the liability of unpaid losses related to insured mortgages that are in default. These loss reserves are based upon the Company’s estimates of the claim rate and average claim amounts, as well as the estimated costs of settling claims. These estimates are regularly reviewed and updated using currently available information. Any adjustments due to positive or adverse developments, which may be material, resulting from these reviews would impact current reserve requirements. The Company’s reserves may not be adequate to cover ultimate loss development on incurred defaults. The Company’s consolidated financial condition, results of operations or cash flows could be harmed if the Company’s reserve estimates are insufficient to cover the actual related claims paid and loss-related expenses incurred.

The Company has made significant investments in the equity securities of several privately-held companies, including FGIC. The business conducted by FGIC differs significantly from the Company’s core business of providing residential mortgage insurance. FGIC is subject to a number of significant risks that arise from the nature of its business. Accordingly, the Company is subject to the risks and uncertainties associated with that business. In addition, the Company has limited ability to control FGIC and, accordingly, may be unable to take actions unilaterally to avoid or mitigate those risks. A significant portion of the Company’s consolidated net income is derived from FGIC and its financial guaranty business. The financial guaranty business is subject to extensive regulation. Future legislative, regulatory, accounting or judicial changes may affect the financial guaranty industry or municipal or asset-backed obligations or markets. Any expansion by FGIC into other markets and other asset classes will entail risks and uncertainties associated with its ability to maintain a triple-A rating and to compete with other monoline financial guaranty insurance companies.

Significant accounting policies are as follows:

Investments – The Company has designated its entire portfolio of fixed income and equity securities as available-for-sale. These securities are recorded at fair value based on quoted market prices with unrealized gains and losses, net of deferred income taxes, accounted for as a component of accumulated other comprehensive income in shareholders’ equity. The Company evaluates its investments regularly to determine whether there are declines in value and whether such declines meet the definition of other-than-temporary impairment in accordance with Statement of Financial Accounting Standards (“SFAS”) SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities and Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 59, Accounting for Noncurrent Marketable Equity Securities. The fair value of a security below cost or amortized cost for consecutive quarters is a potential indicator of an other-than-temporary impairment. When the Company determines a security has suffered an other-than-temporary impairment, the impairment loss is recognized, to the extent of the decline, as a realized investment loss in the current period’s net income.

The Company’s short-term investments have maturities of greater than three and less than 12 months when purchased and are carried at fair value. Realized gains and losses on sales of investments are determined on a specific-identification basis. Investment income consists primarily of interest and dividends. Interest income and preferred stock dividends are recognized on an accrual basis. Dividend income on common stock is recognized on the date of declaration. Net investment income represents interest and dividend income, net of investment expenses.

Cash and Cash Equivalents – The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Investments in Unconsolidated Subsidiaries – Investments in the Company’s unconsolidated subsidiaries include both equity investees and unconsolidated majority-owned subsidiaries. Investments in equity investees with ownership interests of 20-50% are generally accounted for on the equity method of accounting, and investments of less than 20% ownership interest are generally accounted for on the cost method of accounting if the Company does not have significant influence over the entity. Limited partnerships with ownership interests greater than 3% but less than 50% are primarily accounted for using the equity method of accounting. The Company reports the equity in earnings from FGIC and CMG on a current month basis, and RAM Re and the Company’s interest in limited partnerships on a one-quarter lag basis. Equity in earnings or losses of RAM Re and certain limited partnership investments are included in the Company’s consolidated financial results on a one quarter lag to facilitate timely reporting of financial results. Effective January 1, 2004, the Company recorded a reduction of $4.8 million, net of tax, to retained earnings due to a change in reporting of SPS from a one-month lag to a current month basis. This reduction represented the Company’s proportion of SPS’s results for the month of December 2003. The carrying value of the investments in the Company’s unconsolidated subsidiaries also includes the Company’s share of net unrealized gains and losses in the unconsolidated subsidiaries’ investment portfolios.

As of December 31, 2004, the Company reclassified its equity investment in SPS to equity investment held for sale as a result of a Summary of Terms entered into with CSFB, whereby CSFB received an option to acquire 100% of the Company’s outstanding investment in SPS. The Company recorded an impairment of its equity investment in SPS of $20.4 million pre-tax as of December 31, 2004. The impairment was recorded as a realized capital loss on equity investment held for sale due to the Company’s decision to dispose of SPS. Equity in earnings or losses from SPS is included in equity in earnings from unconsolidated subsidiaries for 2004 and 2003. Due to the expected sale of SPS, beginning January 1, 2005, equity in losses from SPS of $1.7 million is included in other income. SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, (“SFAS No. 144”), does not allow discontinued operations treatment of an equity investment, and accordingly, the realized capital loss related to the SPS write-down is included in income from continuing operations.

Periodically, or as events dictate, the Company evaluates potential impairment of its investments in unconsolidated subsidiaries. Accounting Principles Board (“APB”) Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, (“APB No. 18”), provides criteria for determining potential impairment. In the event a loss in value of an investment is determined to be an other-than-temporary decline, an impairment charge would be recognized in the consolidated statement of operations. Evidence of a loss in value that could indicate impairment might include, but would not necessarily be limited to, the absence of an ability to recover the carrying amount of the investment or the inability of the investee to sustain an earnings capacity which would justify the carrying amount of the investment. Realized capital gains or losses resulting from the sale of the Company’s ownership interests of unconsolidated subsidiaries are recognized as net realized investment gains or losses in the consolidated statement of operations.

The SEC requires public companies to disclose condensed financial statement information in the footnotes for significant equity investees and unconsolidated majority owned subsidiaries, individually or in the aggregate, if (i) the Company’s investments in and advances to the subsidiaries are in excess of 10% of the total consolidated assets of the Company, (ii) the Company’s proportionate share of unconsolidated majority owned subsidiaries’

total assets is in excess of 10% of total consolidated assets of the Company, or (iii) income from continuing operations before income taxes, extraordinary items and the cumulative effect of a change in accounting principle of the unconsolidated subsidiaries is in excess of 10% of such income of the Company. Furthermore, if certain of the above tests exceed 20% with respect to any unconsolidated subsidiary, separate audited financial statements of that unconsolidated subsidiary are required to be included in the registrant’s Form 10-K. Equity investees are not subject to the 20% threshold for the proportionate share of unconsolidated subsidiaries total asset test, and accordingly, separate consolidated financial statements of FGIC are not included in this Form 10-K. As of December 31, 2005, the Company’s equity investees and unconsolidated majority owned subsidiaries on a combined basis exceeded certain of the 10% tests in the aggregate and, accordingly, condensed financial statement information is provided in Note 22. Condensed Financial Statements of Significant Unconsolidated Subsidiaries.

Related Party Receivables – As of December 31, 2005, related party receivables were $2.9 million, which was comprised of non-trade receivables from unconsolidated subsidiaries. As of December 31, 2004, related party receivables were $18.4 million, of which $16.7 million related to SPS. Of this amount, $16.6 million represented the outstanding balance on a $23.0 million subordinated promissory note the Company received from SPS in the third quarter of 2004. The Company received the note in exchange for $23.0 million of subordinated participation interests in SPS debt held by the Company. The note bore interest at 1-month LIBOR plus 2.375% and scheduled principal and interest payments were due monthly through January 2006. Principal payments totaling $11.6 million were received during the first nine months of 2005. Pursuant to the sale of SPS, the balance of $5.1 million was repaid in full. See Note 5. Investments in Unconsolidated Subsidiaries for further details on the closing of the sale of SPS on October 4, 2005.

During the second quarter of 2004, the Company provided SPS with $19.7 million of a $40.0 million redress fund established pursuant to SPS’s settlement with the U.S. Federal Trade Commission (“FTC”) and the Department of Housing and Urban Development (“HUD”). In exchange for providing SPS with $19.7 million, the Company received from SPS a note in the amount of $19.7 million. In September 2004, the $19.7 million note and accrued interest were exchanged by the Company for additional shares of common stock of SPS.

Deferred Policy Acquisition Costs – The Company defers certain costs in its mortgage insurance operations relating to the acquisition of new insurance and amortizes these costs against related premium revenue in order to match costs and revenues. These costs are primarily associated with the acquisition, underwriting and processing of new business, including contract underwriting and sales related activities. To the extent the Company is compensated by customers for contract underwriting, those underwriting costs are not deferred. Costs related to the issuance of mortgage insurance are initially deferred and reported as deferred policy acquisition costs. SFAS No. 60, Accounting and Reporting by Insurance Enterprises, (“SFAS No. 60”), specifically excludes mortgage guaranty insurance from its guidance relating to the amortization of deferred policy acquisition costs. Consistent with industry accounting practice, amortization of these costs for each underwriting year book of business is charged against revenue in proportion to estimated gross profits. Estimated gross profits are composed of earned premiums, interest income, losses and loss adjustment expenses as well as the amortization of deferred policy acquisition costs. The rate of amortization is not adjusted for monthly and annual policy cancellations unless it is determined that the policy cancellations are of such magnitude that impairment of the deferred costs is probable. The deferred costs related to single premium policies are adjusted as appropriate for policy cancellations to be consistent with the Company’s revenue recognition policy. The amortization estimates for each underwriting year are monitored regularly to reflect actual experience and any changes to persistency or loss development. Deferred policy acquisition costs are reviewed periodically to determine that they do not exceed recoverable amounts, after considering investment income.

Property, Equipment and Software – Property and equipment, including software, are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to thirty-nine years. Leasehold improvements are recorded at cost and amortized over the lesser of the useful life of the assets or the remaining term of the related lease.

Under the provisions of Statement of Position (“SOP”) No. 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, the Company capitalizes costs incurred during the application development stage related to software developed for internal-use purposes and for which it has no substantive plan to market externally. Capitalized costs are amortized at such time as the software is ready for its intended use on a straight-line basis over the estimated useful life of the asset, which is generally three to seven years.

Derivatives – The Company enters into credit default swap contracts and purchases certain foreign currency put options, both of which are considered derivatives under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”). The Company has not designated either the credit default swaps or foreign currency put options as SFAS No. 133 hedges. Accordingly, both categories of derivatives are determined to be free standing, with changes in fair values recognized in the current period’s consolidated results of operations.

During 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 149, Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities (“SFAS No. 149”). SFAS No. 149 requires certain credit default swaps similar to those entered into by PMI Europe after July 1, 2004 to be accounted for as derivatives and reported on the consolidated balance sheet at fair value, and subsequent changes in fair value are recorded in consolidated net income. In addition, as required by EITF Issue No. 02-3, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities (“EITF No. 02-3”), for certain credit default swaps entered into by PMI Europe where the fair value cannot be determined by reference to quoted market prices, current market transactions for similar contracts, or based on a valuation technique incorporating observable market data or inputs, initial fair value related to the credit default swaps are deferred and recognized in consolidated net income in proportion to the expiration of the associated insured risk. Gains or losses are recognized in consolidated net income at inception for all other derivative contracts where the fair value can be readily determined from market sources.

As of December 31, 2005, PMI Europe had entered into five credit default swaps that were classified as derivatives in accordance with SFAS No. 149. Accordingly, initial fair value gains on these derivatives were deferred in accordance with EITF No. 02-3. As of December 31, 2005, $6.8 million of deferred gains related to the initial fair value of these derivatives were included in other liabilities compared to $6.6 million as of December 31, 2004. Included in other income was $1.6 million (pre-tax) and $1.3 million (pre-tax) of accretion from the deferred gains in 2005 and 2004, respectively. Subsequent changes in the value, exclusive of accretion, of such derivatives resulted in $0.8 million of gains (pre-tax) in 2005 and $5.6 million of gains (pre-tax) in 2004 which were included in other income.

In 2005 and 2004, the Company purchased foreign currency put options to mitigate the negative financial impact of a strengthening U.S. dollar relative to both the Australian dollar and the Euro. These Australian dollar and Euro put options expired ratably over the calendar years and had combined costs of $1.8 million and $1.1 million in 2005 and 2004, respectively. In 2005, the Company recorded a realized loss of $1.7 million (pre-tax) in other income related to amortization of option costs, partially offset by realized gains of $0.6 million. In 2004, the Company recorded a realized loss of $0.7 million (pre-tax) in other income related to amortization of option costs, partially offset by realized gains of $0.4 million.

Special Purpose Entities – Certain insurance transactions entered into by PMI and PMI Europe require the use of foreign special purpose wholly owned subsidiaries principally for regulatory purposes. These special purpose entities are consolidated in the Company’s consolidated financial statements.

Reserve for Losses and Loss Adjustment Expenses – The reserve for mortgage insurance losses and loss adjustment expenses (“LAE”) is the estimated claim settlement costs on notices of default that have been received by the Company, as well as loan defaults that have been incurred but have not been reported by the lenders. The Company’s U.S. mortgage insurance primary master policies define “default” as the borrower’s failure to pay when due an amount equal to the scheduled monthly mortgage payment under the terms of the mortgage. Generally, however, the master policies require an insured to notify PMI of a default no later than the last business day of the month following the month in which the borrower becomes three monthly payments in default. For reporting and internal tracking purposes, the Company does not consider a loan to be in default until it has been delinquent for two consecutive monthly payments. SFAS No. 60, Accounting and Reporting by Insurance Enterprises, specifically excludes mortgage guaranty insurance from its guidance relating to reserves for losses and LAE. Consistent with industry accounting practices, the Company considers its mortgage insurance policies as short-duration contracts and, accordingly, does not establish loss reserves for future claims on insured loans that are not currently in default. The Company establishes loss reserves on a case-by-case basis when insured loans are identified as currently in default using estimated claim rates and average claim amounts for each report year, net of salvage recoverable. The Company also establishes loss reserves for defaults that have been incurred but have not been reported to the Company prior to the close of an accounting period, using estimated claim rates and claim amounts applied to the estimated number of defaults not reported. The reserve levels as of the consolidated balance sheet date represent management’s best estimate of existing losses and LAE incurred. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known to the Company. Such adjustments, to the extent of increasing or decreasing loss reserves, are recognized in the current period’s consolidated results of operations.

Reinsurance – The Company uses reinsurance to reduce net risk in force, optimize capital allocation, and comply with a statutory provision adopted by several states that limits the maximum mortgage insurance coverage to 25% for any single risk. The Company’s reinsurance agreements typically provide for a recovery of a proportionate level of claim expenses from reinsurers, and a reinsurance recoverable is recorded as an asset for such recoveries. The Company remains liable to its policyholders if the reinsurers are unable to satisfy their obligations under the agreements as with all reinsurance contracts. Reinsurance recoverable on paid losses and loss estimates are based on the Company’s actuarial analysis of the applicable business. Amounts the Company will ultimately recover could differ materially from amounts recorded as reinsurance recoverable. Reinsurance transactions are recorded in accordance with the provisions of the reinsurance agreements and the accounting guidance provided in SFAS No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts. Accordingly, management assesses, among other factors, risk transfer criteria for all reinsurance arrangements.

Revenue Recognition – Mortgage guarantee insurance policies are contracts that are generally non-cancelable by the insurer, are renewable at a fixed price, and provide payment of premiums on a monthly, annual or single basis. Upon renewal, the Company is not able to re-underwrite or re-price its policies. SFAS No. 60 specifically excludes mortgage guaranty insurance from its guidance relating to the earning of insurance premiums. Premiums written on a monthly basis are earned as coverage is provided. Monthly premiums accounted for 71.5% of gross premiums written from the Company’s mortgage insurance operations in 2005 and 72.1% in 2004 and 61.7% in 2003. Premiums written on an annual basis are amortized on a monthly pro rata basis over the year of coverage. Primary mortgage insurance premiums written on policies covering more than one year are referred to as single premiums. A portion of the revenue from single premiums is recognized in premiums earned in the current period, and the remaining portion is deferred as unearned premiums and earned over the expected life of the policy, a range of seven to 15 years. If single premium policies related to insured loans are cancelled due to repayment by the borrower, and the premium is non-refundable, then the remaining unearned premium related to each cancelled policy is recognized as earned premiums upon notification of the cancellation. Unearned premiums represent the portion of premiums written that is applicable to the estimated unexpired risk of insured loans. Rates used to determine the earning of single premiums are estimates based on actuarial analysis of the expiration of risk. The earnings pattern calculation is an estimation process and, accordingly, the Company reviews its premium earnings pattern for each policy acquisition year (“Book Year”) annually and any adjustments to these estimates are reflected for each Book Year as appropriate.

Business Segments – The Company’s reportable operating segments are U.S. Mortgage Insurance Operations, International Operations, Financial Guaranty and Other. U.S. Mortgage Insurance Operations includes the results of operations of PMI Mortgage Insurance Co., affiliated U.S. reinsurance companies and the equity in earnings from CMG. International Operations include the results of operations of PMI Australia, PMI Europe and the results of operations of the Company’s Hong Kong branch operations. Financial Guaranty includes the equity in earnings from FGIC and RAM Re. The Company’s Other segment consists of our holding company and contract underwriting operations, a realized capital loss on equity investment held for sale, our equity in earnings or losses from SPS and limited partnerships, and the discontinued operations of the Company’s former title insurance subsidiary, APTIC.

Earnings Per Share – Basic earnings per share (“EPS”) excludes dilution and is based on consolidated net income available to common stockholders and the actual weighted-average of the common stock shares that are outstanding during the period. Diluted EPS is based on consolidated net income available to common stockholders adjusted for the effects of dilutive securities and the weighted-average of dilutive common stock shares outstanding during the period. The weighted-average dilutive common stock shares reflect the potential increase of common stock shares if outstanding securities were converted into common shares, or if contracts to issue common shares, including stock options issued by the Company that have a dilutive impact, were exercised. The mandatorily redeemable preferred capital securities and equity units outstanding have not been included in the calculation of diluted shares outstanding as they are anti-dilutive for the periods presented.

EITF Issue No. 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings per Share, (“EITF No. 04-8”), states that the dilutive effect of contingently convertible debt and other instruments (“CoCo’s”) must be included in dilutive earnings per share. The Company’s $360.0 million 2.50% Senior Convertible Debentures are considered CoCo’s under EITF No. 04-8. For purposes of determining dilutive earnings per share, the interest expense, net of tax, was added back to consolidated net income and an additional 8.2 million common shares were added to diluted shares outstanding for all periods presented. Inclusion of the CoCo’s in diluted shares outstanding resulted in a decrease to diluted earnings per share of $0.28, $0.24 and $0.20 for the years ended December 31, 2005, 2004 and 2003, respectively.

The following is a reconciliation of consolidated net income to net income for purposes of calculating diluted EPS for the years ended:

	2005	2004	2003
	(Dollars in thousands)
Net income:
As reported	$409,169	$399,333	$299,433
Interest and amortization expense, net of taxes	7,648	7,685	7,327

Net income adjusted for diluted EPS calculation	$416,817	$407,018	$306,760

The following is a reconciliation of the weighted-average common stock shares used to calculate basic EPS to the weighted-average common stock shares used to calculate diluted EPS for the years ended:

	2005	2004	2003
	(Shares in thousands)
Weighted-average shares for basic EPS	91,738	95,452	89,915
Weighted-average stock options and other dilutive components	1,729	1,626	1,130
Weighted-average dilutive components of CoCo’s	8,153	8,153	8,153

Weighted-average shares for diluted EPS	101,620	105,231	99,198

Dividends per share declared and accrued to common shareholders	$0.1950	$0.1650	$0.1250

Stock-Based Compensation – The Company accounts for stock-based compensation to employees and directors using the intrinsic value method prescribed in APB Opinion No. 25, Accounting for Stock Issued to Employees, (“APB No. 25”), and its related interpretations. Under APB No. 25, compensation cost for stock-based awards is measured as the excess, if any, of the market price of the underlying stock on the grant date over the employees’ exercise price for the stock options. As all options have been granted with an exercise price equal to the fair value at the date of the grants, no compensation expense has been recognized for the Company’s stock option program. SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), requires the pro forma disclosure of net consolidated income and earnings per share using the fair value method, and provides that the employers may continue to account for the stock-based compensation under APB No. 25. SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, amends SFAS No. 123 and requires prominent disclosures in both annual and interim consolidated financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

The fair value of stock-based compensation to employees is calculated using an option pricing model developed to estimate the fair value of freely tradable and fully transferable options without vesting restrictions, which differ from the Company’s stock option program. The model also requires considerable judgment, including assumptions regarding future stock price volatility and expected time to exercise, which greatly affect the calculated value of stock option grants.

The fair value of each stock option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2005	2004	2003
Dividend yield	0.47%	0.39%	0.42%
Expected volatility	30.62%	33.47%	37.46%
Risk-free interest rate	4.23%	4.27%	4.03%
Expected life (years) from grant date	6.0	6.0	6.0

On May 19, 2005, the Company approved the acceleration of the vesting of certain unvested out-of-the-money stock options awarded under the Company’s Equity Incentive Plan to all officers and employees. The affected options were those unvested options outstanding with exercise prices greater than $37.00 per share, which was the closing price of the Company’s common stock on May 19, 2005. As a result of this acceleration, unvested options granted in 2005 and 2004 to acquire approximately 2.3 million shares of the Company’s common stock, which otherwise would have vested on an annual basis through March 14, 2008, became immediately vested. The accelerated stock options represented approximately 32% of the Company’s total outstanding stock options.

A pro forma pre-tax charge in the second quarter of 2005 of $18.0 million related to this acceleration is reflected in this footnote as stock-based compensation in accordance with SFAS No. 123. Of this amount, $11.2 million pre-tax would have been recorded as compensation expense in the consolidated statement of operations over a period of 27 months beginning in January 1, 2006 pursuant to SFAS No. 123 (revised 2004), Share-Based Payment, (“SFAS No. 123R”), and the SEC related requirements.

The purpose of the accelerated vesting was to enable the Company to reduce compensation expense associated with these options in future periods, beginning with the first quarter of 2006, in its consolidated financial statements as a result of the adoption of SFAS No. 123R and the SEC related requirements.

SFAS No. 123 requires pro forma disclosure of consolidated net income and earnings per share using the fair value method. If the computed fair values of the awards had been amortized to expense over the vesting period of the awards, the Company’s consolidated net income, basic net income per share and diluted net income per share would have been reduced to the pro forma amounts indicated below:

	2005	2004	2003
	(Dollars in thousands, except per share amounts)
Net income:
As reported	$409,169	$399,333	$299,433
Less: Stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(19,652)	(13,635)	(10,700)

Pro forma net income	389,517	385,698	288,733
Interest and amortization expense, net of taxes	7,648	7,685	7,327

Pro forma net income for diluted EPS calculation	$397,165	$393,383	$296,060

Basic earnings per share:
As reported	$4.46	$4.18	$3.33
Pro forma	$4.25	$4.04	$3.21

Diluted earnings per share:
As reported	$4.10	$3.87	$3.09
Pro forma	$3.91	$3.74	$2.98

See Note 3. New Accounting Standards for further discussion of SFAS No. 123R and SFAS No. 123.

Income Taxes – The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). The liability method measures the expected future tax effects of temporary differences at the enacted tax rates applicable for the period in which the deferred asset or liability is expected to be realized or settled. Temporary differences are differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in future increases or decreases in taxes owed on a cash basis compared to amounts already recognized as tax expense in the consolidated statements of operations. The Company’s effective tax rate was 24.3% for 2005 compared to the federal statutory rate of 35.0%. The difference in the tax rates was due primarily to equity in earnings from unconsolidated subsidiaries and income derived from PMI Australia, which have lower effective tax rates, combined with the Company’s municipal bond investment income.

Benefit Plans – The Company provides pension benefits to all employees under The PMI Group, Inc. Retirement Plan, and to certain employees of the Company under The PMI Group, Inc. Supplemental Employee Retirement Plan. In addition, the Company provides certain health care and life insurance benefits for retired employees under another post-employment benefit plan. All U.S. full-time, part-time and certain temporary employees of the Company are eligible to participate in The PMI Group, Inc. Savings and Profit-Sharing Plan (“401(k) Plan”). Eligible employees who participate in the 401(k) Plan may receive, within certain limits, matching Company contributions. Contract underwriters are covered under The PMI Group, Inc. Alternate 401(k) Plan, under which there are no matching Company contributions. In addition to the 401(k) Plan, the Company has an officers’ deferred compensation plan (“ODCP”) available to certain employees, and an Employee Stock Purchase Plan (“ESPP”). The ODCP is available to certain of the Company’s officers, and permits each participant to elect to defer receipt of part or all of his or her eligible compensation on a pre-tax basis. Under the ODCP, the Company makes a matching contribution of its common shares for each participant equal to 25% of the initial contribution to the extent the participant elects to select the Company’s common shares from the investment choices available under the ODCP. These matching contributions are subject to a three year vesting period. The ESPP allows eligible employees to purchase shares of the Company’s stock at a 15% discount to fair market value as determined by the plan. The ESPP offers participants the 15% discount to current fair market value or fair market value with a look-back provision of the lesser of the duration an employee has participated in the ESPP or two years.

Foreign Currency Translation – The financial statements of our foreign subsidiaries have been translated into U.S. dollars in accordance with SFAS No. 52, Foreign Currency Translation. Assets and liabilities denominated in non-U.S. dollar functional currencies are translated using the year-end spot exchange rates. Revenues and expenses are translated at monthly-average exchange rates. The effects of translating operations with a functional currency other than the reporting currency are reported as a component of accumulated other comprehensive income included in consolidated shareholders’ equity. Gains and losses on foreign currency re-measurement incurred by PMI Australia and PMI Europe represent the revaluation of assets and liabilities denominated in non-functional currencies into the functional currency, the Australian dollar and Euro, respectively.

Comprehensive Income – Comprehensive income includes net income, foreign currency translation gains or losses, changes in unrealized gains and losses on investments, and the reclassification of realized gains and losses previously reported in comprehensive income, net of related tax effects. The Company reports the components of comprehensive income in its consolidated statements of stockholders’ equity.

Reclassifications – Certain items in the prior corresponding period’s consolidated financial statements have been reclassified to conform to the current period’s consolidated financial statement presentation.

NOTE 3.	NEW ACCOUNTING STANDARDS

In December 2004, the FASB issued SFAS No. 123R which replaces SFAS No. 123 and supersedes APB No. 25. As a result of SFAS No. 123R and the SEC’s related requirements, the Company will be required to recognize the cost of certain stock options as compensation expense in the consolidated statements of operations beginning in the first quarter of 2006.

SFAS No. 123R permits public companies to adopt its requirements using one of two methods: (i) a “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date; or (ii) a “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption. The Company plans to adopt SFAS No. 123R using the modified prospective method.

In relation to stock options and the ESPP common shares outstanding as of December 31, 2005, combined with stock options granted in February 2006, the estimated impact to consolidated net income of the Company from the adoption of SFAS No. 123R using the modified prospective method for the year ended December 31, 2006 ranges from approximately $8 million to $9 million, net of taxes. Had the Company adopted SFAS No. 123R in prior periods, the impact of the standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma consolidated net income and earnings per share. In addition, the estimated impact to consolidated net income for 2006 has been significantly reduced due to the acceleration of certain stock options previously discussed in Note 2. Summary of Significant Accounting Policies.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (“SFAS No. 154”), which replaces APB No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 applies to all voluntary changes in accounting principle and changes the accounting for and reporting of a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. As a result, the Company will implement the requirements of SFAS No. 154 after its effective date, as applicable.

On July 14, 2005, the FASB issued an exposure draft on a proposed interpretation of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 does not explicitly prescribe a confidence threshold to be met for the benefit of an uncertain tax position to be recognized. Thus, diverse accounting practices have developed resulting in inconsistency in the criteria used to recognize, derecognize, or measure benefits related to uncertain tax positions. The proposed interpretation seeks to increase comparability in financial reporting of income taxes by establishing consistent standards for all tax positions. The proposed interpretation would require the Company to recognize the best estimate of the impact of a tax position only when it is probable, defined by SFAS No. 5, Accounting for Contingencies. The proposed interpretation would be effective as of the end of the first fiscal year ending after December 15, 2005. The FASB expects to issue a final interpretation in 2006. The cumulative effect of initially applying the proposed interpretation would be accounted for as a cumulative effect of a change in accounting principle. The interpretation is not currently expected to significantly impact the Company’s consolidated results of operations or consolidated financial condition.

On September 30, 2005, the FASB issued a revision of exposure draft issued on December 15, 2003 related to an amendment of SFAS No. 128, Earnings Per Share (“SFAS No. 128”). This proposed statement clarifies existing EPS computational guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares. The proposed statement would be effective for interim and annual periods ending after June 15, 2006. Retrospective application would be required for all changes to SFAS No. 128, except that retrospective application would be prohibited for contracts that were either settled in cash prior to adoption or modified prior to adoption to require cash settlement. The proposed amendment to SFAS No. 128 is not expected to significantly impact the Company’s consolidated results of operations or consolidated financial condition.

On November 3, 2005, the FASB Staff issued FASB Staff Position (“FSP”) SFAS Nos. 115-1 and 124-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments (“FSP Nos. 115-1 and 124-1”). FSP Nos. 115-1 and 124-1 addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. These FSPs also include accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in these FSP’s will be applied to reporting periods beginning after December 15, 2005. FSP Nos. 115-1 and 124-1 are not expected to significantly impact the Company’s consolidated statements of operations or consolidated financial condition.

NOTE 4.	INVESTMENTS

Fair Values and Gross Unrealized Gains and Losses on Investments – The cost or amortized cost, estimated fair value, and gross unrealized gains and losses on investments are shown in the table below:

	Cost or Amortized Cost
		Gross Unrealized		Fair Value
		Gains	(Losses)
	(Dollars in thousands)
December 31, 2005
Fixed income securities:
U.S. municipal bonds	$1,591,677	$102,737	$(482)	$1,693,932
Foreign governments	513,380	12,257	(68)	525,569
Corporate bonds	568,218	10,880	(3,066)	576,032
U.S. government and agencies	10,106	1,541	(8)	11,639
Mortgage-backed securities	6,179	244	—	6,423

Total fixed income securities	2,689,560	127,659	(3,624)	2,813,595
Equity securities:
Common stocks	109,960	33,029	(1,176)	141,813
Preferred stocks	93,010	3,798	(220)	96,588

Total equity securities	202,970	36,827	(1,396)	238,401
Short-term investments	145,502	—	(3,178)	142,324

Total investments	$3,038,032	$164,486	$(8,198)	$3,194,320

December 31, 2004
Fixed income securities:
U.S. municipal bonds	$1,637,508	$112,574	$(345)	$1,749,737
Foreign governments	499,864	11,206	(260)	510,810
Corporate bonds	628,464	14,922	(2,429)	640,957
U.S. government and agencies	10,699	1,714	(3)	12,410
Mortgage-backed securities	10,406	547	—	10,953

Total fixed income securities	2,786,941	140,963	(3,037)	2,924,867
Equity securities:
Common stocks	100,183	29,377	(250)	129,310
Preferred stocks	105,795	5,317	(479)	110,633

Total equity securities	205,978	34,694	(729)	239,943
Short-term investments	130,499	—	(1,796)	128,703

Total investments	$3,123,418	$175,657	$(5,562)	$3,293,513

Scheduled Maturities – The following table sets forth the amortized cost and fair value of fixed income securities by contractual maturity at December 31, 2005:

	Amortized Cost	Fair Value

	(Dollars in thousands)
Due in one year or less	$137,725	$138,060
Due after one year through five years	463,192	469,802
Due after five years through ten years	540,132	553,422
Due after ten years	1,542,332	1,645,888
Mortgage-backed securities	6,179	6,423

Total fixed income securities	$2,689,560	$2,813,595

Actual maturities may differ from those scheduled as a result of calls or prepayments by the issuers prior to maturity.

Net Investment Income – Net investment income consists of the following:

	2005	2004	2003
	(Dollars in thousands)
Fixed income securities	$151,513	$146,057	$135,162
Equity securities	9,274	9,751	7,965
Short-term investments	21,397	15,389	7,920

Investment income before expenses	182,184	171,197	151,047
Investment expenses	(2,721)	(2,588)	(1,268)

Net investment income	$179,463	$168,609	$149,779

Realized Investment Gains and Losses – Realized gains and losses on investments are composed of the following:

	2005	2004	2003
	(Dollars in thousands)
Fixed income securities:
Gross gains	$857	$1,910	$7,119
Gross losses	(1,446)	(6,184)	(6,560)

Net (losses) gains	(589)	(4,274)	559
Equity securities:
Gross gains	6,707	6,607	7,274
Gross losses	(1,952)	(2,551)	(3,996)

Net gains	4,755	4,056	3,278
Short-term investments:
Gross gains	—	3,200	—
Gross losses	(17)	(361)	(289)

Net (losses) gains	(17)	2,839	(289)
Investments in unconsolidated subsidiaries:
Gross gains	—	—	363
Gross losses	(2,099)	—	(3,827)

Net losses	(2,099)	—	(3,464)

Net realized investment gains before income taxes	2,050	2,621	84
Income taxes	(717)	(917)	(28)

Total net realized investment gains after income taxes	$1,333	$1,704	$56

Unrealized Investment Gains and Losses – The change in unrealized gains and losses net of deferred taxes consists of the following:

	2005	2004	2003
	(Dollars in thousands)
Fixed income securities	$(8,531)	$4,006	$(9,138)
Equity securities	1,290	3,174	17,964
Investments in unconsolidated subsidiaries	(15,044)	4,330	3,516
Short-term investments	(898)	(3,247)	(5)
Discontinued operations – APTIC	—	(1,317)	1,105

Change in unrealized investment (losses) gains, net of deferred taxes	(23,183)	6,946	13,442
Realized investment gains, net of income taxes	1,333	1,704	56

Total change in unrealized (losses) gains, net of income taxes	$(21,850)	$8,650	$13,498

Aging of Unrealized Losses – The following table shows the gross unrealized losses and fair value of the Company’s investments, aggregated by investment category and the length of time the individual securities have been in a continuous unrealized loss position as of December 31, 2005.

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
Fixed income securities:
U.S. municipal bonds	$76,944	$(482)	$—	$—	$76,944	$(482)
Foreign governments	62,004	(53)	692	(15)	62,696	(68)
Corporate bonds	33,364	(713)	81,500	(2,353)	114,864	(3,066)
U.S. government and agencies	139	—	258	(8)	397	(8)

Total fixed income securities	172,451	(1,248)	82,450	(2,376)	254,901	(3,624)
Equity securities:
Common stocks	16,695	(1,173)	381	(3)	17,076	(1,176)
Preferred stocks	7,158	(220)	—	—	7,158	(220)

Total equity securities	23,853	(1,393)	381	(3)	24,234	(1,396)
Short-term investments	—	—	96,822	(3,178)	96,822	(3,178)

Total	$196,304	$(2,641)	$179,653	$(5,557)	$375,957	$(8,198)

Unrealized losses were primarily due to interest rate fluctuations during the year and are not considered to be other-than-temporarily impaired as the Company has the intent and ability to hold these investments until they recover in value or mature. The remaining unrealized losses do not meet the criteria established in the Company’s policy for determining other-than-temporary impairment and as such are not considered impaired. The Company determined that the decline in the market value of certain equity and fixed income securities in its investment portfolio met the definition of other-than-temporary impairment and recognized realized pre-tax losses of $0.6 million, $0.2 million, and $0.3 million in 2005, 2004 and 2003, respectively.

Investment Concentrations and Other Items – The Company maintains a diversified portfolio principally of U.S. municipal bonds. The following states and the District of Columbia represent the largest concentrations in the U.S. municipal bond portfolio, expressed as a percentage of the fair value of all U.S. municipal bond holdings. Holdings in states and the District of Columbia that exceed 5% of the U.S. municipal bond portfolio at December 31, for the respective years are presented below:

	2005	2004
New York	16.2%	17.7%
Texas	14.3%	17.8%
Illinois	9.0%	11.0%
Massachusetts	8.4%	9.9%
California	8.2%	7.5%
District of Columbia	5.1%	5.8%
Washington	4.9%	6.0%

At December 31, 2005, fixed income securities and short-term investments with a fair value of $14.4 million were on deposit with regulatory authorities as required by law. In addition, $19.8 million in cash was held in a bank account in Hong Kong for regulatory purposes.

NOTE 5.	INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

Investments in the Company’s unconsolidated subsidiaries include both equity investees and unconsolidated majority-owned subsidiaries. The carrying values of the Company’s investments in unconsolidated subsidiaries consisted of the following for the years ended December 31, 2005 and 2004:

	2005	Ownership Percentage	2004	Ownership Percentage
	(Dollars in thousands)
FGIC	$751,761	42.0%	$693,671	42.1%
CMG	129,600	50.0%	112,456	50.0%
RAM Re	84,991	24.9%	81,209	24.9%
Other	18,573	various	24,268	various

Total	$984,925		$911,604

As of December 31, 2005, the Company’s investment in FGIC was $751.8 million, which included $617.0 million of cash and capitalized acquisition costs, with the balance representing undistributed equity in earnings and the Company’s proportionate share of net unrealized gains in FGIC’s investment portfolio.

Equity in earnings (losses) from unconsolidated subsidiaries and equity investment held for sale consisted of the following for the years ended December 31, 2005, 2004 and 2003:

	2005	Ownership Percentage	2004	Ownership Percentage	2003	Ownership Percentage
	(Dollars in thousands)
FGIC	$74,924	42.0%	$61,592	42.1%	$2,358	42.1%
SPS	—	—	413	64.9%	(17,663)	56.8%
CMG	18,811	50.0%	15,280	50.0%	13,575	50.0%
RAM Re	4,828	24.9%	6,252	24.9%	4,228	24.9%
Truman	—	—	—	—	4,513	19.6%
Other	(678)	various	17	various	(2,414)	various

Total	$97,885		$83,554		$4,597

Equity in earnings from FGIC for 2003, as presented in the above table, excludes the extraordinary gain of $5.4 million after-tax related to the Company’s share of negative goodwill recognized by FGIC resulting from the application of purchase accounting adjustments. In accordance with APB No. 18, the Company reflected its proportionate share of FGIC’s extraordinary gain as a separate line item in the Company’s consolidated statement of operations. The Company acquired its ownership interest in FGIC as of December 18, 2003. Accordingly, the results of FGIC were not reflected in the Company’s consolidated statement of operations prior to the acquisition date.

Condensed financial statements of FGIC as of and for the periods presented were as follows:

	Year ended December 31, 2005	Year ended December 31, 2004	Period from December 18, 2003 through December 31, 2003	Period from January 1, 2003 through December 17, 2003	2003 Combined
	(Dollars in thousands)
Condensed Statements of Operations
Total revenues	$344,070	$274,247	$12,895	$286,454	$299,349
Total expenses	96,960	69,459	4,625	56,207	60,832

Income before income taxes	247,110	204,788	8,270	230,247	238,517
Income tax expense	56,644	47,908	1,585	55,619	57,204

Income before extraordinary item	190,466	156,880	6,685	174,628	181,313
Extraordinary gain	—	—	13,852	—	13,852

Net Income	190,466	156,880	20,537	174,628	195,165
Preferred stock dividends	(17,295)	(16,348)	(627)	—	(627)

Net income available to common shareholders	$173,171	$140,532	$19,910	$174,628	$194,538

Less: extraordinary gain	—	—	13,852

Net income available to common shareholders before extraordinary gain	173,171	140,532	6,058
TPG’s ownership interest in common equity	42.0%	42.1%	42.1%

TPG’s proportionate share of net income available to common shareholders	$72,715	$59,108	$2,358
TPG’s proportionate share of management fees and other	2,209	2,484	—

Total equity in earnings from FGIC Corporation	$74,924	$61,592	$2,358

	December 31,
	2005	2004
	(Dollars in thousands)
Condensed Balance Sheets
Cash and investments, at fair value	$3,509,718	$3,223,795
Other assets	238,213	198,125

Total assets	$3,747,931	$3,421,920

Unearned premiums	$1,201,163	$1,043,334
Reserve for losses and loss adjustment expenses	54,812	39,181
Other liabilities	412,800	421,420
Stockholders’ equity	2,079,156	1,917,985

Total liabilities and stockholders’ equity	$3,747,931	$3,421,920

On October 4, 2005, the Company completed the sale of SPS to CSFB. The Company received cash payments of approximately $99 million for its holdings in SPS. The Company also received a residual interest in mortgage servicing assets with an estimated fair value at closing of approximately $20.7 million and expects to receive additional monthly cash payments through the first quarter of 2008. As of December 31, 2005, the carrying value of the residual interest was $16.4 million. The Company and SPS’s other shareholders have agreed to indemnify CSFB for certain liabilities relating to SPS’s operations. As of December 31, 2005, the Company has recorded a liability of $6.4 million in respect of this indemnification. Simultaneously with the sale, the Company received repayment of the outstanding balance on its related party receivable from SPS in the amount of $5.1 million. Due to the expected sale of SPS, beginning January 1, 2005, equity in losses from SPS of $1.7 million is included in other income. During the fourth quarter of 2004, as a result of the expected transaction, the Company recorded a pre-tax realized capital loss on equity investment held-for-sale (SPS) of $20.4 million.

In 2005, the Company recognized a $2.1 million pre-tax realized capital loss on a private equity limited partnership investment. The Company determined that this investment met the criteria for other-than-temporary impairment in accordance with APB No. 18.

In connection with the settlement reached between SPS and the Fair Trade Commission, (“FTC”) and the Department of Housing and Urban Development, (“HUD”), SPS recognized aggregate charges of approximately $55 million pre-tax in September 2003 related to the costs of settlement, settlement of certain putative class actions pending against SPS, and estimated costs relating to certain pending state regulatory actions. The Company’s proportionate share of such charges was $19.1 million pre-tax, which was recognized in equity in earnings from unconsolidated subsidiaries in September 2003.

In September 2003, the Company sold its ownership interest in Truman Capital Founders, LLC and Truman Capital Advisors, LLC. The loss in Other in 2003 was due primarily to the $2.6 million loss from certain private equity limited partnership investments occurring in the first quarter of 2003.

NOTE 6.	PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

The unaudited pro forma condensed combined statements of operations of the Company give effect to the investment in FGIC and the issuance of securities from common shares and equity units offerings on a pro forma basis. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2003 was prepared assuming the Company completed its acquisition of a 42.1% ownership interest in FGIC as of January 1, 2003.

The pro forma adjustments are based on estimates which are derived from available information and contain assumptions. The pro forma financial statements do not purport to represent what the consolidated results of operations actually would have been if these transactions had occurred on the dates indicated or what such results will be for any future date or future periods. The pro forma consolidated statements of operations are based on historical consolidated financial statements of The PMI Group and FGIC, primarily giving effect to the Company’s common shares and equity unit offerings, reduction of interest income due to investment and the Company’s 42.1% ownership share of FGIC’s historical income adjusted for the application of purchase accounting adjustments.

	For the Year Ended December 31, 2003
	As Reported	Adjustments	Pro Forma
	(In thousands, except per share data)
Total revenues	$891,721	$68,427	$960,148

Total losses and expenses	$498,599	$12,077	$510,676

Net income	$299,433	$56,065	$355,498

Weighted average shares basic	89,915	5,750	95,665
Weighted average shares diluted	99,198	5,750	104,948

Per share data:
Basic net income	$3.33		$3.72
Diluted net income	$3.09		$3.46

NOTE 7.	DEFERRED POLICY ACQUISITION COSTS

The following table summarizes deferred policy acquisition cost activity as of and for the years ended:

	2005	2004	2003
	(Dollars in thousands)
Balance at January 1,	$92,438	$102,074	$85,210
Policy acquisition costs incurred and deferred	68,119	75,580	106,191
Amortization of deferred policy acquisition costs	(74,387)	(85,216)	(89,327)

Balance at December 31,	$86,170	$92,438	$102,074

Deferred policy acquisition costs are affected by qualifying costs that are deferred in the period and amortization of previously deferred costs in such period. In periods where new business activity is declining, the asset will generally decrease because the amortization of previously deferred policy acquisition costs exceeds the amount of acquisition costs being deferred. Conversely, in periods where there is significant growth in new business, the asset will generally increase because the amount of acquisition costs being deferred exceeds the amortization of previously deferred policy acquisition costs.

NOTE 8.	PROPERTY, EQUIPMENT AND SOFTWARE

The following table sets forth the cost basis of, and accumulated depreciation and amortization for, property, equipment and software for the years ended:

	2005	2004
	(Dollars in thousands)
Software	$168,048	$143,119
Building and leasehold improvements	101,012	99,706
Furniture and equipment	47,558	50,998
Land	5,000	5,000

Property and equipment, at cost	321,618	298,823
Less accumulated depreciation and amortization	(134,689)	(120,045)

Total property, equipment and software, net of accumulated depreciation and amortization	$186,929	$178,778

Depreciation and amortization expense related to property, equipment and software totaled $28.9 million in 2005, $27.5 million in 2004 and $25.5 million in 2003. Capitalized costs associated with software developed for internal use were $24.9 million in 2005, $29.5 million in 2004 and $22.5 million in 2003.

NOTE 9.	RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

The Company establishes reserves for losses and LAE to recognize the estimated liability for potential losses and related loss adjustment expenses in connection with borrower default on their mortgage payments. The establishment of loss reserves is subject to inherent uncertainty and requires significant judgment by management. The following table provides a reconciliation of the beginning and ending reserves for losses and loss adjustment expenses for each of the three years:

	2005	2004	2003
	(Dollars in thousands)
Balance at January 1,	$364,847	$346,939	$333,569
Reinsurance recoverables	(3,405)	(3,275)	(3,846)

Net balance at January 1,	361,442	343,664	329,723
Losses and LAE incurred, principally with respect to defaults occurring in:
Current year	260,426	248,381	228,143
Prior years (1)	(2,647)	(11,099)	(19,055)

Total incurred	257,779	237,282	209,088
Losses and LAE payments, principally with respect to defaults occurring in:
Current year	(20,702)	(18,297)	(10,741)
Prior years	(230,070)	(202,503)	(197,099)

Total payments	(250,772)	(220,800)	(207,840)

Foreign currency translation effects	(2,886)	1,296	4,818
Acquisition of portfolio	—	—	7,875

Net ending balance at December 31,	365,563	361,442	343,664
Reinsurance recoverables	3,278	3,405	3,275

Balance at December 31,	$368,841	$364,847	$346,939

(1) The $2.6 million, $11.1 million and $19.1 million reductions in total losses and LAE incurred in prior years were due to re-estimations of ultimate loss rates and amounts from those established at the original notice of default, updated through the period presented. These re-estimations of ultimate loss rates and amounts are the result of management’s periodic review of estimated claim amounts in light of actual claim amounts, loss development data or ultimate claim rates. The $19.1 million reduction in prior years’ reserves during 2003 was due primarily to a reduction in PMI Australia’s loss reserves and favorable PMI pool portfolio loss development trends.

The increase in loss reserves in 2005 over 2004 was due primarily to the higher proportion of delinquencies developing into claims, and to a lesser extent, an increase in primary loans in default. U.S. Mortgage Insurance Operations primary insurance default inventory was 42,702 at December 31, 2005, 39,054 at December 31, 2004 and 37,445 at December 31, 2003. The default rate was 5.74% at year end 2005, 4.86% at year end 2004, and 4.53% at year end 2003. Generally, it takes approximately 12 to 36 months from the receipt of a default notice to result in a claim payment. Accordingly, most losses paid relate to default notices received in prior years.

NOTE 10.	LONG-TERM DEBT AND LINE OF CREDIT

Equity Units – In November 2003 and in connection with the Company’s investment in FGIC, the Company sold 13.8 million of 5.875% Equity Units and raised $345.0 million of gross proceeds. Each unit has a $25 principal amount with two components: a senior note component and a purchase contract component. The senior note has a 3.0% annual interest rate paid quarterly and maturing on November 15, 2008. The purchase contract component pays a 2.875% annual contract payment quarterly and obligates the holders to purchase $25 ($345 million in total) of newly issued shares of the Company’s common stock, no later than November 15, 2006. Further details are provided in Note 15. Dividends and Shareholders’ Equity. In addition, the senior notes have a remarketing feature and will be remarketed in or about August, 2006. The senior notes rank equally with all other senior unsecured debt securities of The PMI Group. If the senior notes are not successfully remarketed, the holders of the senior notes will have the right to put the senior notes to the Company on the purchase contract settlement date which is November 15, 2006.

Senior Convertible Debentures – In July 2001, the Company issued $360.0 million of 2.50% Senior Convertible Debentures (“the Debentures”) in a private offering to qualified institutional buyers, and subsequently filed a shelf registration statement for the resale of the Debentures and the common shares of The PMI Group issuable upon conversion of the Debentures. The Company used a portion of the net proceeds for the repayment or retirement of existing indebtedness and the remainder for general corporate purposes. The Debentures are due on July 15, 2021 and bear interest at a rate of 2.50% per annum, payable semiannually. The Debentures are convertible at the registered holders’ option, prior to stated maturity, into shares of the Company’s common stock at an initial conversion price of $44.16 per share if specified requirements are met, subject to adjustments in specified circumstances. The most significant requirement for such conversion is that the trading price of the Company’s common stock must exceed 120% of the initial conversion price for 20 consecutive trading days within a 30-day trading period. The Company may redeem some or all of the Debentures on or after July 15, 2006 for a price equal to the principal amount of the Debentures plus any accrued and unpaid interest. The holders may put the Debentures to the Company on July 15, 2006, 2008, 2011 and 2016. On July 15, 2004, certain debenture holders required us to repurchase a nominal amount of the debentures. Upon a change of control of the Company, holders may also require the Company, subject to certain conditions, to repurchase all or a portion of the Debentures. The Company may repurchase the Debentures with cash, common shares, or a combination of cash and shares of common stock. If the Company elects to pay all or a portion of the purchase price in common stock, the shares of common shares will be valued at 97.5% of the average sale price for twenty trading days ending on the third day prior to the repurchase date. The Debentures are senior unsecured debt securities and rank equally with all other senior unsecured debt of The PMI Group.

Mandatorily Redeemable Preferred Capital Securities and Junior Subordinated Deferrable Interest Debentures – In February 1997, The PMI Group, through a wholly-owned trust, privately issued $100.0 million of 8.309% mandatorily redeemable preferred Capital Securities, Series A (the “Capital Securities”). The Capital Securities were issued by the Issuer Trust. The sole asset of the Issuer Trust consisted of $103.1 million principal amount of Junior Subordinated Deferrable Interest Debentures, Series A (the “Junior Subordinated Debentures”) issued by The PMI Group to the Issuer Trust. The Junior Subordinated Debentures bear interest at the rate of 8.309% per annum paid semiannually and mature on February 1, 2027. In 2001, the Company repurchased $51.5 million of the Capital Securities. The Capital Securities are subject to mandatory redemption upon repayment of the Junior Subordinated Debentures by the Company. The Junior Debentures are redeemable at the option of the Company on or after February 1, 2007 at a premium or upon occurrence of certain tax events and mature on February 1, 2027. The Junior Subordinated Debentures are subordinated to all senior indebtedness of The PMI Group.

Upon the adoption of FIN No. 46 as of December 31, 2003, the Company deconsolidated the Issuer Trust subsidiary that issued $48.5 million of the Capital Securities. The underlying securities of $48.5 million issued by the Issuer Trust are backed by the Junior Subordinated Debentures issued by the Company to the Issuer Trust in the amount of $51.6 million. The Capital Securities are no longer recognized in the consolidated balance sheets. As the Junior Subordinated Debentures issued by the Company to the Issuer Trust were previously eliminated in consolidation, the amount of $51.6 million was not previously reflected in the Company’s consolidated financial statements. Upon deconsolidation of the Issuer Trust, the Junior Subordinated Debentures due to the Issuer Trust are no longer eliminated and have been classified as long-term debt.

Senior Notes – In November 1996, the Company issued $100.0 million in face amount of 6.75% senior notes (the “Notes”). As of December 31, 2005 and 2004, $63.0 million of face amount remained outstanding. The

Notes bear interest at the rate of 6.75% per annum paid semiannually and mature on November 15, 2006. No sinking fund is required or provided for the Notes and they are not redeemable prior to maturity. The Notes rank equally with all other senior unsecured debt securities of The PMI Group.

Revolving Credit Facility – In December 2004, the Company entered into a five-year $175.0 million revolving credit facility agreement with Bank of America, N.A. and a consortium of lenders. The interest rate is LIBOR plus a margin. The agreement provides the availability of additional liquidity and capital, which the Company can utilize for working capital, capital expenditures and other business purposes. The facility may be increased by $25.0 million to $200.0 million at the Company’s discretion subject to approval by the lenders. In June 2005, the Company entered into a $25 million letter of credit sub-limit. The $25 million letter of credit sub-limit is part of, and not in addition to, the existing $175 million revolving credit agreement. The revolving credit facility contains certain financial covenants and restrictions, the most restrictive being debt-to-capital and risk-to-capital ratio thresholds. The Company was in compliance with all debt covenants for the year ended December 31, 2005. There were no amounts related to the revolving credit facility outstanding as of December 31, 2005. A $1.2 million standby letter of credit is outstanding under the letter of credit sub-limit facility as of December 31, 2005.

NOTE 11.	FAIR VALUE OF FINANCIAL INSTRUMENTS

In the normal course of business, the Company invests in various financial assets and incurs various financial liabilities. The estimated fair value of the financial instruments indicated in the table below has been determined by available market information and appropriate valuation methodology. The carrying values of cash and cash equivalents and accrued investment income approximate their fair values primarily due to their liquidity and short-term nature. The estimated fair value of the outstanding debt has been determined by quoted market price.

	As of December 31, 2005		As of December 31, 2004
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(Dollars in thousands)
Assets
Fixed income securities	$2,813,595	$2,813,595	$2,924,867	$2,924,867
Equity securities	$238,401	$238,401	$239,943	$239,943
Short-term investments	$142,324	$142,324	$128,703	$128,703
Cash and cash equivalents	$595,112	$595,112	$328,037	$328,037
Accrued investment income	$43,707	$43,707	$45,077	$45,077
Liabilities
Equity Units, 5.875%	$345,000	$340,170	$345,000	$364,872
Senior Convertible Debentures, 2.50%	$359,986	$367,186	$359,986	$391,708
Senior Notes, 6.75%	$62,950	$63,938	$62,950	$66,488
Junior Subordinated Debentures, 8.309%	$51,593	$55,487	$51,593	$57,862

Considerable judgment is required in interpreting market data to develop the estimates of fair value and, therefore, changes in the assumptions may have a material effect on the fair valuation estimates. A number of the Company’s other significant assets and liabilities, including deferred policy acquisition costs, real estate owned, property, equipment and software, loss and LAE reserves, unearned premiums and deferred income taxes are not considered financial instruments.

NOTE 12.	REINSURANCE

The following table shows the effects of reinsurance on premiums written, premiums earned and losses and loss adjustment expenses of the Company’s operations for the years ended are as follows:

	2005	2004	2003
	(Dollars in thousands)
Premiums written
Direct	$1,002,548	$923,084	$1,011,842
Assumed	20,526	14,306	9,831
Ceded	(177,385)	(166,028)	(145,672)

Net premiums written	$845,689	$771,362	$876,001

Premiums earned
Direct	$980,168	$927,553	$834,725
Assumed	16,874	7,931	12,364
Ceded	(179,440)	(165,085)	(150,161)

Net premiums earned	$817,602	$770,399	$696,928

Losses and loss adjustment expenses
Direct	$260,877	$239,371	$222,387
Assumed	(82)	197	320
Ceded	(3,016)	(2,286)	(13,619)

Net losses and loss adjustment expenses	$257,779	$237,282	$209,088

The majority of the Company’s existing reinsurance contracts are captive reinsurance agreements in U.S. Mortgage Insurance Operations. Under captive reinsurance agreements, a portion of the risk insured by PMI is reinsured with the mortgage originator or investor through a reinsurer that is affiliated with the mortgage originator or investor. Ceded premiums for U.S. captive reinsurance accounted for 89% of total ceded premiums written in 2005 compared to 87% in 2004 and 82% in 2003. Reinsurance recoverables on losses incurred were $2.5 million at December 31, 2005, $2.4 million at December 31, 2004 and $3.3 million at December 31, 2003.

NOTE 13.	INCOME TAXES

The components of income tax expense for the years ended are as follows:

	2005	2004	2003
	(Dollars in thousands)
Current	$68,728	$33,864	$40,403
Deferred	62,934	78,595	78,411

Total income tax expense from continuing operations	$131,662	$112,459	$118,814

Section 832(e) of the Internal Revenue Code permits mortgage guaranty insurers to deduct, within certain limitations, additions to statutory contingency reserves. This provision allows mortgage guaranty insurers to increase statutory unassigned surplus through the purchase of non-interest bearing “tax and loss bonds” from the federal government. The tax and loss bonds purchased are limited to the tax benefit of the deduction for additions to the contingency reserves. The Company purchased tax and loss bonds of $90.0 million in 2005, $87.6 million in 2004 and $67.8 million in 2003. The Company redeemed tax and loss bonds of $29.2 million in 2005. The purchase and redemption of tax and loss bonds are included as a deferred component of income tax expense.

The components of the income tax expense for 2005 included a foreign provision for current tax expense of $42.7 million and a deferred tax benefit of $1.4 million primarily related to PMI Australia and PMI Europe.

A reconciliation of the statutory federal income tax rate to the effective tax rate reported on income from continuing operations before income taxes is shown in the following table:

	2005	2004	2003
Statutory federal income tax rate	35.0%	35.0%	35.0%
Tax-exempt interest	(5.0)	(5.8)	(6.4)
Equity in earnings from unconsolidated subsidiaries	(4.5)	(3.6)	1.2
State taxes, net	0.4	0.1	0.3
Foreign taxes, net	(1.1)	(0.9)	(0.5)
Other	(0.5)	(1.3)	0.6

Effective income tax rate for continuing operations	24.3%	23.5%	30.2%

PMI has provided for U.S. federal income tax on the undistributed earnings from its foreign subsidiaries and foreign corporate joint ventures, except to the extent that such earnings are reinvested indefinitely.

The components of the deferred income tax assets and liabilities for the years ended are as follows:

	2005	2004
	(Dollars in thousands)
Deferred tax assets:
Discount on loss reserves	$7,104	$6,774
Unearned premium reserves	16,898	10,586
Other loss reserves	349	1,294
Lease costs	(34)	28
SPS impairment	1,984	7,147
Settlements	355	355
Pension costs and deferred compensation	14,599	9,668
Other assets	18,451	19,678

Total deferred tax assets	59,706	55,530

Deferred tax liabilities:
Deferred policy acquisition costs	18,023	20,268
Unrealized net gains on investments	50,605	56,272
Software development costs	27,651	24,317
Equity in earnings from unconsolidated subsidiaries	45,867	36,670
Other liabilities	19,397	23,515

Total deferred tax liabilities	161,543	161,042

Net deferred tax liability	$101,837	$105,512

Although realization is not assured, management believes it is more likely than not that the deferred tax assets will be realized.

NOTE 14.	COMMITMENTS AND CONTINGENCIES

Leases – The Company leases certain office space and office equipment. Minimum rental payments under non-cancelable operating leases in the aggregate for the five years subsequent to 2005 are as follows:

Operating Leases
(Dollars in thousands)
Year ending December 31,
2006	$4,841
2007	4,207
2008	3,731
2009	1,946
2010	1,033
Thereafter	1,326

Total minimum lease payments	$17,084

Rent expense for all leases was $5.3 million for 2005, $7.0 million for 2004 and $7.0 million for 2003.

Income Taxes – In March 2005, the Internal Revenue Service commenced its regular audit examination of the Company’s taxable years 2001 to 2003. As of December 31, 2005, no tax issues have been presented, that would in the opinion of management, give rise to a material assessment or have a material effect on the consolidated financial condition, results of operations or cash flows of the Company.

Guarantees – The PMI Group has guaranteed certain payments to the holders of the privately issued debt securities (“Capital Securities”) issued by PMI Capital I. Payments with respect to any accrued and unpaid distributions payable, the redemption amount of any Capital Securities that are called and amounts due upon an involuntary or voluntary termination, winding up or liquidation of the Issuer Trust are subject to the guarantee. In addition, the guarantee is irrevocable, is an unsecured obligation of the Company and is subordinate and junior in right of payment to all senior debt of the Company.

Indemnification – As part of the sale of the Company’s interest in SPS on October 4, 2005, the Company and SPS’s other prior shareholders have indemnified CSFB for certain liabilities relating to SPS’s operations, including litigation and regulatory actions, and this indemnification obligation may potentially reduce the monthly proceeds that the Company receives post sale. The maximum indemnification obligation for SPS’s operations is $33.7 million. The Company’s portion of this obligation is 61.4% or $20.7 million. As of December 31, 2005, the Company had recorded a liability of $6.4 million with respect to this indemnification.

Funding Obligations – The Company has invested in certain limited partnerships with ownership interests greater than 3% but less than 50%. As of December 31, 2005, the Company had committed to fund, if called upon to do so, $6.1 million of additional equity in certain limited partnership investments.

Legal Proceedings –Various legal actions and regulatory reviews are currently pending that involve the Company and specific aspects of its conduct of business. In the opinion of management, the ultimate liability in one or more of these actions is not expected to have a material effect on the consolidated financial condition, results of operations or cash flows of the Company.

NOTE 15.	DIVIDENDS AND SHAREHOLDERS’ EQUITY

Common Stock – In November 2003 and in connection with the Company’s investment in FGIC, the Company issued 5.75 million shares of common stock and raised $219.7 million of gross proceeds in addition to 13.8 million equity units, disclosed in Note 10. Long-Term Debt and Line of Credit. Each equity unit consists of a senior note and a purchase contract. The purchase contract will obligate the holders to purchase, no later than November 15, 2006, shares of the Company’s common stock subject to anti-dilution adjustments. The number of shares of common stock which will be purchased depends upon the 20-trading day average closing price at the date of purchase adjusted by changes in the Company’s common stock dividend rate. As of December 31, 2005, the maximum and minimum settlement rates of the Company’s common stock that can be purchased were 0.6554 and 0.5286 shares per purchase contract, respectively. The settlement rate per unit changed in comparison to prior periods as a result of an increase in the Company’s common stock dividend rate in 2005 and 2004. The equity units contain a dividend protection provision whereby the settlement rate increases if the Company increases the common stock dividend rate relative to when the equity units were issued.

Dividends – PMI’s ability to pay dividends to The PMI Group is affected by state insurance laws, credit agreements, credit rating agencies and the discretion of insurance regulatory authorities. The laws of Arizona, PMI’s state of domicile for insurance regulatory purposes, provide that PMI may pay dividends out of any available surplus account, without prior approval of the Director of the Arizona Department of Insurance, during any 12-month period in an amount not to exceed the lesser of 10% of policyholders’ surplus as of the preceding year end or the prior calendar year’s net investment income. A dividend that exceeds the foregoing threshold is deemed an “extraordinary dividend” and requires the prior approval of the Director of the Arizona Department of Insurance.

Other states may also limit or restrict PMI’s ability to pay shareholder dividends. For example, California and New York prohibit mortgage insurers from declaring dividends except from the surplus of undivided profits over the aggregate of their paid-in capital, paid-in surplus and contingency reserves.

On April 26, 2005, the Director of the Arizona Department of Insurance approved PMI’s extraordinary dividend request of $300 million to be paid in two installments. PMI paid the first installment of $150 million on June 30, 2005 and paid the second installment of $150 million on December 30, 2005. In July of 2004, pursuant to approval from the Arizona Department of Insurance, PMI made a $150 million dividend payment to The PMI Group. In 2003, following approval from the Director of the Arizona Department of Insurance, PMI declared and paid an extraordinary dividend of $100 million to The PMI Group. In addition, Residential Guaranty Co., one of the Company’s Arizona domiciled insurance subsidiaries, paid dividends to The PMI Group in the amount of $9.5 million in 2005 and $8.4 million in 2004, which it was able to pay as an ordinary dividend without prior permission from the Arizona Department of Insurance. APTIC paid $13.0 million in dividends to The PMI Group in the first quarter of 2004 prior to the Company’s sale of APTIC. No dividends have been paid to PMI by our international subsidiaries in 2005, 2004 or 2003.

In August 2005, the Company’s Board of Directors approved a $0.03 per share annual dividend increase to $0.21 per share annually beginning in the third quarter of 2005 and the establishment of a dividend reinvestment plan.

In addition to its consolidated subsidiaries, The PMI Group may in the future derive funds from its unconsolidated equity investments, including its investment in FGIC. FGIC’s ability to pay dividends is subject to restrictions contained in applicable state insurance laws and regulations, FGIC Corporation’s certificate of incorporation, a stockholders’ agreement between The PMI Group and other investors in FGIC, and FGIC Corporation’s 6.0% senior notes. Under New York insurance law, FGIC may pay dividends out of statutory earned surplus, provided that statutory surplus after any dividend may not be less than the minimum required paid-in capital and provided that together with all dividends declared or distributed by FGIC during the preceding 12 months, the dividends do not exceed the lesser of (i) 10% of policyholders’ surplus as of its last statement filed with the New York superintendent or (ii) adjusted net investment income during this period.

Preferred Stock – The PMI Group’s certificate of incorporation authorizes the Board of Directors to issue up to 5,000,000 shares of preferred stock of The PMI Group in classes or series and to set the designations, preferences, qualifications, limitations or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or exchange into any other class or series of the shares, voting rights and other terms. The Company may issue, without the approval of the holders of common shares, preferred stock that has voting, dividend or liquidation rights superior to the common stock, which may adversely affect the rights of holders of common stock.

Pursuant to the support agreement described in Note 21. Capital Support Agreements, the Company has agreed that, in the event that Allstate, the Company’s former parent, makes a payment contemplated by the Allstate Support Agreements or the runoff support agreement, Allstate will have the right to receive preferred stock of The PMI Group or PMI with a liquidation preference equal to the amount of such payment. Such preferred stock will rank senior in right of payment to the issuer’s common stock and, so long as such preferred stock is outstanding, the issuer thereof will be prohibited from paying any dividends or making any other distributions on its common stock.

NOTE 16.	BENEFIT PLANS

Effective January 1, 2003, all full-time and part-time employees of the Company are eligible to participate in The PMI Group, Inc. Retirement Plan (the “Plan”), a noncontributory defined benefit plan. The Plan generally has been funded by the Company to the fullest extent permitted by federal income tax rules and regulations. In addition, certain employees whose annual earnings exceed $210,000 under Internal Revenue Code (“IRC”) Section 401(a)(17) and limits established under IRC Section 415, participate in The PMI Group, Inc. Supplemental Employee Retirement Plan (“The SERP Plan”), a noncontributory defined benefit plan. Benefits under both pension plans are based upon the employees’ length of service, average annual compensation and estimated social security retirement benefits.

The Company provides certain health care and life insurance benefits for retired employees under another post-employment benefit plan (the “OPEB Plan”). Generally, qualified employees may become eligible for these benefits if they retire in accordance with the Company’s established retirement policy and are continuously insured under the Company’s group plans or other approved plans for ten or more years prior to retirement. The Company contributes a fixed dollar subsidy towards the cost of coverage. Retirees are expected to pay all amounts in excess of the Company’s fixed dollar subsidy. The Company assessed the impact on liabilities due to the Medical Prescription Drug, Improvement and Modernization Act of 2003 and determined that it is not material to the Company’s liability under these benefit plans.

The following table presents certain information with respect to the Company’s benefit plans as of and for the years ended:

	Pension Benefits			Other Post-Employment Benefits
	2005	2004	2003	2005	2004	2003
	(Dollars in thousands, except percentages)
Change in benefit obligation
Benefit obligation at January 1	$78,508	$75,639	$68,021	$8,938	$7,799	$9,065
Service cost	9,456	9,137	9,694	617	1,471	1,535
Interest cost	4,950	4,796	5,144	507	1,121	966
Plan amendments	—	—	1,283	—	—	(9,049)
Actuarial loss (gain)	5,169	5,026	(1,168)	13	(1,251)	5,407
Benefits paid	(3,978)	(13,634)	(7,335)	(200)	(202)	(125)
Effect of settlement/curtailment	—	(2,456)	—	—	—	—

Benefit obligation at December 31	$94,105	$78,508	$75,639	$9,875	$8,938	$7,799

Assumptions to determine benefit obligation
Discount rate	5.75%	5.75%	6.25%	5.65%	5.75%	6.25%
Rate of compensation increase	5.00%	5.00%	5.00%	N/A	N/A	N/A

Change in plan assets
Fair value of plan assets at January 1	$60,279	$51,977	$38,661	$—	$—	$—
Actual return on plan assets	4,029	5,968	8,067	—	—	—
Company contribution	4,574	15,968	12,584	200	202	125
Benefits paid	(3,978)	(13,634)	(7,335)	(200)	(202)	(125)

Fair value of plan assets at December 31	$64,904	$60,279	$51,977	$—	$—	$—

Funded status
Under funded status of plan at December 31	$(29,201)	$(18,229)	$(23,662)	$(9,875)	$(7,711)	$(7,799)
Unrecognized actuarial gain	20,239	15,042	16,682	6,212	3,067	5,893
Unrecognized prior service cost	(189)	(210)	1,179	(10,105)	(8,733)	(8,883)

Accrued and recognized benefit cost	$(9,151)	$(3,397)	$(5,801)	$(13,768)	$(13,377)	$(10,789)

Recognized amounts
Prepaid benefit cost	$4,613	$8,833		$—	$—
Accrued benefit liability	(13,764)	(12,230)		(13,768)	(13,377)

Net amount recognized (end of year)	$(9,151)	$(3,397)		$(13,768)	$(13,377)

Components of net periodic benefit cost
Service cost	$9,456	$9,137	$9,694	$617	$1,471	$1,535
Interest cost	4,950	4,796	5,144	507	1,121	966
Expected return on assets	(4,725)	(4,347)	(3,190)	—	—	—
Prior service cost amortization	(21)	10	103	(838)	(198)	20
Actuarial loss recognized	666	889	1,372	305	348	192
Additional cost	—	3,080	72	—	48	—

Net periodic benefit cost	$10,326	$13,565	$13,195	$591	$2,790	$2,713

Projected benefit obligation in excess of plan assets
Projected benefit obligation	$94,105	$78,508	$75,639	N/A	N/A	N/A
Accumulated benefit obligation	$65,085	$53,664	$43,549	N/A	N/A	N/A
Fair value of plan assets	$64,904	$60,279	$51,977	N/A	N/A	N/A

	Pension Benefits			Other Post-Employment Benefits
	2005	2004	2003	2005	2004	2003
	(Dollars in thousands, except percentages)

Information for pension plans with an accumulated benefit obligation in excess of plan assets (1)
Projected benefit obligation	$13,151	$9,881	$8,532	N/A	N/A	N/A
Accumulated benefit obligation	$10,597	$9,214	$3,729	N/A	N/A	N/A
Fair value of plan assets	—	—	—	N/A	N/A	N/A

Assumptions to determine net periodic benefit cost
Discount rate	5.75%	6.25%	6.75%	5.75%	6.25%	6.75%
Expected return on plan assets	8.00%	8.00%	8.50%	N/A	N/A	N/A
Rate of compensation increase	5.00%	5.00%	5.50%	N/A	N/A	N/A
Health care cost trend on covered charges	N/A	N/A	N/A	10.00%	9.00%	11.00%

Expected benefit payments
2006	$17,191			$219
2007	$3,894			$257
2008	$5,528			$299
2009	$5,632			$319
2010	$6,722			$395
2011-2015	$65,686			$3,264

(1) Refers to The PMI Group’s SERP Plan which does not have plan assets

The Company’s accumulated benefit obligation for its pension plans at December 31, 2005 was $54.5 million and $10.6 million, the combination of which equals the $65.1 million accumulated benefit obligation. As of December 31, 2005, the combined fair value of plan assets approximates our combined accumulated benefit obligation. The health care cost trend on covered charges for other postretirement benefits was 10% in 2005, which will be reduced by 1% per year to 5% in 2010. In 2005, the Company contributed $4.4 million to its qualified pension plan, approximating the maximum annual deductible under IRS rules, which was $4.5 million for 2005. Benefits paid during 2004 increased primarily as a result of lump sum distributions to former APTIC employees. During 2004, the Company exceeded certain threshold tests related to these lump sum distributions due primarily to the sale of APTIC, and as such, a $1.7 million increase was recorded to the Company’s benefit obligations. This occurrence triggered settlement accounting under SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, which requires immediate recognition in current reported consolidated net income of the delayed recognition in net periodic pension cost of certain elements arising from adoption or modification of a pension plan; namely projected benefit obligation gains and losses, plan asset gains and losses, transition amounts, and costs of retroactive plan amendments. This charge was recorded as an offset to the Company’s net gain on sale of APTIC in accordance with SFAS No. 144. Additional Cost in Components of Net Periodic Benefit Cost in the above table includes this charge and a $1.4 million curtailment charge recorded in the first quarter of 2004 also relating to the sale of APTIC.

	Target Allocation	Percentage of Plan Assets at December 31,
		2005	2004
Asset allocation:
U.S. stocks	40% - 60%	49%	50%
International stocks	0% - 30%	15%	14%
U.S. fixed income securities	20% - 50%	35%	35%
U.S. cash and cash equivalents	0% - 10%	1%	1%

Total		100%	100%

The primary objective of the Plan is to provide retirement income for Plan participants and their beneficiaries in accordance with the terms of the Plan. As such, the key objective in the Plan’s financial management is to promote stability and, to the extent appropriate, growth in funded status. A secondary financial objective is to reduce reliance on contributions as a source of benefit payments. As such, Plan assets are invested to maximize the Plan’s funded ratios over the long-term while managing the downside risk. The strategic asset allocation ranges represent a long-term perspective. Rapid unanticipated market shifts or changes in economic conditions may cause the asset mix to fall outside the policy range. These divergences should be of a relatively short-term nature, unless the circumstances warrant a longer term divergence from the permissible ranges. The Company evaluates and rebalances asset allocations as appropriate and reviews the Plan to make sure that the Plan remains properly funded to protect the benefit security of the participants. The Company makes contributions that are sufficient to fully fund its actuarially determined costs, generally exceeding the minimum amounts required by the Employee Retirement Income Security Act. The Company expects to contribute between $8 million and $12 million to the Plan in 2006.

Sensitivity of Retiree Welfare Results – Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

	One Percentage Point Increase	One Percentage Point Decrease
	(Dollars in thousands)
Effect on total of service and interest cost components	$8	$(10)
Effect on accumulated post-retirement benefit obligation	$79	$(89)

Savings and Profit Sharing Plans – All U.S. full-time, part-time and certain temporary employees of the Company are eligible to participate in The PMI Group, Inc. Savings and Profit-Sharing Plan (“401(k) Plan”). Eligible employees who participate in the 401(k) Plan may receive, within certain limits, matching Company contributions. The Company contributions recognized as expense were $3.2 million for 2005, $2.4 million for 2004 and $3.1 million for 2003. Contract underwriters are covered under The PMI Group, Inc. Alternate 401(k) Plan, under which there are no matching Company contributions. In addition to the 401(k) Plan, the Company has an officers’ deferred compensation plan available to certain employees. The obligation related to the deferred compensation plan was $19.2 million and $14.0 million as of December 31, 2005 and 2004, respectively, and is included in other liabilities and accrued expenses.

NOTE 17.	INCENTIVE PLANS

Equity Incentive Plan – The PMI Group, Inc. Equity Incentive Plan provides for awards of both non-qualified stock options and incentive stock options, stock appreciation rights, restricted stock subject to forfeiture and restrictions on transfer, and performance awards entitling the recipient to receive cash or common shares in the future following the attainment of performance goals determined by the Board of Directors. As amended and restated in 2004 under the Equity Incentive Plan, non-employee directors receive quarterly, non-discretionary grants of stock units with an initial value of $21,250. The number of units granted depends on the fair market value of the Company’s common shares on the grant date but each stock unit has an initial value equal to the fair market value of one common share on the grant date. Non-employee director grants of stock units vest on the earlier of the fifth anniversary of the applicable grant date or upon termination of board service. Generally, options are granted with an exercise price equal to the market value on the date of grant, expire ten years from the grant date and have a three-year vesting period.

The following is a summary of the stock option activity in the Equity Incentive Plan for the years ended:

	2005		2004		2003
	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price
Outstanding at beginning of year	5,851,792	$30.33	5,871,981	$26.36	5,267,379	$25.00
Granted	1,321,316	$38.21	1,389,271	$39.70	1,322,006	$28.47
Exercised	(839,000)	$26.46	(1,236,800)	$21.96	(648,791)	$19.16
Forfeited	(44,167)	$35.48	(172,660)	$34.62	(68,613)	$30.87

Outstanding at end of year	6,289,941	$32.40	5,851,792	$30.33	5,871,981	$26.36

Exercisable at year end	5,959,913	$32.61	3,677,572	$27.16	3,706,576	$24.02

Weighted-average fair value of options granted		$13.94		$14.86		$12.09

Reserved for future grants	5,879,431	—	7,394,374	—	6,713,604	—

The weighted-average remaining contractual life of options outstanding as of December 31, 2005 was 6.1 years, and the range of exercise price on those options was $13.19 to $43.96.

Employee Stock Purchase Plan – The PMI Group, Inc. Employee Stock Purchase Plan (“ESPP”) allows eligible employees to purchase shares of the Company’s stock at a 15% discount to fair market value as determined by the plan. The ESPP offers participants the 15% discount to current fair market value or fair market value with a look-back provision of the lesser of the duration an employee has participated in the ESPP or two years. Under the ESPP, the Company issued 139,884 treasury shares in 2005, 96,021 treasury shares in 2004 and 70,493 treasury shares in 2003. The Company applies APB No. 25 in accounting for the ESPP. The Company’s adoption of SFAS No. 123(R) in the first quarter of 2006 will require expense recognition of the amount of the discount to current fair value of ESPP shares purchased by employees. The Company does not expect the effect of the adoption to be material to its consolidated results of operations.

NOTE 18.	DISCONTINUED OPERATIONS

In October 2003, the Company announced that it had reached a definitive agreement to sell APTIC for $115.1 million in cash. In accordance with SFAS No. 144, the results of operations for APTIC were classified as discontinued operations for the fourth quarter of 2003 with prior periods adjusted for comparability. The Company recognized an after-tax gain of $30.1 million upon completion of the sale of APTIC on March 19, 2004. In December 2004, the Company reduced its gain on sale of APTIC by $1.1 million after tax related to the true-up of the Company’s pension liability due to settlement accounting triggered by the sale of APTIC as previously discussed in Note 16. Benefit Plans.

The results of operations of APTIC for the years ended December 31 are as follows:

	2004	2003
	(Dollars in thousands)
Total revenues	$54,456	$304,231
Losses and loss adjustment expenses	2,683	19,943
Other underwriting and operating expenses	46,017	257,395

Income before income taxes from discontinued operations	5,756	26,893
Income taxes	1,958	7,186

Income from discontinued operations	3,798	19,707
Gain on sale of discontinued operations, net of income taxes of $16,536	29,003	—

Total income from discontinued operations	$32,801	$19,707

NOTE 19.	BUSINESS SEGMENTS

Transactions between segments are not deemed significant. The following tables present information for reported segment income or loss and segment assets as of and for the periods indicated:

	Year Ended December 31, 2005
	U.S. Mortgage Insurance Operations	International Operations	Financial Guaranty	Other	Consolidated Total
	(Dollars in thousands)
Revenues:
Premiums earned	$665,190	$152,336	$—	$76	$817,602
Net investment income	104,339	57,155	—	17,969	179,463
Equity in earnings (losses) from unconsolidated Subsidiaries	18,811	—	79,752	(678)	97,885
Net realized investment gains and other income	4,562	2,900	—	15,371	22,833

Total revenues	792,902	212,391	79,752	32,738	1,117,783

Losses and expenses:
Losses and loss adjustment expenses	253,440	4,339	—	—	257,779
Amortization of deferred policy acquisition costs	59,647	14,740	—	—	74,387
Other underwriting and operating expenses	103,149	41,855	—	68,645	213,649
Interest expense	6	8	—	31,123	31,137

Total losses and expenses	416,242	60,942	—	99,768	576,952

Income (loss) before income taxes	376,660	151,449	79,752	(67,030)	540,831
Income tax (benefit) from continuing operations	101,221	45,996	7,553	(23,108)	131,662

Net income (loss)	$275,439	$105,453	$72,199	$(43,922)	$409,169

Total assets	$2,521,475	$1,162,387	$836,752	$733,522	$5,254,136

	Year Ended December 31, 2004
	U.S. Mortgage Insurance Operations	International Operations	Financial Guaranty	Other	Consolidated Total
	(Dollars in thousands)
Revenues:
Premiums earned	$634,004	$136,321	$—	$74	$770,399
Net investment income	102,230	47,091	—	19,288	168,609
Equity in earnings from unconsolidated subsidiaries	15,280	—	67,844	430	83,554
Realized capital loss on equity investment held for sale	—	—	—	(20,420)	(20,420)
Net realized investment gains and other income	2,629	7,937	—	25,528	36,094

Total revenues	754,143	191,349	67,844	24,900	1,038,236

Losses and expenses:
Losses and loss adjustment expenses	233,157	4,125	—	—	237,282
Amortization of deferred policy acquisition costs	72,129	13,087	—	—	85,216
Other underwriting and operating expenses	101,387	31,388	—	71,920	204,695
Litigation settlement refund	(2,574)	—	—	—	(2,574)
Interest expense	62	73	—	34,491	34,626

Total losses and expenses	404,161	48,673	—	106,411	559,245

Income (loss) from continuing operations before income taxes	349,982	142,676	67,844	(81,511)	478,991
Income tax (benefit) from continuing operations	95,467	42,761	7,142	(32,911)	112,459

Income (loss) from continuing operations after income taxes	254,515	99,915	60,702	(48,600)	366,532

Income from discontinued operations before income taxes	—	—	—	5,756	5,756
Income taxes from discontinued operations	—	—	—	1,958	1,958

Income from discontinued operations after income taxes	—	—	—	3,798	3,798

Gain on sale of discontinued operations after income taxes of $16,536	—	—	—	29,003	29,003

Net income (loss)	$254,515	$99,915	$60,702	$(15,799)	$399,333

Total assets	$2,540,303	$1,114,198	$774,880	$716,586	$5,145,967

	Year Ended December 31, 2003
	U.S. Mortgage Insurance Operations	International Operations	Financial Guaranty	Other	Consolidated Total
	(Dollars in thousands)
Revenues:
Premiums earned	$592,814	$104,028	$—	$86	$696,928
Net investment income	103,083	31,314	—	15,382	149,779
Equity in earnings (losses) from unconsolidated Subsidiaries	13,575	—	6,587	(15,565)	4,597
Net realized investment gains and other income	1,825	398	—	38,194	40,417

Total revenues	711,297	135,740	6,587	38,097	891,721

Losses and expenses:
Losses and loss adjustment expenses	214,684	(5,596)	—	—	209,088
Amortization of deferred policy acquisition costs	78,877	10,450	—	—	89,327
Other underwriting and operating expenses	72,173	20,322	—	83,198	175,693
Interest expense and distribution on mandatory redeemable preferred securities	167	5	—	24,319	24,491

Total losses and expenses	365,901	25,181	—	107,517	498,599

Income (loss) from continuing operations before income taxes	345,396	110,559	6,587	(69,420)	393,122
Income tax (benefit) from continuing operations	99,903	31,912	1,645	(14,646)	118,814
Income (loss) from continuing operations after income taxes	245,493	78,647	4,942	(54,774)	274,308
Income from discontinued operations before income taxes	—	—	—	26,893	26,893
Income taxes from discontinued operations	—	—	—	7,186	7,186

Income from discontinued operations	—	—	—	19,707	19,707

Income (loss) before extraordinary item	245,493	78,647	4,942	(35,067)	294,015
Extraordinary gain on write off of negative goodwill, net of income taxes of $408	—	—	5,418	—	5,418

Net income (loss)	$245,493	$78,647	$10,360	$(35,067)	$299,433

Total assets	$2,467,732	$905,805	$700,828	$719,924	$4,794,289

NOTE 20.	STATUTORY ACCOUNTING

The Company’s domestic insurance subsidiaries prepare statutory-basis financial statements in accordance with the accounting practices prescribed or permitted by their respective state’s department of insurance, which is a comprehensive basis of accounting other than GAAP.

PMI’s statutory net income, statutory surplus and contingency reserve liability as of and for the years ended as follows:

	2005	2004	2003
	(Dollars in thousands)
Statutory net income	$291,862	$249,136	$293,532
Statutory surplus	$619,149	$747,022	$608,782
Contingency reserve liability	$2,589,290	$2,401,452	$2,217,484

Under the insurance laws of the State of Arizona and several other states, mortgage insurers are required to establish a special contingency reserve included in total liabilities, with annual additions equal to 50% of premiums earned for that year. During 2005, PMI contributed $337.9 million to the reserve. This reserve is required to be maintained for a period of 120 months to protect against the effects of adverse economic cycles. After 120 months, the reserve is released to unassigned funds. During 2005, $150.1 million was released to unassigned funds. In the event an insurer’s loss ratio in any calendar year exceeds 35%, however, the insurer may withdraw from its contingency reserves an amount equal to the excess portion of such losses.

NOTE 21.	CAPITAL SUPPORT AGREEMENTS

PMI’s financial strength ratings from certain rating agencies have been based on various capital support commitments from Allstate (“Allstate Support Agreements”). On October 27, 1994, the Allstate Support Agreements were terminated with respect to policies issued after October 27, 1994, but continue in modified form (as so modified, the “Runoff Support Agreement”) for policies written prior to such termination. Under the terms of the Runoff Support Agreement, Allstate may, at its option, either directly pay or cause to be paid, claims relating to policies written during the terms of the respective Allstate Support Agreements if PMI fails to pay such claims or, in lieu thereof, make contributions directly to PMI or The PMI Group. In the event any amounts are paid or contributed, which possibility management believes is remote, Allstate would receive subordinated debt or preferred stock of PMI or The PMI Group in return. No payment obligations have arisen under the Runoff Support Agreement. The Runoff Support Agreement provides PMI with additional capital support for rating agency purposes.

The Runoff Support Agreement contains certain covenants, including covenants that (i) PMI will write no new business after its risk-to-capital ratio equals or exceeds 23 to 1; (ii) PMI will pay no dividends if, after the payment of any such dividend, PMI’s risk-to-capital ratio would equal or exceed 23 to 1; and (iii) on the date that any of the following events occur: (a) PMI’s risk-to-capital ratio exceeds 24.5 to 1, (b) Allstate shall have paid any claims relating to PMI policies directly to a policyholder or by paying an amount equal to such claims to PMI, or to The PMI Group for contribution to PMI, pursuant to the Runoff Support Agreement, or (c) any regulatory order is issued restricting or prohibiting PMI from making full or timely payments under policies, PMI will transfer substantially all of its assets in excess of $50.0 million to a trust account established for the payment of claims. As of December 31, 2005, less than $0.2 billion of risk in force was subject to the Runoff Support Agreement.

In 2001, PMI executed a capital support agreement whereby it agreed to contribute funds, under specified conditions, to maintain CMG’s risk-to-capital at or below 18.0 to 1. PMI’s obligation under the agreement is limited to an aggregate amount of $37.7 million, exclusive of capital contributions made prior to April 10, 2001.

PMI has entered into capital support agreements with its Australian and European subsidiaries that could require PMI to make additional capital contributions to those subsidiaries in order to maintain their credit ratings. With respect to the Australian and European subsidiaries, the Company guarantees the performance of PMI’s capital support agreements.

As of December 31, 2005, the Company was in compliance with all covenants included in its capital support agreements.

NOTE 22.	CONDENSED FINANCIAL STATEMENTS OF SIGNIFICANT UNCONSOLIDATED SUBSIDIARIES

The following condensed financial statement information represents the Company’s proportionate share and has been presented on a combined basis for all equity investees and unconsolidated majority owned subsidiaries accounted for under the equity method as of and for the years ended:

	Equity Investees		Unconsolidated Majority Owned Subsidiaries
	As of December 31,		As of December 31,
	2005	2004	2005	2004
	(Dollars in thousands)
Condensed Combined Balance Sheets
Assets:
Cash and cash equivalents	$24,343	$38,895	$—	$19,763
Investments	1,775,960	1,620,858	51,593	51,593
Accrued investment income	20,771	18,078	—	—
Deferred policy acquisition costs	46,801	31,763	—	—
Servicing assets	—	—	—	39,896
Accounts receivable and other assets	64,086	73,419	1,786	209,872

Total assets	$1,931,961	$1,783,013	$53,379	$321,124

Liabilities:
Reserves for losses and loss adjustment expenses	$32,161	$25,308	$—	$—
Unearned premiums	558,791	482,443	—	—
Notes payable	197,387	197,573	48,500	184,767
Accounts payable and other liabilities	46,690	61,524	1,786	30,202

Total liabilities	835,029	766,848	50,286	214,969
Shareholders’ equity	1,096,933	1,016,165	3,093	106,155

Total liabilities and shareholders’ equity	$1,931,961	$1,783,013	$53,379	$321,124

	Year Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(Dollars in thousands)
Condensed Combined Statements of Operations
Gross revenues	$196,846	$163,693	$59,774	$107,024
Total expenses	59,922	47,432	63,102	106,065

Income (loss) before income taxes	136,924	116,261	(3,328)	959
Income tax expense (benefit)	31,777	26,243	(1,580)	546

Net income (loss)	105,147	90,018	(1,748)	413
Preferred stock dividend	7,262	6,877	—	—

Net income available (loss attributable) to Common shareholders	$97,885	$83,141	$(1,748)	$413

The unconsolidated majority owned subsidiaries includes the Company’s equity investment in PMI Capital I. As of December 31, 2005, included in the Company’s retained earnings were $204.8 million of undistributed equity in earnings from existing equity investees with ownership interest of 50% or less.

NOTE 23.	QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

A summary of selected quarterly results follows:

2005	First	Second	Third	Fourth	Year
	(Dollars in thousands, expect per share data)
Continuing operations:
Revenues	$274,825	$288,191	$271,609	$283,158	$1,117,783
Net income	$101,158	$104,585	$95,711	$107,715	$409,169
Basic EPS	$1.08	$1.13	$1.05	$1.21	$4.46
Diluted EPS	$1.00	$1.04	$0.97	$1.11	$4.10
Total operations:
Net income	$101,158	$104,585	$95,711	$107,715	$409,169
Basic EPS	$1.08	$1.13	$1.05	$1.21	$4.46
Diluted EPS	$1.00	$1.04	$0.97	$1.11	$4.10

2004	First	Second	Third	Fourth	Year
	(Dollars in thousands, expect per share data)
Continuing operations:
Revenues	$254,567	$264,736	$266,171	$252,762	$1,038,236
Net income	$85,563	$96,675	$102,643	$81,651	$366,532
Basic EPS	$0.90	$1.01	$1.07	$0.86	$3.84
Diluted EPS	$0.83	$0.93	$0.99	$0.80	$3.55
Discontinued operations:
Income before tax	$5,756	$—	$—	$—	$5,756
Net income	$3,798	$—	$—	$—	$3,798
Basic EPS	$0.04	$—	$—	$—	$0.04
Diluted EPS	$0.04	$—	$—	$—	$0.04
Gain on sale of discontinued operations:
Gain (loss) on sale of APTIC	$30,108	$—	$—	$(1,105)	$29,003
Basic EPS	$0.31	$—	$—	$(0.01)	$0.30
Diluted EPS	$0.29	$—	$—	$(0.01)	$0.28
Total operations:
Net income	$119,469	$96,675	$102,643	$80,546	$399,333
Basic EPS	$1.25	$1.01	$1.07	$0.85	$4.18
Diluted EPS	$1.16	$0.93	$0.99	$0.79	$3.87

(1) Due to the use of weighted average shares outstanding when calculating earnings per share, the sum of the quarterly per share data may not equal the per share data for the year.

EITF No. 04-8 requires the dilutive effect of CoCo’s be included in dilutive earnings per share regardless of whether the triggering contingency based on the market price of the issuer’s shares has been satisfied. This change in accounting principle was applied on a retroactive basis for all periods presented. Therefore, the Company restated all prior period dilutive earnings per share.

The PMI Group, Inc.

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

PREFERRED STOCK

COMMON STOCK

DEPOSITARY SHARES

WARRANTS

STOCK PURCHASE CONTRACTS

UNITS

The PMI Group, Inc. from time to time may offer to sell senior or subordinated debt securities, shares of preferred stock, either separately or represented by depositary shares, shares of common stock, warrants and stock purchase contracts, as well as units that include any of these securities or securities of other entities. The debt securities, preferred stock, warrants and stock purchase contracts may be convertible into or exercisable or exchangeable for shares of common or preferred stock or other securities of The PMI Group, Inc. or debt or equity securities of one or more other entities. The PMI Group, Inc.’s common stock is listed on the New York Stock Exchange and the Pacific Exchange and trades under the ticker symbol “PMI”.

The PMI Group, Inc. may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is dated August 8, 2006.

Limitations on Ownership of our Voting Securities

The PMI Group, Inc. owns, or is affiliated with, insurance companies domiciled in Arizona, New York and Wisconsin. Under Arizona and Wisconsin law, no person may acquire control of The PMI Group, Inc. and thereby acquire indirect control of its insurance subsidiaries or affiliated companies unless applicable regulatory requirements, which may include the requirement to file applications with, or obtain approvals from, the relevant insurance departments, are satisfied. With respect to Arizona, the ownership of 10% or more of voting securities is presumed to confer control unless a disclaimer of control is filed with the appropriate insurance department and is not disallowed. The applicable provisions of Arizona law define voting securities to include securities convertible into or otherwise representing the right to acquire securities with the right to vote. Under Wisconsin law, ownership of more than 10% of voting securities raises a rebuttable presumption of control. Pursuant to Wisconsin law, voting securities include securities convertible into or evidencing the right to acquire securities with the right to vote. Under New York law, no person may acquire control of The PMI Group, Inc. and thereby acquire indirect control of Financial Guaranty Insurance Company, an insurance company domiciled in New York that The PMI Group, Inc. is affiliated with, unless applicable regulatory requirements, which may include the requirement to file an application with and obtain approval from, the New York superintendent of insurance, are satisfied. For this purpose, the ownership of 10% or more of The PMI Group, Inc.’s voting securities is presumed to confer control unless the New York superintendent determines, upon application, that control does not exist. Under New York law, voting securities include securities convertible into or otherwise representing the right to acquire securities with the right to vote. For purposes of these state statutes and regulations, direct or indirect ownership of those insurance subsidiaries or affiliated companies by entities under common control may be aggregated. Accordingly, any investor that may through its ownership, and the ownership of affiliates or other third parties whose holdings are required to be aggregated with those of such investor, of common stock, The PMI Group, Inc.’s existing 2.5% convertible notes and equity units and/or other securities that are considered to be voting securities be deemed to own 10% of The PMI Group, Inc.’s common stock, should consult with its legal advisors to ensure that it complies with applicable requirements of Arizona, New York and Wisconsin law.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration statement. Under this shelf registration statement, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

We may use this prospectus to offer from time to time:

•	senior debt securities;

•	subordinated debt securities;

•	shares of common stock;

•	shares of preferred stock, either directly or represented by depositary shares;

•	warrants;

•	stock purchase contracts; and

•	units, comprised of one or more debt securities, shares of common stock, shares of preferred stock, depositary shares, warrants and stock purchase contracts, in any combination.

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and the prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where such an offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “The PMI Group”, “we”, “us”, “our”, or similar references mean The PMI Group, Inc. together with its subsidiaries.

RISK FACTORS

Investing in the securities that may be offered by this prospectus involves certain risks. You are urged to read and consider the risk factors relating to an investment in the securities described in the Annual Report on Form 10-K of The PMI Group, Inc., for the year ended December 31, 2005, filed with the SEC on March 14, 2006 and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing The PMI Group, Inc. The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

1

FORWARD-LOOKING INFORMATION

Certain statements made by us in this prospectus, any prospectus supplement and other documents filed with the SEC that are not historical facts, or are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “estimates” or similar expressions, or that relate to future plans, events or performances are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

When a forward-looking statement includes an underlying assumption, we caution that, while we believe the assumption to be reasonable and make it in good faith, assumed facts almost always vary from actual results, and the difference between assumed facts and actual results can be material. Where, in any forward-looking statement, we express an expectation or belief as to future results, there can be no assurance that the expectation or belief will result. Information regarding important factors that could cause actual results to differ, perhaps materially, from those in any forward-looking statements is contained from time to time in our periodic filings with the SEC, including under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cautionary Statement” in our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, which is incorporated into this prospectus by reference. See “Where You Can Find More Information” for information about how to obtain a copy of our Annual Report on Form 10-K and our other periodic filings with the SEC. Forward-looking statements also involve a number of risks and uncertainties, including, but not limited to, the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, which is incorporated into this prospectus by reference. All of our forward-looking statements are qualified by and should be read in conjunction with those disclosures. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT THE PMI GROUP, INC.

The PMI Group is an international provider of credit enhancement products that promote homeownership and facilitate mortgage transactions in the capital markets. Our business includes:

•	U.S. Mortgage Insurance Operations. We offer mortgage insurance products in the United States that enable borrowers to buy homes with low down-payment mortgages. Our primary operating subsidiary, PMI Mortgage Insurance Co., including its affiliated U.S. mortgage insurance and reinsurance companies, collectively referred to as PMI, is a leading U.S. residential mortgage insurer. PMI owns 50% of CMG Mortgage Insurance Company, which offers mortgage insurance for loans originated by credit unions. PMI’s insurer financial strength is currently rated “AA” by Standard & Poor’s, or S&P, “AA+” by Fitch Ratings, or Fitch, and “Aa2” by Moody’s Investors Service, or Moody’s.

•	International Operations. We offer mortgage insurance and other credit enhancement products in Australia, New Zealand, Europe and Hong Kong. Through our Australian subsidiaries, we are one of the leading providers of mortgage insurance in Australia and New Zealand. Our European subsidiary, headquartered in Dublin, Ireland, offers mortgage insurance and mortgage credit enhancement products throughout Europe. We also reinsure residential mortgage insurance in Hong Kong. Our main Australian and European subsidiaries are both rated “AA” by S&P and Fitch. These Australian and European subsidiaries are also rated “Aa2” and “Aa3,” respectively, by Moody’s.

•	Financial Guaranty. We are the lead investor in FGIC Corporation, whose subsidiary, Financial Guaranty Insurance Company (collectively, “FGIC”), provides financial guaranty insurance for public finance, structured finance and international obligations. FGIC is rated “AAA” by S&P and Fitch, and “Aaa” by Moody’s. We also have a significant interest in RAM Reinsurance Company, Ltd., or RAM Re, a “AAA” rated financial guaranty reinsurance company based in Bermuda.

2

We were incorporated under the laws of Delaware in 1972, our principal executive offices are located at 3003 Oak Road, Walnut Creek, California 94597-2098, and our telephone number is (925) 658-7878.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth The PMI Group’s consolidated ratio of earnings to fixed charges for each of the periods indicated.

For purposes of the ratio of earnings to fixed charges, “earnings” represent income from continuing operations before income taxes plus fixed charges. Income does not include equity earnings in unconsolidated subsidiaries less than 50% owned. “Fixed charges” represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense plus distributions on redeemable capital securities. As of the date of this prospectus, we have no preferred stock outstanding.

	Year Ended December 31,					Six Months Ended June 30,
	2005	2004	2003	2002	2001	2006	2005
Ratio of Earnings to Fixed Charges (unaudited)	10.45x	8.99x	9.85x	15.22x	16.22x	14.93x	9.59x

USE OF PROCEEDS

Except as we may specifically state in any prospectus supplement, we intend to use the net proceeds from the sale of the securities that may be offered by this prospectus and the related prospectus supplement for general corporate purposes, which may include funding the repayment at maturity or the redemption of outstanding securities.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We are required to file annual, quarterly and current reports, proxy statements, any amendments to those reports and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of The PMI Group, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

Incorporation of Certain Information by Reference

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this

3

prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;

•	Our Current Reports on Form 8-K and 8-K/A dated February 7, 2006, February 15, 2006, February 22, 2006, May 18, 2006, June 12, 2006, July 3, 2006, July 18, 2006, July 21, 2006 and August 3, 2006;

•	The description of our Common Stock, filed in our Form 8-A dated April 5, 1995, and any amendment or report for the purpose of updating such description;

•	The description of our Senior A Junior Participating Preferred Stock Purchase Rights (currently traded with our common stock), filed in our Form 8-A dated February 2, 1998, and any amendment or report for the purpose of updating such description; and

•	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from our Vice President, Investor and Public Relations, 3003 Oak Road, Walnut Creek, California 94597, telephone (925) 658-7878.

VALIDITY OF THE SECURITIES

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for The PMI Group, Inc. by Sullivan & Cromwell LLP, Palo Alto, California, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of The PMI Group, Inc. (the Company) appearing in The PMI Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005, as amended, (including schedules appearing therein), and The PMI Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, and the financial statements of PMI Mortgage Insurance Ltd appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements, management’s assessment and the financial statements of PMI Mortgage Insurance Ltd are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

4

$400,000,000

The PMI Group, Inc.

$250,000,000      % Senior Notes due 2016

$150,000,000      % Senior Notes due 2036

Prospectus Supplement

September     ,  2006

Sole Book-Running Manager

Banc of America Securities LLC

Senior Co-Managers

Lehman Brothers

Goldman, Sachs & Co.

Co-Managers

Citigroup

SunTrust Robinson Humphrey

Wachovia Securities